Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

People’s United Financial, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of condition of People’s United Financial, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 1, 2021 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments - Credit Losses.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for credit losses for loans evaluated on a collective basis

As discussed in Note 1 to the consolidated financial statements, the Company adopted ASU No. 2016-13, Financial Instruments - Credit Losses (ASC Topic 326) as of January 1, 2020. As discussed in Note 6 to the consolidated financial statements, the Company’s total allowance for credit losses as of December 31, 2020 was $425.1 million, of which $404.6 million related to the allowance for credit losses for loans evaluated on a collective basis (the collective ACL). The collective ACL includes the measure of expected credit losses on an aggregate basis through pooling loans that share similar risk characteristics. The Company estimates the collective ACL based upon a consideration of its historical portfolio loss experience, current economic conditions, and forecasts of future economic conditions that affect the collectability of the loan balances. The collective ACL on loans consists of both quantitative and qualitative loss components. The Company estimates the quantitative component by segmenting the loan portfolio into pools of loans with similar risk characteristics and projecting (i) probability-of-default, representing the likelihood that a loan will stop performing/default (PD), (ii) loss-given-default, representing the expected loss rate for loans in default (LGD) and (iii) exposure-at-default (EAD), representing the estimated outstanding principal balance of the loans upon default, adjusted for anticipated prepayments, for each month of a loan’s remaining contractual term. Expected credit losses for the quantitative component are calculated as the product of the PD, LGD and EAD. The Company utilizes a two-year reasonable and supportable forecast period followed by a one-year period over which estimated losses revert on a straight-line basis to average historical loss experience, determined over the historical observation period, for the remaining life of the loan. The measurement of the quantitative component is impacted by loan/borrower attributes, including loan risk ratings for certain loan portfolios, and certain macroeconomic variables derived from an externally-sourced forward-looking economic scenario. The qualitative component of the collective ACL represents adjustments to the quantitative reserves for idiosyncratic risk factors, changes in current economic conditions that may not be reflected in quantitatively-derived results, weightings to multiple economic scenarios based on an assessment of the economic outlook, and other relevant factors.

We identified the assessment of the collective ACL as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment of the collective ACL. Specifically, the assessment encompassed the evaluation of the collective ACL methodology, including the methods and models used to estimate (i) certain PD, LGD, and EAD models (the models) and their significant assumptions, including portfolio segmentation, the externally-sourced forward-looking economic scenarios, the reasonable and supportable forecast period, reversion period and method, the historical observation period, and loan risk ratings for certain loan portfolios, and (ii) the qualitative factors and their significant assumptions. The assessment of the collective ACL also included an evaluation of the conceptual soundness and performance of the models. In addition, auditor judgment was required to evaluate the sufficiency of audit evidence obtained.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s measurement of the collective ACL estimate, including controls over the:

•development of the collective ACL methodology

•development of the models

•identification and determination of the significant assumptions used in the models

•development of qualitative factor adjustments

•performance monitoring of the models

•periodic testing of loan risk ratings for loans

•analysis of the collective ACL results, trends, and ratios.

We evaluated the Company’s process to develop the collective ACL estimate by testing certain sources of data, factors, and assumptions that the Company used, and considered the relevance and reliability of such data, factors, and assumptions. In addition, we involved credit risk professionals with specialized skills and knowledge, who assisted in:

•evaluating the Company’s collective ACL methodology for compliance with U.S. generally accepted accounting principles

•evaluating judgments made by the Company relative to the development and performance testing of the models by comparing them to relevant Company specific metrics and trends and applicable industry and regulatory practices

•testing the conceptual soundness and performance of the models by inspecting the model documentation to determine whether the models are suitable for their intended use

•evaluating the methodology used to develop the externally-sourced forward-looking economic scenarios and underlying assumptions by comparing it to the Company’s business environment and relevant industry practices

•evaluating the length of the historical loss observation period, reasonable and supportable forecast period, and reversion to average historical loss experience by comparing to specific portfolio risk characteristics and trends

•determining whether the loan portfolio is segmented by similar risk characteristics by comparing to the Company’s business environment and relevant industry practices

•testing individual loan risk ratings for a selection of loans by evaluating the financial performance of the borrower and underlying collateral

•evaluating the methodology used to develop the qualitative component including (i) determination of potential portfolio adjustments, metrics used to determine such adjustments through assessing the effect of those factors on the collective ACL compared with credit risk factors and consistency with credit trends and (ii) evaluating judgments made by the Company relative to the assigned weightings to each economic scenario.

We also assessed the sufficiency of the audit evidence obtained related to the collective ACL estimate by evaluating the cumulative results of the audit procedures, qualitative aspects of the Company’s accounting practices and potential bias in the accounting estimate.

Assessment of goodwill impairment in the Commercial Banking and Retail Banking reporting units

As discussed in Notes 1 and 8 to the consolidated financial statements, the carrying value of the Company’s goodwill balance as of December 31, 2020 was $2,680.8 million, of which $1,966.1 million and $657.9 million relate to the Commercial Banking and Retail Banking reporting units, respectively. The Company performs goodwill impairment testing as of the annual measurement date or more frequently if a triggering event indicates that impairment may have occurred. The impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. The Company estimates the fair value of its reporting units by applying a weighting of values determined using (i) the discounted cash flow method of the income approach and (ii) the guideline public company method of the market approach. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill is not deemed to be impaired. Should the carrying amount of the reporting unit exceed its estimated fair value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of goodwill.

We identified the evaluation of the goodwill impairment assessment of the Commercial Banking and Retail Banking reporting units as a critical audit matter. A high degree of complex auditor judgment, including specialized skills and knowledge, was involved in evaluating the overall fair value of the Commercial Banking and Retail Banking reporting units, including the estimation of the (i) discounted cash flow method of the income approach and its key assumptions, which include the growth rates, discount rates, and terminal values and (ii) guideline public company method of the market approach and its key assumptions, which include the selected trading multiples and control premiums used.

The following are the primary procedures we performed to address the critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls over the Company’s goodwill impairment assessment of the Commercial Banking and Retail Banking reporting units, including controls related to the development of the assumptions listed above. We involved valuation professionals with specialized skills and knowledge, who assisted in the following procedures over the Commercial Banking and Retail Banking reporting units:

•evaluating the Company’s fair value methodology for compliance with U.S. generally accepted accounting principles

•developing independent fair value estimates of the reporting units using independently developed growth rates, discount rates, terminal values, trading multiples, and control premiums, and comparing the results to the Company’s fair value estimates and carrying values of the reporting units

•reconciling the Company’s estimated fair value to its market capitalization as of the annual measurement date.

/s/ KPMG LLP

We have served as the Company’s auditor since 1986.

Stamford, Connecticut

March 1, 2021

People’s United Financial, Inc. and Subsidiaries

Consolidated Statements of Condition

As of December 31 (in millions)	2020	2019
Assets
Cash and due from banks	$477.3	$484.2
Short-term investments	3,766.0	316.8

Total cash and cash equivalents (note 3)	4,243.3	801.0

Securities (note 4):
Trading debt securities, at fair value	-	7.1
Equity securities, at fair value	5.3	8.2
Debt securities available-for-sale, at fair value	4,925.5	3,564.3
Debt securities held-to-maturity, at amortized cost and net of allowance for credit losses of $1.6 million at December 31, 2020 (fair value of $4.27 billion and $4.02 billion)	3,993.8	3,869.2
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	266.6	341.1

Total securities	9,191.2	7,789.9

Loans held-for-sale (note 5)	26.5	511.3

Loans (notes 5, 6 and 7):
Commercial real estate	13,336.9	14,762.3
Commercial and industrial	14,982.3	11,041.6
Equipment financing	4,930.0	4,910.4

Total Commercial Portfolio	33,249.2	30,714.3

Residential mortgage	8,518.9	10,318.1
Home equity and other consumer	2,101.4	2,563.7

Total Retail Portfolio	10,620.3	12,881.8

Total loans	43,869.5	43,596.1
Less allowance for credit losses on loans	(425.1)	(246.6)

Total loans, net	43,444.4	43,349.5

Goodwill (notes 2 and 8)	2,680.8	3,065.5
Bank-owned life insurance	711.6	705.0
Premises and equipment, net (note 9)	276.7	305.5
Other acquisition-related intangible assets (notes 2 and 8)	165.1	209.1
Other assets (notes 4, 5, 7, 10 and 23)	2,352.2	1,853.0

Total assets	$63,091.8	$58,589.8

Liabilities
Deposits (note 11):
Non-interest-bearing	$15,881.7	$9,803.7
Savings	6,029.7	4,987.7
Interest-bearing checking and money market	24,567.5	19,592.6
Time	5,658.8	9,205.5

Total deposits	52,137.7	43,589.5

Borrowings (note 12):
Federal Home Loan Bank advances	569.7	3,125.4
Customer repurchase agreements	452.9	409.1
Federal funds purchased	125.0	1,620.0

Total borrowings	1,147.6	5,154.5

Notes and debentures (note 13)	1,009.6	993.1
Other liabilities (notes 7, 10 and 23)	1,194.1	905.5

Total liabilities	55,489.0	50,642.6

Commitments and contingencies (notes 7, 22 and 23)
Stockholders’ Equity (notes 2, 15, 18, 19 and 20):
Preferred stock ($0.01 par value; 50.0 million shares authorized; 10.0 million shares issued and outstanding at both dates)	244.1	244.1
Common stock ($0.01 par value; 1.95 billion shares authorized; 533.7 million shares and 532.8 million shares issued)	5.3	5.3
Additional paid-in capital	7,663.6	7,639.4
Retained earnings	1,363.6	1,512.8
Accumulated other comprehensive loss	(89.2)	(166.9)
Unallocated common stock of Employee Stock Ownership Plan, at cost (5.6 million shares and 5.9 million shares)	(115.6)	(122.9)
Treasury stock, at cost (109.0 million shares and 89.2 million shares)	(1,469.0)	(1,164.6)

Total stockholders’ equity	7,602.8	7,947.2

Total liabilities and stockholders’ equity	$63,091.8	$58,589.8

See accompanying notes to consolidated financial statements.

People’s United Financial, Inc. and Subsidiaries

Consolidated Statements of Income

Years ended December 31 (in millions, except per common share data)	2020	2019	2018
Interest and dividend income:
Commercial real estate	$488.6	$556.4	$463.4
Commercial and industrial	440.8	443.6	365.7
Equipment financing	263.3	253.8	212.3
Residential mortgage	332.2	329.1	236.2
Home equity and other consumer	86.7	106.1	88.6

Total interest on loans	1,611.6	1,689.0	1,366.2
Securities	195.7	186.5	184.2
Loans held-for-sale	4.3	0.8	0.9
Short-term investments	3.4	4.8	5.0

Total interest and dividend income	1,815.0	1,881.1	1,556.3

Interest expense:
Deposits (note 11)	187.2	356.9	216.1
Borrowings (note 12)	20.2	77.0	70.9
Notes and debentures	31.8	34.9	33.3

Total interest expense	239.2	468.8	320.3

Net interest income	1,575.8	1,412.3	1,236.0
Provision for credit losses on loans (notes 5 and 6)	156.1	28.3	30.0
Provision for credit losses on securities (note 4)	(0.3)	-	-

Net interest income after provision for credit losses	1,420.0	1,384.0	1,206.0

Non-interest income:
Bank service charges	97.5	107.5	99.9
Investment management fees	73.2	78.2	81.5
Commercial banking lending fees	50.9	42.7	37.3
Operating lease income (note 7)	49.7	50.8	44.4
Insurance revenue (note 2)	33.7	37.0	34.6
Cash management fees	33.4	28.4	27.1
Net security gains (losses) (note 4)	-	0.2	(9.8)
Gain on sale of business, net of expenses (note 2)	75.9	-	-
Other non-interest income (notes 4 and 7)	78.4	86.3	51.4

Total non-interest income	492.7	431.1	366.4

Non-interest expense:
Compensation and benefits (notes 19 and 20)	674.8	646.2	562.9
Occupancy and equipment (note 9)	199.0	185.9	168.2
Professional and outside services	113.2	98.2	77.6
Amortization of other acquisition-related intangible assets (note 8)	40.8	32.5	21.8
Operating lease expense	36.4	38.8	36.4
Regulatory assessments	32.7	26.1	37.9
Goodwill impairment (note 8)	353.0	-	-
Other non-interest expense	114.2	135.0	91.3

Total non-interest expense	1,564.1	1,162.7	996.1

Income before income tax expense	348.6	652.4	576.3
Income tax expense (note 14)	129.0	132.0	108.2

Net income	219.6	520.4	468.1
Preferred stock dividend	14.1	14.1	14.1

Net income available to common shareholders	$205.5	$506.3	$454.0

Earnings per common share (note 17):
Basic	$0.49	$1.28	$1.30
Diluted	0.49	1.27	1.29

See accompanying notes to consolidated financial statements.

People’s United Financial, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years ended December 31 (in millions)	2020	2019	2018
Net income	$219.6	$520.4	$468.1

Other comprehensive income (loss), before tax:
Net actuarial gains and losses on pension and other postretirement plans:
Net actuarial (losses) gains arising during the year	(15.7)	12.1	(32.6)
Reclassification adjustment for net actuarial loss included in net income	8.4	8.3	8.6

Net actuarial (losses) gains	(7.3)	20.4	(24.0)

Prior service credit on pension and other postretirement plans:
Reclassification adjustment for prior service credit included in net income	-	-	(0.3)

Net actuarial (losses) gains and prior service credit	(7.3)	20.4	(24.3)

Net unrealized gains and losses on securities available-for-sale:
Net unrealized holding gains (losses) arising during the year	107.8	89.2	(38.3)
Reclassification adjustment for net realized (gains) losses included in net income	-	(0.1)	9.9

Net unrealized gains (losses)	107.8	89.1	(28.4)

Net unrealized gains and losses on securities transferred to held-to-maturity:
Reclassification adjustment for amortization of unrealized losses on securities transferred to held-to-maturity included in net income	4.7	4.6	3.9

Net unrealized gains	4.7	4.6	3.9

Net unrealized gains and losses on derivatives accounted for as cash flow hedges:
Net unrealized (losses) gains arising during the year	(1.4)	1.9	(1.7)
Reclassification adjustment for net realized (gains) losses included in net income	(2.0)	1.1	0.5

Net unrealized (losses) gains	(3.4)	3.0	(1.2)

Other comprehensive income (loss), before tax	101.8	117.1	(50.0)
Deferred income tax (expense) benefit related to other comprehensive income (loss)	(24.1)	(27.2)	12.2

Total other comprehensive income (loss), net of tax (note 18)	77.7	89.9	(37.8)

Total comprehensive income	$297.3	$610.3	$430.3

See accompanying notes to consolidated financial statements.

People’s United Financial, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(in millions, except per common share data)	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Unallocated ESOP (1) Common Stock	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ Equity
Balance at December 31, 2017	$244.1	$4.4	$6,012.3	$1,040.2	$(137.3)	$(181.7)	$(1,162.1)	$5,819.9
Net income	-	-	-	468.1	-	-	-	468.1
Total other comprehensive loss, net of tax (note 18)	-	-	-	-	-	(37.8)	-	(37.8)
Common stock issued in First Connecticut acquisition (note 2)	-	0.3	486.1	-	-	-	-	486.4
Cash dividends on common stock ($0.6975 per share)	-	-	-	(243.8)	-	-	-	(243.8)
Cash dividends on preferred stock	-	-	-	(14.1)	-	-	-	(14.1)
Restricted stock and performance-based share awards	-	-	17.9	-	-	-	-	17.9
ESOP common stock committed to be released (note 19)	-	-	-	(1.0)	7.2	-	-	6.2
Common stock repurchased and retired upon vesting of restricted stock awards (note 20)	-	-	-	(2.5)	-	-	-	(2.5)
Stock options exercised	-	-	33.0	-	-	-	-	33.0
Transition adjustments related to adoption of new accounting standards (note 18)	-	-	-	37.9	-	(37.3)	-	0.6

Balance at December 31, 2018	244.1	4.7	6,549.3	1,284.8	(130.1)	(256.8)	(1,162.1)	6,533.9
Net income	-	-	-	520.4	-	-	-	520.4
Total other comprehensive income, net of tax (note 18)	-	-	-	-	-	89.9	-	89.9
Common stock issued in acquisitions (note 2):
BSB Bancorp	-	0.2	324.3	-	-	-	-	324.5
United Financial	-	0.4	720.2	-	-	-	-	720.6
Cash dividends on common stock ($0.7075 per share)	-	-	-	(274.8)	-	-	-	(274.8)
Cash dividends on preferred stock	-	-	-	(14.1)	-	-	-	(14.1)
Restricted stock and performance-based share awards	-	-	16.3	-	-	-	-	16.3
Common stock repurchased (note 15)	-	-	-	-	-	-	(2.5)	(2.5)
ESOP common stock committed to be released (note 19)	-	-	-	(1.5)	7.2	-	-	5.7
Common stock repurchased and retired upon vesting of restricted stock awards (note 20)	-	-	-	(2.0)	-	-	-	(2.0)
Stock options exercised	-	-	29.3	-	-	-	-	29.3

Balance at December 31, 2019	244.1	5.3	7,639.4	1,512.8	(122.9)	(166.9)	(1,164.6)	7,947.2
Net income	-	-	-	219.6	-	-	-	219.6
Total other comprehensive income, net of tax (note 18)	-	-	-	-	-	77.7	-	77.7
Cash dividends on common stock ($0.7175 per share)	-	-	-	(304.1)	-	-	-	(304.1)
Cash dividends on preferred stock	-	-	-	(14.1)	-	-	-	(14.1)
Restricted stock and performance-based share awards	-	-	17.2	-	-	-	-	17.2
Common stock repurchased (note 15)	-	-	-	-	-	-	(304.4)	(304.4)
ESOP common stock committed to be released (note 19)	-	-	-	(3.0)	7.3	-	-	4.3
Common stock repurchased and retired upon vesting of restricted stock awards (note 20)	-	-	-	(1.7)	-	-	-	(1.7)
Stock options exercised	-	-	7.0	-	-	-	-	7.0
Transition adjustment related to adoption of new accounting standard (note 1)	-	-	-	(45.9)	-	-	-	(45.9)

Balance at December 31, 2020	$244.1	$5.3	$7,663.6	$1,363.6	$(115.6)	$(89.2)	$(1,469.0)	$7,602.8

(1)Employee Stock Ownership Plan

See accompanying notes to consolidated financial statements.

People’s United Financial, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years ended December 31 (in millions)	2020	2019	2018
Cash Flows from Operating Activities:
Net income	$219.6	$520.4	$468.1
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	155.8	28.3	30.0
Depreciation and amortization of premises and equipment	43.4	41.7	36.3
Amortization of other acquisition-related intangible assets	40.8	32.5	21.8
Expense related to operating leases	36.4	38.8	36.4
Expense related to share-based awards	26.2	24.9	22.4
Deferred income tax (benefit) expense	(18.7)	14.3	1.9
ESOP common stock committed to be released	4.3	5.7	6.2
Net security (gains) losses	-	(0.2)	9.8
Net gains on sales of loans	(15.5)	(0.4)	(1.8)
Net gains on sales of residential mortgage loans held-for-sale	(4.8)	(1.9)	(1.2)
Originations of loans held-for-sale	(213.8)	(180.3)	(188.2)
Proceeds from sales of loans held-for-sale	703.4	181.9	186.5
Net decrease (increase) in trading debt securities	7.1	1.3	(0.2)
Excess income tax benefits from stock options exercised	-	0.3	1.3
Goodwill impairment	353.0	-	-
Net changes in other assets and other liabilities	(494.3)	(466.5)	(40.0)

Net cash provided by operating activities	842.9	240.8	589.3

Cash Flows from Investing Activities:
Proceeds from sales of equity securities	2.0	1.6	2.3
Proceeds from principal repayments and maturities of debt securities available-for-sale	1,307.5	578.5	465.5
Proceeds from sales of debt securities available-for-sale	-	365.3	313.8
Proceeds from principal repayments and maturities of debt securities held-to-maturity	262.5	158.2	185.3
Purchases of debt securities available-for-sale	(2,398.9)	(827.8)	(726.8)
Purchases of debt securities held-to-maturity	(406.8)	(257.9)	(407.4)
Net redemptions of Federal Home Loan Bank stock	99.0	19.3	17.2
Net purchases of Federal Reserve Bank stock	(24.6)	(25.2)	(8.3)
Proceeds from sales of loans	102.1	51.2	22.3
Net principal (disbursements) collections of loans	(293.3)	(770.3)	244.8
Purchases of loans	(50.3)	(71.2)	(37.5)
Purchases of premises and equipment	(37.1)	(26.5)	(28.3)
Purchases of leased equipment, net	(8.7)	(41.2)	(59.6)
Proceeds from sales of real estate owned	11.7	13.9	9.1
Return of premiums on bank-owned life insurance, net	2.1	2.2	1.0
Net cash acquired in acquisitions and dispositions	114.8	519.4	6.2

Net cash used in investing activities	(1,318.0)	(310.5)	(0.4)

Cash Flows from Financing Activities:
Net increase (decrease) in deposits	8,548.2	(117.6)	696.6
Net (decrease) increase in borrowings with terms of three months or less	(3,952.0)	647.7	(525.7)
Repayments of borrowings with terms of more than three months	(55.2)	(321.2)	(476.7)
Cash dividends paid on common stock	(304.1)	(274.8)	(243.8)
Cash dividends paid on preferred stock	(14.1)	(14.1)	(14.1)
Repurchases of common stock	(306.1)	(4.5)	(2.5)
Proceeds from stock options exercised	0.7	24.1	27.9
Contingent consideration payments	-	(0.9)	(1.2)

Net cash provided by (used in) financing activities	3,917.4	(61.3)	(539.5)

Net increase (decrease) in cash and cash equivalents	3,442.3	(131.0)	49.4
Cash and cash equivalents at beginning of year	801.0	932.0	882.6

Cash and cash equivalents at end of year	$4,243.3	$801.0	$932.0

Supplemental Information:
Interest payments	$248.1	$473.4	$312.3
Income tax payments	109.7	107.7	45.6
Significant non-cash transactions:
Unsettled purchases of securities	194.8	-	4.0
Right-of-use assets obtained in exchange for lessee operating and finance lease liabilities	22.8	91.7	-
Real estate properties acquired by foreclosure	4.8	19.9	7.7
Assets (disposed) acquired and liabilities (disposed) assumed in acquisitions and dispositions (note 2):
Non-cash assets, excluding goodwill and other acquisition-related intangibles	(18.4)	9,224.7	3,173.6
Liabilities	(14.4)	9,120.4	2,965.1
Common stock issued in acquisitions	-	1,045.1	486.4

See accompanying notes to consolidated financial statements.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 - Summary of Significant Accounting Policies

People’s United Financial, Inc. (“People’s United” or the “Company”) is a bank holding company and a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and is incorporated under the state laws of Delaware. People’s United is the holding company for People’s United Bank, National Association (the “Bank”), a national banking association headquartered in Bridgeport, Connecticut. The principal business of People’s United is to provide, through the Bank and its subsidiaries, commercial banking, retail banking and wealth management services to individual, corporate and municipal customers.

The Bank provides a full-range of traditional banking services, including accepting deposits and originating loans, as well as specialized financial services through its non-bank subsidiaries, including: equipment financing provided through People’s Capital and Leasing Corp. (“PCLC”), People’s United Equipment Finance Corp. (“PUEFC”) and LEAF Commercial Capital, Inc. (“LEAF”); brokerage, financial advisory services, investment management services and life insurance provided through People’s Securities, Inc. (“PSI”) and investment advisory services and financial management and planning services provided through People’s United Advisors, Inc. (“PUA”). The Company’s overall financial results are particularly dependent on economic conditions in New England and New York, which are its primary markets, although economic conditions elsewhere in the United States affect its national equipment financing business.

People’s United is regulated by the Board of Governors of the Federal Reserve System (the “FRB”) and subject to FRB examination, supervision and reporting requirements. The Bank is regulated by the Office of the Comptroller of the Currency (the “OCC”) and subject to OCC examination, supervision and reporting requirements. Deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”).

On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease (“COVID-19”) a global pandemic. Economic activity in many countries, including the United States, began to deteriorate rapidly as the COVID-19 pandemic spread across the globe. In the United States, which has been operating under a presidentially-declared national emergency since March 13, 2020, the COVID-19 pandemic continues to cause disruption to the capital markets as well as business and economic activity. Since March, individual municipalities and entire states adopted travel and work location restrictions, social distancing requirements, and in some cases, shelter-in-place protocols in order to slow the spread of the virus. These measures resulted in the closure of many schools, stores, offices, restaurants and manufacturing facilities, causing a decline in spending and an increase in layoffs. While some re-opening measures have been initiated on a limited scale, negative trends in both U.S. Gross Domestic Product (“GDP”) and unemployment persisted throughout 2020.

In response, the Federal government introduced several measures to mitigate the magnitude of the pandemic’s effects. Most notably, on March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which provides financial assistance for businesses and individuals as well as targeted regulatory relief for financial institutions, was signed into law. In December 2020, Congress approved an additional round of relief legislation providing new stimulus for individuals, businesses and hospitals, and extending some provisions of the CARES Act that would have expired on December 31, 2020. The impact of the COVID-19 pandemic on economic conditions, both in the United States and abroad, has created global uncertainty about the future economic environment including the length and depth of any global recession that may occur. Concerns over interest rates, domestic and global policy issues, U.S. trade policy and geopolitical events, and the influence of those factors on the markets in general, further add to this uncertainty. Although vaccine distribution began in late 2020, uncertainty remains with respect to when, and to what extent, economic activity will notably improve.

Basis of Financial Statement Presentation

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of People’s United and its subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation. Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

In preparing the consolidated financial statements, management is required to make significant estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from management’s current estimates, as a result of changing conditions and future events.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Several accounting estimates are particularly critical and are susceptible to significant near-term change, including the allowance for credit losses (“ACL”) and the recoverability of goodwill and other intangible assets. These accounting estimates, which are included in the discussion below, are reviewed with the Audit Committee of the Board of Directors.

The Financial Accounting Standards Board (the “FASB”) has issued changes to several accounting standards, some of which govern key aspects of the Company’s financial statements. Most notably, the FASB’s standard on accounting for credit losses (the “CECL standard”), removes from U.S. GAAP the existing “probable” threshold for recognizing credit losses and, instead, utilizes an “expected credit loss” measurement principle. The CECL standard, which was adopted by the Company on January 1, 2020, is applied in the recognition of credit losses for loans and held-to-maturity securities and other receivables at the time the financial asset is originated or acquired and adjusted each period for changes in expected credit losses. This standard represents a significant change in GAAP and may result in material changes to the Company’s Consolidated Financial Statements. See Note 4, “Securities,” Note 5, “Loans,” Note 6, “Allowance for Credit Losses” and “New Accounting Standards” for more information.

The judgments used by management in applying critical accounting policies may be affected by economic conditions, which may result in changes to future financial results. For example, subsequent evaluations of the loan portfolio, in light of the factors then prevailing, may result in significant changes in the ACL in future periods, and the inability to collect outstanding principal may result in increased loan losses.

For purposes of the Consolidated Statements of Cash Flows, cash equivalents include highly-liquid instruments, such as: (i) interest-bearing deposits at the Federal Reserve Bank of New York (the “FRB-NY”); (ii) government-sponsored enterprise (“GSE”) debt securities with an original maturity of three months or less (determined as of the date of purchase); (iii) federal funds sold; (iv) commercial paper; and (v) money market mutual funds. These instruments are reported as short-term investments in the Consolidated Statements of Condition at cost or amortized cost, which approximates fair value. GSE debt securities classified as cash equivalents are held to maturity and carry the implicit backing of the U.S. government, but are not direct obligations of the U.S. government.

Securities

Marketable debt securities (other than those reported as short-term investments) are classified as either trading debt securities, debt securities held-to-maturity or debt securities available-for-sale. Management determines the classification of a security at the time of its purchase and reevaluates such classification at each balance sheet date.

Debt securities purchased for sale in the near term as well as those securities held by PSI (in accordance with the requirements for a broker-dealer) are classified as trading debt securities and reported at fair value with gains and losses reported in non-interest income.

Debt securities for which People’s United has the intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. All other debt securities are classified as available-for-sale and reported at fair value with unrealized gains and losses reported on an after-tax basis in stockholders’ equity as a component of accumulated other comprehensive income (loss) (“AOCL”). Premiums (discounts) are amortized (accreted) to interest income for debt securities, using the interest method over the remaining period to contractual maturity, adjusted for the effect of actual prepayments in the case of mortgage-backed and collateralized mortgage obligation (“CMO”) securities.

Security transactions are recorded on the trade date. Realized gains and losses are determined using the specific identification method and reported in non-interest income.

Debt securities transferred from available-for-sale to held-to-maturity are recorded at fair value at the date of transfer. The unrealized pre-tax gain or loss resulting from the difference between fair value and amortized cost at the transfer date becomes part of the new amortized cost basis of the securities and remains in AOCL. Such unrealized gains or losses are amortized to interest income as an adjustment to yield over the remaining life of the securities, offset by the amortization (accretion) of the premium (discount) resulting from the transfer at fair value, with no effect to net income.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In connection with the Company’s adoption of the CECL standard on January 1, 2020, selected accounting policies related to securities have been revised and/or certain accounting policy elections have been implemented. These policies are described below.

Allowance for Credit Losses - Available-for-Sale Securities

For available-for sale securities in an unrealized loss position, management first assesses whether (i) the Company intends to sell, or (ii) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If either criteria are met, any previously recognized ACL (see below) is charged-off and the security’s amortized cost is written down to fair value through income. If neither criteria are met, the security is evaluated to determine whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and any adverse conditions specifically related to the security, among other factors.

If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income. Adjustments to the ACL are reported as a component of credit loss expense. Available-for-sale securities are charged-off against the ACL or, in the absence of any ACL, written down through income when deemed uncollectible or when either of the aforementioned criteria regarding intent or requirement to sell is met. The Company has made the accounting policy election to exclude accrued interest receivable on available-for-sale securities from the estimate of credit losses.

Allowance for Credit Losses - Held-to-Maturity Securities

Management measures expected credit losses on held-to-maturity securities on a collective basis by major security type with each type sharing similar risk characteristics, and considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. Held-to-maturity securities are charged-off against the ACL when deemed to be uncollectible and adjustments to the ACL are reported as a component of credit loss expense. The Company has made the accounting policy election to exclude accrued interest receivable on held-to-maturity securities from the estimate of credit losses.

With regard to U.S. Treasury and residential mortgage-backed securities issued by the U.S. government, or agencies thereof, it is expected that the securities will not be settled at prices less than the amortized cost bases of the securities as such securities are backed by the full faith and credit of and/or guaranteed by the U.S. government. Accordingly, no ACL has been recorded for these securities. With regard to securities issued by corporations, states and/or political subdivisions and other held-to-maturity securities, management considers a number of factors, including: (i) issuer bond ratings; (ii) historical loss rates for given bond ratings; and (iii) whether issuers continue to make timely principal and interest payments under the contractual terms of the securities.

For periods prior to January 1, 2020, management conducted periodic reviews and evaluation of the debt securities portfolio to determine if the decline in fair value of any security was deemed to be other-than-temporary. Other-than-temporary impairment losses were recognized on debt securities when: (i) People’s United had an intention to sell the security; (ii) it was more likely than not that People’s United would be required to sell the security prior to recovery; or (iii) People’s United did not expect to recover the entire amortized cost basis of the security. Other-than-temporary impairment losses on debt securities were reflected in earnings as realized losses to the extent the impairment is related to credit losses of the issuer. The amount of the impairment related to other factors was recognized in other comprehensive income.

Both Federal Home Loan Bank (“FHLB”) stock and FRB-NY stock are non-marketable equity securities and are, therefore, reported at their respective costs, which equals par value (the amount at which shares have been redeemed in the past). These investments are periodically evaluated for impairment based on, among other things, the capital adequacy of the applicable FHLB or the FRB-NY and their overall financial condition. Equity securities are reported at fair value with gains and losses reported in non-interest income.

Securities Resale and Securities Repurchase Agreements

In securities resale agreements, a counterparty transfers securities to People’s United (as transferee) and People’s United agrees to resell the same securities to the counterparty at a fixed price in the future. In securities repurchase agreements, which include both retail arrangements with customers and wholesale arrangements with other counterparties, People’s United (as transferor) transfers securities to a counterparty and agrees to repurchase the same securities from the counterparty at a fixed price in the future.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

People’s United accounts for securities resale agreements as secured lending transactions and securities repurchase agreements as secured borrowings since the transferor maintains effective control over the transferred securities and the transfer meets the other criteria for such accounting. The securities are pledged by the transferor as collateral and the transferee has the right by contract to repledge that collateral provided the same collateral is returned to the transferor upon maturity of the underlying agreement. The fair value of the pledged collateral approximates the recorded amount of the secured loan or borrowing. Decreases in the fair value of the transferred securities below an established threshold require the transferor to provide additional collateral.

Loans Held-for-Sale

Loans held-for-sale are reported at the lower of cost or fair value in the aggregate with any adjustment for net unrealized losses reported in non-interest income. Management identifies and designates as loans held-for-sale certain newly-originated adjustable-rate and fixed-rate residential mortgage loans that meet secondary market requirements, as these loans are originated with the intent to sell. From time to time, management may also identify and designate certain loans previously held-for-investment as held-for-sale. Such loans are transferred to loans held-for-sale and adjusted to the lower of cost or fair value with the resulting unrealized loss, if any, reported in non-interest income.

Loans

As a result of adopting the CECL standard on January 1, 2020, the Company’s prior distinction between the originated loan portfolio and the acquired loan portfolio is no longer necessary. In addition, selected accounting policies related to loans have been revised and/or certain accounting policy elections have been implemented. These policies are described below.

Basis of Accounting

Loans are reported at amortized cost less the ACL. Interest on loans is accrued to income monthly based on outstanding principal balances. Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in interest income as an adjustment of yield. Depending on the loan portfolio, amounts are amortized or accreted using the level yield method over either the actual life or the estimated average life of the loan.

Allowance for Credit Losses

The ACL on loans, calculated in accordance with the CECL standard, is deducted from the amortized cost basis of loans to present the net amount expected to be collected. The amount of the allowance represents management’s best estimate of current expected credit losses on loans considering available information, from both internal and external sources, deemed relevant to assessing collectability over the loans’ contractual terms, adjusted for anticipated prepayments, as appropriate. Accrued interest on loans is excluded from the calculation of the ACL due to the Bank’s established non-accrual policy, which results in the reversal of uncollectible accrued interest on non-accrual loans against interest income in a timely manner (see below).

Purchased Credit Deteriorated Loans

In addition to originating loans, the Company may acquire loans through portfolio purchases or acquisitions of other companies. Purchased loans that have evidence of more than insignificant credit deterioration since origination are deemed purchased credit deteriorated (“PCD”) loans. In connection with its adoption of the CECL standard, the Company did not reassess whether previously recognized purchased credit impaired (“PCI”) loans accounted for under prior accounting guidance met the criteria of a PCD loan as of the date of adoption. PCD loans are initially recorded at fair value along with an ACL determined using the same methodology as originated loans. The sum of the loan’s purchase price and ACL becomes its initial amortized cost basis. The difference between the initial amortized cost basis and the par value of the loan is a noncredit discount or premium, which is amortized into interest income over the life of the loan. Subsequent changes to the ACL are recorded through provision for credit losses.

Past Due and Non-Accrual Loans

Loans are considered past due if required principal and interest payments have not been received as of the date such payments were contractually due. A loan is generally considered “non-performing” when it is placed on non-accrual status. A loan is generally placed on non-accrual status when it becomes 90 days past due as to interest or principal payments. A loan may be placed on non-accrual status before it reaches 90 days past due if such loan has been identified as presenting uncertainty with respect to the collectability of interest and principal. A loan past due 90 days or more may remain on accruing status if such loan is both well secured and in the process of collection.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

All previously accrued but unpaid interest on non-accrual loans is reversed from interest income in the period in which the accrual of interest is discontinued. Interest payments received on non-accrual loans are generally applied as a reduction of principal if future collections are doubtful, although such interest payments may be recognized as income. A loan remains on non-accrual status until the factors that indicated doubtful collectability no longer exist or until a loan is determined to be uncollectible and is charged-off against the ACL. There were no loans past due 90 days or more and still accruing interest at December 31, 2020, 2019 or 2018.

Collateral Dependent Loans

Loans for which the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral are considered to be collateral dependent loans. Collateral can have a significant financial effect in mitigating exposure to credit risk and, where there is sufficient collateral, an allowance for expected credit losses is not recognized or is minimal.

For collateral dependent commercial loans, the allowance for expected credit losses is individually assessed based on the fair value of the collateral. Various types of collateral are used, including real estate, inventory, equipment, accounts receivable, securities and cash, among others. For commercial real estate loans, collateral values are generally based on appraisals which are updated based on management judgment under the specific circumstances on a case-by-case basis. The collateral value for other financial assets is generally based on quoted market prices or broker quotes (in the case of securities) or appraisals. Commercial loan balances are charged-off at the time all or a portion of the balance is deemed uncollectible.

Collateral dependent residential mortgage and home equity loans are carried at the lower of amortized cost or fair value of the collateral less costs to sell, with any excess in the carrying amount of the loan representing the related ACL. Collateral values are based on broker price opinions or appraisals.

Troubled Debt Restructurings

Troubled Debt Restructurings (“TDRs”), which, beginning in 2020, also includes loans reasonably expected to become TDRs, represent loans for which the original contractual terms have been modified to provide for terms that are less than what the Company would be willing to accept for new loans with comparable risk because of deterioration in the borrower’s financial condition. Such loan modifications are handled on a case-by-case basis and are negotiated to achieve mutually agreeable terms that maximize loan collectability and meet the borrower’s financial needs. Modifications may include changes to one or more terms of the loan, including, but not limited to: (i) payment deferral; (ii) a reduction in the stated interest rate for the remaining contractual life of the loan; (iii) an extension of the loan’s original contractual term at a stated interest rate lower than the current market rate for a new loan with similar risk; (iv) capitalization of interest; or (v) forgiveness of principal or interest.

TDRs may either be accruing or placed on non-accrual status (and reported as non-accrual loans) depending upon the loan’s specific circumstances, including the nature and extent of the related modifications. TDRs on non-accrual status remain classified as such until the loan qualifies for return to accrual status. Loans qualify for return to accrual status once they have demonstrated performance with the restructured terms of the loan agreement for a minimum of six months in the case of a commercial loan or, in the case of a retail loan, when the loan is less than 90 days past due. Loans may continue to be reported as TDRs after they are returned to accrual status. In accordance with regulatory guidance, residential mortgage and home equity loans restructured in connection with the borrower’s bankruptcy and meeting certain criteria are also required to be classified as TDRs, included in non-accrual loans and written down to the estimated collateral value, regardless of delinquency status.

The CARES Act and guidance issued by the Federal banking agencies provides that certain loan modifications to borrowers experiencing financial distress as a result of the economic impacts created by the COVID-19 pandemic are not required to be treated as TDRs under GAAP. As such, the Company suspended TDR accounting for COVID-19 related loan modifications meeting the loan modification criteria set forth under the CARES Act or as specified in the regulatory guidance. Further, loans granted payment deferrals related to COVID-19 are not required to be reported as past due or placed on non-accrual status (provided the loans were not past due or on non-accrual status prior to the deferral).

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Allowance and Provision for Credit Losses

The ACL is established through provisions for credit losses on loans charged to income. Losses on loans are charged to the ACL when all or a portion of a loan is deemed to be uncollectible. Recoveries of loans previously charged off are credited to the ACL when realized. On January 1, 2020, the Company adopted the CECL standard, which requires the measurement of expected credit losses for financial assets measured at amortized cost, including loans, and certain off-balance-sheet credit exposures.

Allowance for Credit Losses - Loans

Under the CECL standard, the Company determines the ACL on loans based upon a consideration of its historical portfolio loss experience, current borrower-specific risk characteristics, forecasts of future economic conditions and other relevant factors. The allowance is measured on a collective (pool) basis when similar risk characteristics exist. Loans that do not share common risk characteristics are evaluated on an individual basis and are excluded from the collective evaluation.

The Company’s loan portfolio segments include Commercial and Retail and each of these segments comprises multiple loan classes, which are characterized by similarities in initial measurement, risk attributes, and the manner in which credit risk is monitored and assessed. The Commercial loan portfolio segment is comprised of the commercial real estate, commercial and industrial, equipment financing and mortgage warehouse/asset based lending (“MW/ABL”) loan classes. The Retail loan portfolio segment is comprised of the residential mortgage, home equity and other consumer loan classes. Common characteristics and risk profiles include the type/purpose of loan and historical/expected credit loss patterns. The Company periodically reassesses each pool to ensure the loans within the pool continue to share similar characteristics and risk profiles and to determine whether further segmentation is necessary.

The ACL on loans represents management’s current estimate of lifetime expected credit losses inherent in the loan portfolio at the balance sheet date. As such, the estimate of expected credit losses is dependent upon portfolio size, composition and credit quality, as well as economic conditions and forecasts existing at that time. Expected future losses are estimated for the loan’s entire contractual term adjusted for anticipated prepayments, as appropriate. The contractual term excludes expected extensions, renewals, and modifications unless (i) management has a reasonable expectation that a TDR will be executed with an individual borrower or (ii) such extension or renewal options are not unconditionally cancellable by the Company and, in such cases, the borrower is likely to meet applicable conditions and likely to request extension or renewal.

Credit loss expense related to loans reflects the totality of actions taken on all loans for a particular period including any necessary increases or decreases in the allowance related to changes in credit loss expectations associated with specific loans or pools of loans. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged-off. While management utilizes its best judgment and information available, the ultimate appropriateness of the allowance is dependent upon a variety of factors beyond management’s control, including the performance of the loan portfolio, changes in interest rates and the broader economy.

The ACL on loans is comprised of three components: (i) quantitative (formulaic) reserves; (ii) qualitative (judgmental) reserves; and (iii) individual loan reserves.

Quantitative Component. Management estimates the quantitative component by projecting (i) probability-of-default, representing the likelihood that a loan will stop performing/default (“PD”), (ii) loss-given-default, representing the expected loss rate for loans in default (“LGD”) and (iii) exposure-at-default (“EAD”), representing the estimated outstanding principal balance of the loans upon default, adjusted for anticipated prepayments, as appropriate, based on economic parameters for each month of a loan’s remaining contractual term. Expected credit losses for the quantitative component are calculated as the product of the PD, LGD and EAD.

Historical credit experience provides the basis for the estimation of expected credit losses, with adjustments made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency levels and terms, as well as for changes in the economic environment over a reasonable and supportable forecast period. The Company utilizes a two-year reasonable and supportable forecast period followed by a one-year period over which estimated losses revert, on a straight-line basis, to average historical loss experience, determined over the historical observation period, for the remaining life of the loan.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

PDs are estimated by analyzing internal data related to the historical performance of each loan pool over an economic cycle. PDs are adjusted to reflect the current impact of certain macroeconomic variables as well as their expected changes over the reasonable and supportable forecast period. The LGD is based on historical losses for each loan pool, adjusted to reflect the current impact of certain macroeconomic variables as well as their expected changes over a two-year forecast period. EAD is estimated using a linear regression model that estimates the average percentage of the loan balance that remains at the time of a default event. The macroeconomic variables utilized as inputs in the Company’s quantitative modeling process were selected primarily based on their relevance and correlation to historical credit losses. The Company’s quantitative models yield a measurement of expected credit losses reflective of average historical loss rates for periods subsequent to the reasonable and supportable forecast period by reverting such modeling inputs to their historical mean while also considering loan/borrower specific attributes. This same forecast/reversion period is used for all macroeconomic variables employed in all of the Company’s models.

The measurement of expected credit losses is impacted by loan/borrower attributes and certain macroeconomic variables derived from an externally-sourced forward-looking economic scenario. Significant loan/borrower attributes utilized in the Company’s quantitative modeling include, among other things: (i) origination date; (ii) maturity date; (iii) payment type; (iv) collateral type and amount; (v) current risk rating (as applicable); (vi) current unpaid balance and commitment utilization rate; and (vii) payment status/delinquency history. Significant macroeconomic variables utilized in the Company’s quantitative modeling include, among other things: (i) U.S. Gross Domestic Product; (ii) selected market interest rates including U.S. Treasury rates, Prime rate, 30-year fixed mortgage rate, BBB corporate bond rate (spread), among others; (iii) unemployment rates; and (iv) commercial and residential property prices. In establishing its estimate of expected credit losses, the Company typically employs three separate, externally-sourced forward-looking economic scenarios. Those scenarios, which range from more benign to more severe, represent a ‘most likely outcome’ (the “Baseline” scenario) and two less likely scenarios referred to as the “Upside” scenario and the “Downside” scenario.

Qualitative Component. The ACL on loans also includes qualitative considerations related to idiosyncratic risk factors, changes in current economic conditions that may not be reflected in quantitatively-derived results, weightings to economic scenarios based on an assessment of the economic outlook and other relevant factors. These qualitative adjustments may increase or decrease management’s estimate of expected credit losses by a calculated percentage or amount based upon the estimated level of risk.

The various risks that may be considered in making qualitative adjustments include, among other things, the impact of: (i) changes in lending policies and procedures, including changes in underwriting standards and practices for collections, write-offs, and recoveries; (ii) actual and expected changes in international, national, regional, and local economic and business conditions and developments that affect collectability of the loan pools; (iii) changes in the nature and volume of the loan pools and in the terms of the underlying loans; (iv) changes in the experience, ability, and depth of our lending management and staff; (v) changes in volume and severity of past due financial assets, the volume of non-accrual assets, and the volume and severity of adversely classified or graded assets; (vi) changes in the quality of our credit review function; (vii) changes in the value of the underlying collateral for loans that are non-collateral dependent; (viii) the existence, growth, and effect of any concentrations of credit; and (ix) other external factors such as the regulatory, legal and technological environments, competition and events, such as natural disasters or health pandemics.

The weighted estimate of expected credit losses under various economic scenarios is compared to the result of the Baseline scenario with the difference included as an element of the qualitative component. The Company recognizes an approach using three scenarios may be insufficient in certain economic environments. This may result in a change to the weighting assigned to the three scenarios or the inclusion of additional scenarios.

For instance, as a result of a deterioration in U.S. economic conditions caused by the emergence, in March 2020, of the COVID-19 pandemic, and the corresponding increase in economic uncertainty, a fourth forward-looking economic scenario (the “Severe Downside” scenario) has also been considered for purposes of estimating expected credit losses since that time. All four scenarios reflect the effects of the COVID-19 pandemic as well as the United States government’s monetary and fiscal response. Each scenario is assigned a weighting with the majority of the weighting placed on the Baseline scenario and lower weights placed on each of the Upside, Downside and Severe Downside scenarios. The weightings assigned by management are based on the economic outlook and available information at each reporting date.

While the Company’s loss estimation methodologies strive to reflect all relevant risk factors, uncertainty exists associated with, but not limited to, potential imprecision in the estimation process due to the inherent time lag of obtaining information and normal variations between estimates and actual outcomes, including with respect to forward-looking economic forecasts. The qualitative component is designed to adjust the ACL to reflect such risk factors.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Individual Component. In some cases, management may determine that an individual loan exhibits unique risk characteristics which differentiate that loan from other loans within the pool. In such cases, the loans are evaluated for expected credit losses on an individual basis and excluded from the collective evaluation. Specific allocations of the ACL are determined by analyzing the borrower’s ability to repay amounts owed, collateral deficiencies, the relative risk of the loan and economic conditions affecting the borrower’s industry, among other things. For collateral dependent loans, expected credit losses are based on the fair value of the collateral at the measurement date, adjusted for estimated selling costs if satisfaction of the loan depends on the sale of the collateral. The Company reevaluates the fair value of collateral supporting collateral dependent loans on a quarterly basis.

Allowance for Credit Losses - Off-Balance-Sheet Credit Exposures

An ACL on off-balance-sheet credit exposures is reported in other liabilities in the Consolidated Statements of Condition. This liability represents an estimate of expected credit losses arising from off-balance-sheet exposures such as letters of credit, guarantees and unfunded commitments to extend credit. The process for measuring lifetime expected credit losses on such exposures is consistent with that for Commercial and Retail loans as discussed above (as applicable), but is subject to an additional estimate reflecting the likelihood that funding will occur. Adjustments to the liability are reported as a component of credit loss expense. No liability is recognized for off-balance-sheet credit exposures that are unconditionally cancellable.

As noted above, People’s United updated its methodologies with respect to determining the ACL in accordance with adoption of the CECL standard on January 1, 2020. As part of its ongoing assessment of the ACL, People’s United regularly makes refinements to certain underlying assumptions used in its methodologies. However, such refinements did not have a material impact on the ACL or the provision for credit losses on loans as of or for the year ended December 31, 2020.

While People’s United seeks to use the best available information to make these determinations, future adjustments to the ACL may be necessary based on changes in economic conditions, results of regulatory examinations, further information obtained regarding known problem loans, the identification of additional problem loans and other factors.

Loan policies followed by the Company prior to adopting the CECL standard on January 1, 2020 were as follows:

Loans

Loans acquired in connection with business combinations are referred to as ‘acquired’ loans as a result of the manner in which they are accounted for (see further discussion under ‘Acquired Loans’ below). All other loans are referred to as ‘originated’ loans.

Basis of Accounting

Originated loans are reported at amortized cost less the allowance for loan losses. Interest on loans is accrued to income monthly based on outstanding principal balances. Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in interest income as an adjustment of yield. Depending on the loan portfolio, amounts are amortized or accreted using the level yield method over either the actual life or the estimated average life of the loan.

Non-Accrual Loans

A loan is generally considered “non-performing” when it is placed on non-accrual status. A loan is generally placed on non-accrual status when it becomes 90 days past due as to interest or principal payments. Past due status is based on the contractual payment terms of the loan. A loan may be placed on non-accrual status before it reaches 90 days past due if such loan has been identified as presenting uncertainty with respect to the collectability of interest and principal. A loan past due 90 days or more may remain on accruing status if such loan is both well secured and in the process of collection.

All previously accrued but unpaid interest on non-accrual loans is reversed from interest income in the period in which the accrual of interest is discontinued. Interest payments received on non-accrual loans (including impaired loans) are generally applied as a reduction of principal if future collections are doubtful, although such interest payments may be recognized as income. A loan remains on non-accrual status until the factors that indicated doubtful collectability no longer exist or until a loan is determined to be uncollectible and is charged off against the allowance for loan losses.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Impaired Loans

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impaired loans also include certain loans whose terms have been modified in such a way that they are considered TDRs. Loans are considered TDRs if the borrower is experiencing financial difficulty and is afforded a concession by People’s United, such as, but not limited to: (i) payment deferral; (ii) a reduction of the stated interest rate for the remaining contractual life of the loan; (iii) an extension of the loan’s original contractual term at a stated interest rate lower than the current market rate for a new loan with similar risk; (iv) capitalization of interest; or (v) forgiveness of principal or interest.

TDRs may either be accruing or placed on non-accrual status (and reported as non-performing loans) depending upon the loan’s specific circumstances, including the nature and extent of the related modifications. TDRs on non-accrual status remain classified as such until the loan qualifies for return to accrual status. Loans qualify for return to accrual status once they have demonstrated performance with the restructured terms of the loan agreement for a minimum of six months in the case of a commercial loan or, in the case of a retail loan, when the loan is less than 90 days past due. Loans may continue to be reported as TDRs after they are returned to accrual status. In accordance with regulatory guidance, residential mortgage and home equity loans restructured in connection with the borrower’s bankruptcy and meeting certain criteria are also required to be classified as TDRs, included in non-performing loans and written down to the estimated collateral value, regardless of delinquency status. Acquired loans that are modified are not considered for TDR classification provided they are evaluated for impairment on a pool basis (see further discussion under ‘Acquired Loans’ below).

Impairment is evaluated on a collective basis for pools of retail loans possessing similar risk and loss characteristics and on an individual basis for other loans. If a loan is deemed to be impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported (net of the allowance) at the present value of expected future cash flows discounted at the loan’s original effective interest rate or at the fair value of the collateral less cost to sell if repayment is expected solely from the collateral. Interest payments on impaired non-accrual loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Acquired Loans

Loans acquired in a business combination are initially recorded at fair value with no carryover of an acquired entity’s previously established allowance for loan losses. Fair value of the loans is determined using market participant assumptions in estimating the amount and timing of both principal and interest cash flows expected to be collected, as adjusted for an estimate of future credit losses and prepayments, and then applying a market-based discount rate to those cash flows. Acquired loans are evaluated upon acquisition and classified as either purchased performing or PCI.

For purchased performing loans, any premium or discount, representing the difference between the fair value and the outstanding principal balance of the loans, is recognized (using the level yield method) as an adjustment to interest income over the remaining period to contractual maturity or until the loan is repaid in full or sold. Subsequent to the acquisition date, the method utilized to estimate the required allowance for loan losses for these loans is similar to that for originated loans. However, a provision for loan losses is only recorded when the required allowance for loan losses exceeds any remaining purchase discount at the loan level.

PCI loans represent those acquired loans with specific evidence of deterioration in credit quality since origination and for which it is probable that, as of the acquisition date, all contractually required principal and interest payments will not be collected. Such loans are generally accounted for on a pool basis, with pools formed based on the loans’ common risk characteristics, such as loan collateral type and accrual status. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.

Under the accounting model for PCI loans, the excess of cash flows expected to be collected over the carrying amount of the loans, referred to as the “accretable yield”, is accreted into interest income over the life of the loans in each pool using the level yield method. Accordingly, PCI loans are not subject to classification as non-accrual in the same manner as other loans. Rather, PCI loans are considered to be accruing loans because their interest income relates to the accretable yield recognized at the pool level and not to contractual interest payments at the loan level. The difference between contractually required principal and interest payments and the cash flows expected to be collected, referred to as the “nonaccretable difference”, includes estimates of both the impact of prepayments and future credit losses expected to be incurred over the life of the loans in each pool. As such, charge-offs on PCI loans are first applied to the nonaccretable difference and then to any allowance for loan losses recognized subsequent to acquisition.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Subsequent to acquisition, actual cash collections are monitored relative to management’s expectations and revised cash flow forecasts are prepared, as warranted. These revised forecasts involve updates, as necessary, of the key assumptions and estimates used in the initial estimate of fair value. Generally speaking, expected cash flows are affected by:

•Changes in the expected principal and interest payments over the estimated life - Updates to changes in expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows resulting from loan modifications are included in the assessment of expected cash flows;

•Changes in prepayment assumptions - Prepayments affect the estimated life of the loans which may change the amount of interest income, and possibly principal, expected to be collected; and

•Changes in interest rate indices for variable rate loans - Expected future cash flows are based, as applicable, on the variable rates in effect at the time of the assessment of expected cash flows.

A decrease in expected cash flows in subsequent periods may indicate that the loan pool is impaired, which would require the establishment of an allowance for loan losses by a charge to the provision for loan losses. An increase in expected cash flows in subsequent periods serves, first, to reduce any previously established allowance for loan losses by the increase in the present value of cash flows expected to be collected, and results in a recalculation of the amount of accretable yield for the loan pool. The adjustment of accretable yield due to an increase in expected cash flows is accounted for as a change in estimate. The additional cash flows expected to be collected are reclassified from the nonaccretable difference to the accretable yield, and the amount of periodic accretion is adjusted accordingly over the remaining life of the loans in the pool.

PCI loans may be resolved either through receipt of payment (in full or in part) from the borrower, the sale of the loan to a third party or foreclosure of the collateral. In the event of a sale of the loan, a gain or loss on sale is recognized and reported within non-interest income based on the difference between the sales proceeds and the carrying amount of the loan. In other cases, individual loans are removed from the pool based on comparing the amount received from its resolution (fair value of the underlying collateral less costs to sell in the case of a foreclosure) with its outstanding balance. Any difference between these amounts is absorbed by the nonaccretable difference established for the entire pool. For loans resolved by payment in full, there is no adjustment of the nonaccretable difference since there is no difference between the amount received at resolution and the outstanding balance of the loan. In these cases, the remaining accretable yield balance is unaffected and any material change in remaining effective yield caused by the removal of the loan from the pool is addressed in connection with the subsequent cash flow re-assessment for the pool. PCI loans subject to modification are not removed from the pool even if those loans would otherwise be deemed TDRs as the pool, and not the individual loan, represents the unit of account.

Allowance and Provision for Loan Losses

Originated Portfolio

The allowance for loan losses is established through provisions for loan losses charged to income. Losses on loans, including impaired loans, are charged to the allowance for loan losses when all or a portion of a loan is deemed to be uncollectible. Recoveries of loans previously charged off are credited to the allowance for loan losses when realized.

People’s United maintains the allowance for loan losses at a level that is deemed to be appropriate to absorb probable losses inherent in the respective loan portfolios, based on a quarterly evaluation of a variety of factors. These factors include, but are not limited to: (i) People’s United’s historical loan loss experience and recent trends in that experience; (ii) risk ratings assigned by lending personnel to commercial real estate loans, commercial and industrial loans, and equipment financing loans, and the results of ongoing reviews of those ratings by People’s United’s independent loan review function; (iii) an evaluation of delinquent and non-performing loans and related collateral values; (iv) the probability of loss in view of geographic and industry concentrations and other portfolio risk characteristics; (v) the present financial condition of borrowers; and (vi) current economic conditions.

The Company’s allowance for loan losses consists of three elements: (i) an allowance for commercial loans collectively evaluated for impairment; (ii) an allowance for retail loans collectively evaluated for impairment; and (iii) a specific allowance for loans individually evaluated for impairment, including loans classified as TDRs.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Commercial Loans Collectively Evaluated for Impairment. The Company establishes a loan loss allowance for its commercial loans collectively evaluated for impairment using a methodology that incorporates (i) the probability of default for a given loan risk rating and (ii) historical loss-given-default data, both derived using appropriate look-back periods and loss emergence periods. In accordance with the Company’s loan risk rating system, each commercial loan is assigned a risk rating (using a nine-grade scale) by the originating loan officer, credit management, internal loan review or loan committee. Loans rated “One” represent those loans least likely to default while loans rated “Nine” represent a loss. The probability of loans defaulting for each risk rating, referred to as default factors, are estimated based on the historical pattern of loans migrating from one risk rating to another and to default status over time as well as the length of time that it takes losses to emerge. Estimated loan default factors, which are updated annually (or more frequently, if necessary), are multiplied by loan balances within each risk-rating category and again multiplied by a historical loss-given-default estimate for each loan type to determine an appropriate level of allowance by loan type. The historical loss-given-default estimates are also updated annually (or more frequently, if necessary) based on actual charge-off experience. This approach is applied to the commercial and industrial, commercial real estate and equipment financing components of the loan portfolio.

In establishing the allowance for loan losses for commercial loans collectively evaluated for impairment, the Company also gives consideration to certain qualitative factors, including the macroeconomic environment and any potential imprecision inherent in its loan loss model that may result from having limited historical loan loss data which, in turn, may result in inaccurate probability of default and loss-given-default estimates. In this manner, historical portfolio experience, as described above, is not adjusted and the allowance for loan losses always includes a component attributable to qualitative factors, the degree of which may change from period to period as such qualitative factors indicate improving or worsening trends. The Company evaluates the qualitative factors on a quarterly basis in order to conclude that they continue to be appropriate. There were no significant changes in our approach to determining the qualitative component of the related allowance for loan losses during 2019.

Retail Loans Collectively Evaluated for Impairment. Pools of retail loans possessing similar risk and loss characteristics are collectively evaluated for impairment. These loan pools include residential mortgage, home equity and other consumer loans that are not assigned individual loan risk ratings. Rather, the assessment of these portfolios, and the establishment of the related allowance for loan losses, is based upon a consideration of (i) historical portfolio loss experience over an appropriate look-back period and loss emergence period and (ii) certain qualitative factors.

The qualitative component of the allowance for loan losses for retail loans collectively evaluated for impairment is intended to incorporate risks inherent in the portfolio, economic uncertainties, regulatory requirements and other subjective factors such as changes in underwriting standards. Accordingly, consideration is given to: (i) present and forecasted economic conditions, including unemployment rates; (ii) changes in industry trends, including the impact of new regulations, (iii) trends in property values; (iv) broader portfolio indicators, including delinquencies, non-performing loans, portfolio concentrations, and trends in the volume and terms of loans; and (v) portfolio-specific risk characteristics.

Portfolio-specific risk characteristics considered include: (i) collateral values/loan-to-value (“LTV”) ratios (above and below 70%); (ii) borrower credit scores under the FICO scoring system (above and below a score of 680); and (iii) other relevant portfolio risk elements such as income verification at the time of underwriting (stated income vs. non-stated income) and the property’s intended use (owner-occupied, non-owner occupied, second home, etc.), the combination of which results in a loan being classified as either “High”, “Moderate” or “Low” risk. These risk classifications are reviewed quarterly to ensure that changes within the portfolio, as well as economic indicators and industry developments, have been appropriately considered in establishing the related allowance for loan losses.

In establishing the allowance for loan losses for retail loans collectively evaluated for impairment, the amount reflecting the Company’s consideration of qualitative factors is added to the amount attributable to historical portfolio loss experience. In this manner, historical charge-off data (whether periods or amounts) is not adjusted and the allowance for loan losses always includes a component attributable to qualitative factors, the degree of which may change from period to period as such qualitative factors indicate improving or worsening trends. The Company evaluates the qualitative factors on a quarterly basis in order to conclude that they continue to be appropriate. There were no significant changes in our approach to determining the qualitative component of the related allowance for loan losses during 2019.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Individually Impaired Loans. The allowance for loan losses also includes specific allowances for individually impaired loans. Generally, the Company’s impaired loans consist of (i) classified commercial loans in excess of $1 million that have been placed on non-accrual status and (ii) loans classified as TDRs. Individually impaired loans are measured based upon observable market prices; the present value of expected future cash flows discounted at the loan’s original effective interest rate; or, in the case of collateral dependent loans, fair value of the collateral (based on appraisals and other market information) less cost to sell. If the recorded investment in a loan exceeds the amount measured as described in the preceding sentence, a specific allowance for loan losses would be established as a component of the overall allowance for loan losses or, in the case of a collateral dependent loan, a charge-off would be recorded for the difference between the loan’s recorded investment and management’s estimate of the fair value of the collateral (less cost to sell). It would be rare for the Company to identify a loan that meets the criteria stated above and requires a specific allowance or a charge-off and not deem it impaired solely as a result of the existence of a guarantee.

People’s United performs an analysis of its impaired loans, including collateral dependent impaired loans, on a quarterly basis. Individually impaired collateral dependent loans are measured based upon the appraised value of the underlying collateral and other market information. Generally, the Company’s policy is to obtain updated appraisals for commercial collateral dependent loans when the loan is downgraded to a risk rating of “substandard” or “doubtful”, and the most recent appraisal is more than 12 months old or a determination has been made that the property has experienced a significant decline in value. Appraisals are prepared by independent, licensed third-party appraisers and are subject to review by the Company’s internal commercial appraisal department or external appraisers contracted by the commercial appraisal department. The conclusions of the external appraisal review are reviewed by the Company’s Chief Commercial Appraiser prior to acceptance. The Company’s policy with respect to impaired loans secured by residential real estate is to receive updated estimates of property values upon the loan being classified as non-performing (typically upon becoming 90 days past due).

In determining the allowance for loan losses, People’s United gives appropriate consideration to the age of appraisals through its regular evaluation of other relevant qualitative and quantitative information. Specifically, between scheduled appraisals, property values are monitored within the commercial portfolio by reference to current originations of collateral dependent loans and the related appraisals obtained during underwriting as well as by reference to recent trends in commercial property sales as published by leading industry sources. Property values are monitored within the residential mortgage and home equity portfolios by reference to available market indicators, including real estate price indices within the Company’s primary lending areas.

In most situations where a guarantee exists, the guarantee arrangement is not a specific factor in the assessment of the related allowance for loan losses. However, the assessment of a guarantor’s credit strength is reflected in the Company’s internal loan risk ratings which, in turn, are an important factor in its allowance for loan loss methodology for loans within the commercial and industrial, and commercial real estate portfolios.

People’s United did not change its methodologies with respect to determining the allowance for loan losses during 2019. As part of its ongoing assessment of the allowance for loan losses, People’s United regularly makes refinements to certain underlying assumptions used in its methodologies. However, such refinements did not have a material impact on the allowance for loan losses or the provision for loan losses as of or for the year ended December 31, 2019.

Acquired Portfolio

Acquired loans are evaluated upon acquisition and classified as either purchased performing or PCI, which represents those acquired loans with specific evidence of deterioration in credit quality since origination and for which it is probable that, as of the acquisition date, all contractually required principal and interest payments will not be collected. PCI loans are generally accounted for on a pool basis, with pools formed based on the loans’ common risk characteristics, such as loan collateral type and accrual status. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.

For purchased performing loans, the required allowance for loan losses is determined in a manner similar to that for originated loans with a provision for loan losses only recorded when the required allowance for loan losses exceeds any remaining purchase discount at the loan level. For PCI loans, the difference between contractually required principal and interest payments at the acquisition date and the undiscounted cash flows expected to be collected at the acquisition date is referred to as the “nonaccretable difference”, which includes an estimate of future credit losses expected to be incurred over the life of the loans in each pool. A decrease in the expected cash flows in subsequent periods requires the establishment of an allowance for loan losses at that time.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Loan Charge-Offs

The Company’s charge-off policies, which comply with standards established by banking regulators, are consistently applied from period to period. Charge-offs are recorded on a monthly basis. Partially charged-off loans continue to be evaluated on a monthly basis and additional charge-offs or loan loss provisions may be recorded on the remaining loan balance based on the same criteria.

For unsecured consumer loans, charge-offs are generally recorded when the loan is deemed to be uncollectible or 120 days past due, whichever occurs first. For consumer loans secured by real estate, including residential mortgage loans, charge-offs are generally recorded when the loan is deemed to be uncollectible or 180 days past due, whichever occurs first, unless it can be clearly demonstrated that repayment will occur regardless of the delinquency status. Factors that demonstrate an ability to repay may include: (i) a loan that is secured by adequate collateral and is in the process of collection; (ii) a loan supported by a valid guarantee or insurance; or (iii) a loan supported by a valid claim against a solvent estate.

For commercial loans, a charge-off is recorded when the Company determines that it will not collect all amounts contractually due based on the fair value of the collateral less cost to sell.

The decision whether to charge-off all or a portion of a loan rather than to record a specific or general loss allowance is based on an assessment of all available information that aids in determining the loan’s net realizable value. Typically, this involves consideration of both (i) the fair value of any collateral securing the loan, including whether the estimate of fair value has been derived from an appraisal or other market information and (ii) other factors affecting the likelihood of repayment, including the existence of guarantees and insurance. If the amount by which the Company’s recorded investment in the loan exceeds its net realizable value is deemed to be a confirmed loss, a charge-off is recorded. Otherwise, a specific or general reserve is established, as applicable. The comparatively low level of net loan charge-offs in recent years, in terms of absolute dollars and as a percentage of average total loans, may not be sustainable in the future.

Revenue from Contracts with Customers

The Company earns revenue from a variety of sources. For revenue streams other than (i) net interest income and (ii) other revenues associated with financial assets and financial liabilities, including loans, leases, securities and derivatives, the Company generally applies the following steps with respect to revenue recognition: (i) identify the contract; (ii) identify the performance obligation; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation; and (v) recognize revenue when the performance obligation is satisfied. The Company’s contracts with customers are generally short-term in nature, typically due within one year or less, or cancellable by the Company or the customer upon a short notice period. Performance obligations for customer contracts are generally satisfied at a single point in time, typically when the transaction is complete, or over time. For performance obligations satisfied over time, the value of the products/services transferred to the customer are evaluated to determine when, and to what degree, performance obligations have been satisfied. Payments from customers are typically received, and revenue recognized, concurrent with the satisfaction of our performance obligations. In most cases, this occurs within a single financial reporting period. For payments received in advance of the satisfaction of our performance obligations, revenue recognition is deferred until such time the performance obligations have been satisfied. In cases where a payment has not been received despite satisfaction of our performance obligations, an estimate of the amount due is accrued in the period our performance obligations have been satisfied. For contracts with variable components, amounts for which collection is probable are accrued.

The following summarizes the Company’s performance obligations for the more significant recurring revenue streams included in non-interest income:

Service charges and fees on deposit accounts - Service charges and fees on deposit accounts consist of monthly account maintenance and other related fees (bank service charges) as well as cash management fees, which are earned for services related to payment processing, overdrafts, non-sufficient funds and other deposit account activity. The Company’s performance obligation for monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Other deposit account related fees, including overdraft charges and cash management fees, are largely transactional-based, and therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Card-based and other non-deposit fees - Card-based and other non-deposit fees are comprised, primarily, of debit and credit card income and ATM fees as well as certain commercial banking lending fees. Debit and credit card income is primarily comprised of interchange fees earned whenever the Company’s debit and credit cards are processed through card payment networks. ATM fees and commercial banking lending fees are largely transactional-based and, therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment is typically received immediately or in the following month.

Investment management fees - Investment management income is primarily comprised of fees earned from the management and administration of trusts and other customer assets. The Company’s performance obligation is generally satisfied over time and the resulting fees are recognized monthly, based upon the month-end market value of the assets under management and the applicable fee rate. Payment is generally received a few days after month end through a direct charge to customers’ accounts. The Company’s performance obligation for these transactional-based services is generally satisfied, and the related revenue recognized, at a point in time (i.e. as incurred). Payment is received shortly after services are rendered.

Insurance commissions and fees - The Company’s insurance revenue, which represents commissions earned for performing broker- and agency-related services, has two distinct performance obligations. The first performance obligation is the selling of the policy as an agent for the carrier. This performance obligation is satisfied upon binding of the policy. The second performance obligation is the ongoing servicing of the policy which is satisfied over the life of the policy. For employee benefits, the payment is typically received monthly. For property and casualty, payments can vary but are typically received at, or in advance of, the policy period.

Brokerage commissions and fees - Brokerage commissions and fees primarily relate to investment advisory and brokerage activities as well as the sale of mutual funds and annuities. The Company’s performance obligation for investment advisory services is generally satisfied, and the related revenue recognized, over the period in which the services are provided. Fees earned for brokerage activities, such as facilitating securities transactions, are generally recognized at the time of transaction execution. The performance obligation for mutual fund and annuity sales is satisfied upon sale of the underlying investment, and therefore, the related revenue is primarily recognized at the time of sale. Payment for these services is typically received immediately or in advance of the service.

The revenue streams noted above represent approximately $277 million (or 56%) of total non-interest income for the year ended December 31, 2020, approximately $288 million (or 67%) for the year ended December 31, 2019 and approximately $270 million (or 74%) for the year ended December 31, 2018. Of these amounts, approximately 40% in 2020, 2019 and 2018 is allocated to the Commercial Banking operating segment and approximately 30% in 2020, 2019 and 2018 is allocated to each of the Retail Banking and Wealth Management operating segments.

The Company generally acts in a principal capacity, on its own behalf, in the majority of its contracts with customers. In such transactions, revenue and the related costs to provide our services are recognized on a gross basis in the financial statements. In some cases, the Company may act in an agent capacity, deriving revenue by assisting other entities in transactions with our customers. In such transactions, revenue and the related costs to provide our services are recognized on a net basis in the financial statements. The extent of the Company’s activities for which it acts as an agent (and for which the related revenue and expense has been presented on a net basis) is immaterial.

Bank-Owned Life Insurance

Bank-owned life insurance (“BOLI”) represents the cash surrender value of life insurance policies purchased on the lives of certain key executives and former key executives. BOLI funds are generally invested in separate accounts and are supported by a stable wrap agreement to fully insulate the underlying investments against changes in fair value. Increases in the cash surrender value of these policies and death benefits in excess of the related invested premiums are included in non-interest income in the Consolidated Statements of Income. The Company’s BOLI policies have been underwritten by highly-rated third party insurance carriers and the investments underlying these policies are deemed to be of low-to-moderate market risk.

Premises and Equipment

Premises and equipment are reported at cost less accumulated depreciation and amortization, except for land, which is reported at cost. Buildings, data processing and other equipment, computer software, furniture and fixtures are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term, the estimated useful life of the improvements or 10 years. Capitalized software development costs are amortized on a straight-line basis over the estimated useful life of the software. Generally, the estimated useful lives are as follows: buildings - 40 years; data processing and other equipment - 3 to 5 years; computer software - 3 to 5 years; and furniture and fixtures - 10 years.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Goodwill and Other Acquisition-Related Intangible Assets

An acquirer in a business combination is required, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration, if any, is also recognized and measured at fair value on the date of acquisition. In addition, the accounting standards for business combinations require that: (i) acquisition-related transaction costs be expensed as incurred; (ii) specific requirements be met in order to accrue for a restructuring plan as part of the acquisition; (iii) certain pre-acquisition contingencies be recognized at fair value; and (iv) acquired loans be recorded at fair value as of the acquisition date without recognition of an ACL.

Intangible assets are recognized in an amount equal to the excess of the consideration transferred over the fair value of the tangible net assets acquired. “Acquisition-related intangible assets” are separately identified, recognized and amortized, where appropriate, for assets such as trade names, certain contractual agreements and the estimated values of acquired core deposits and/or customer relationships. Mutual fund management contract intangibles recognized by People’s United are deemed to have indefinite useful lives and, accordingly, are not amortized. The remaining intangible asset is recognized as goodwill.

Goodwill and indefinite-lived intangible assets are not amortized but, rather, are required to be reviewed for impairment at least annually, with impairment losses recognized as a charge to expense when they occur. Acquisition-related intangible assets other than goodwill and indefinite-lived intangible assets are amortized to expense over their estimated useful lives in a manner consistent with that in which the related benefits are expected to be realized, and are periodically reviewed by management to assess recoverability, with impairment losses recognized as a charge to expense if carrying amounts exceed fair values.

The Company’s trade name intangibles are amortized on either (i) an accelerated basis over a period of approximately 20 years or (ii) a straight-line basis over 5 years. Core deposit intangibles are amortized on an accelerated basis over a period ranging from 6 to 10 years. Customer relationship intangibles are amortized on a straight-line basis over the estimated remaining average life of those relationships, which ranges from 10 to 15 years from the respective acquisition dates. Intangibles stemming from contractual agreements, such as favorable lease and non-compete agreements, are amortized on a straight-line basis over the remaining term of the respective agreements.

Goodwill is evaluated for impairment at the reporting unit level. For the purpose of the goodwill impairment evaluation, management has identified reporting units based upon the Company’s three operating segments: Commercial Banking; Retail Banking; and Wealth Management. The specific assets and liabilities assigned to the reporting units is based on whether such assets and liabilities will be employed in or relate to the operations of a particular reporting unit. Newly acquired goodwill is allocated to reporting units based on the degree to which a reporting unit is expected to benefit from the related acquisition. The impairment evaluation is performed as of an annual measurement date or more frequently if a triggering event indicates that impairment may have occurred.

Entities have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of such events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then the entity is not required to perform the quantitative impairment test as described below.

The quantitative test is used to identify potential impairment, and involves comparing each reporting unit’s estimated fair value to its carrying amount, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill is not deemed to be impaired. Should the carrying amount of the reporting unit exceed its estimated fair value, an impairment loss shall be recognized in an amount equal to that excess, not to exceed the carrying amount of goodwill.

The Company estimates the fair value of its reporting units by applying a weighting of values determined using (i) the discounted cash flow method of the income approach and (ii) the guideline public company method of the market approach. The income approach is based on significant assumptions and judgments, including internal forecasts and growth rates, as well as discount rates and terminal values that reflect management’s assessment of market participant views of the risks associated with the projected cash flows of the reporting units. The market approach is based on a comparison of certain financial metrics, including trading multiples and control premiums, derived from the market prices of stocks of companies that are actively traded and engaged in the same or similar businesses as the Company and the respective reporting unit. The derived multiples are then applied to the reporting unit’s financial metrics to produce an indication of value. Differences in the identification of reporting units or in the selection of valuation techniques and related assumptions could result in materially different evaluations of goodwill impairment.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In conducting its 2020 goodwill impairment evaluation (as of the annual October 1st evaluation date), People’s United elected to perform the quantitative impairment test for all three reporting units (see Note 8). In both 2019 and 2018, People’s United elected to perform the optional qualitative assessment for all three reporting units.

Real Estate Owned

Real estate owned (“REO”) properties acquired through foreclosure or deed-in-lieu of foreclosure are recorded initially at the lower of cost or estimated fair value less costs to sell. Any write-down of the recorded investment in the related loan is charged to the ACL upon transfer to REO. Thereafter, an allowance for REO losses is established for any further declines in the property’s value. This allowance is increased by provisions charged to income and decreased by charge-offs for realized losses. Management’s periodic evaluation of the adequacy of the allowance is based on an analysis of individual properties, as well as a general assessment of current real estate market conditions.

Income Taxes

Deferred taxes are recognized for the estimated future tax effects attributable to “temporary differences” and tax loss carryforwards. Temporary differences are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions and for all tax loss carryforwards, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management’s judgment about the realizability of the deferred tax asset.

Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to future taxable income. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

Individual tax positions taken or expected to be taken on a tax return must satisfy certain criteria in order for some or all of the related tax benefits to be recognized in the financial statements. Specifically, a recognition threshold of more-likely-than-not must be met in order to recognize those tax benefits.

Earnings Per Common Share

Basic earnings per common share (“EPS”) excludes dilution and is computed by dividing earnings attributable to common shareholders by the weighted average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options and performance shares) were exercised or converted into additional common shares that would then share in the earnings of the entity. Diluted EPS is computed by dividing earnings attributable to common shareholders by the weighted average number of common shares outstanding for the year, plus an incremental number of common-equivalent shares computed using the treasury stock method.

Unvested share-based payment awards, which include the right to receive non-forfeitable dividends or dividend equivalents, are considered to participate with common shareholders in undistributed earnings for purposes of computing EPS. Companies that have such participating securities, including People’s United, are required to calculate basic and diluted EPS using the two-class method. Restricted stock awards granted by People’s United are considered participating securities. Calculations of EPS under the two-class method (i) exclude from the numerator any dividends paid or owed on participating securities and any undistributed earnings considered to be attributable to participating securities and (ii) exclude from the denominator the dilutive impact of the participating securities.

Derivative Financial Instruments and Hedging Activities

People’s United uses derivative financial instruments as components of its market risk management (principally to manage interest rate risk (“IRR”)). Certain other derivatives are entered into in connection with transactions with commercial customers. Derivatives are not used for speculative purposes.

All derivatives are recognized as either assets or liabilities in the Consolidated Statements of Condition, reported at fair value and presented on a gross basis. Until a derivative is settled, a favorable change in fair value results in an unrealized gain that is recognized as an asset, while an unfavorable change in fair value results in an unrealized loss that is recognized as a liability.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company generally applies hedge accounting to its derivatives used for market risk management purposes. Hedge accounting is permitted only if specific criteria are met, including a requirement that a highly effective relationship exist between the derivative instrument and the hedged item, both at inception of the hedge and on an ongoing basis. The hedge accounting method depends upon whether the derivative instrument is classified as a fair value hedge (i.e. hedging an exposure related to a recognized asset or liability, or a firm commitment) or a cash flow hedge (i.e. hedging an exposure related to the variability of future cash flows associated with a recognized asset or liability, or a forecasted transaction). Changes in the fair value of effective fair value hedges are recognized in current earnings (with the change in fair value of the hedged asset or liability also recorded in earnings). Changes in the fair value of effective cash flow hedges are recognized in other comprehensive income (loss) until earnings are affected by the variability in cash flows of the designated hedged item. Ineffective portions of hedge results are recognized in current earnings. Changes in the fair value of derivatives for which hedge accounting is not applied are recognized in current earnings.

People’s United formally documents at inception all relationships between the derivative instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transactions. This process includes linking all derivatives that are designated as hedges to specific assets and liabilities, or to specific firm commitments or forecasted transactions. People’s United also formally assesses, both at inception of the hedge and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the fair values or cash flows of the hedged items. If it is determined that a derivative is not highly effective or has ceased to be a highly effective hedge, People’s United would discontinue hedge accounting prospectively. Gains or losses resulting from the termination of a derivative accounted for as a cash flow hedge remain in AOCL and are amortized to earnings over the remaining period of the former hedging relationship, provided the hedged item continues to be outstanding or it is probable the forecasted transaction will occur.

People’s United uses the dollar offset method, regression analysis and scenario analysis to assess hedge effectiveness at inception and on an ongoing basis. Such methods are chosen based on the nature of the hedge strategy and are used consistently throughout the life of the hedging relationship.

Certain derivative financial instruments are offered to commercial customers to assist them in meeting their financing and investing objectives and for their risk management purposes. These derivative financial instruments consist primarily of interest rate swaps and caps, but also include foreign exchange contracts. The interest rate and foreign exchange risks associated with customer interest rate swaps and caps and foreign exchange contracts are mitigated by entering into similar derivatives having essentially offsetting terms with institutional counterparties.

Interest rate-lock commitments extended to borrowers relate to the origination of residential mortgage loans. To mitigate the IRR inherent in these commitments, People’s United enters into mandatory delivery and best efforts contracts to sell adjustable-rate and fixed-rate residential mortgage loans (servicing released). Forward commitments to sell and interest rate-lock commitments on residential mortgage loans are considered derivatives and their respective estimated fair values are adjusted based on changes in interest rates.

Changes in the fair value of derivatives for which hedge accounting is not applied are recognized in current earnings, including customer derivatives, interest-rate lock commitments and forward sale commitments.

Balance Sheet Offsetting

Assets and liabilities relating to certain financial instruments, including derivatives, may be eligible for offset in the Consolidated Statements of Condition and/or subject to enforceable master netting arrangements or similar agreements. People’s United’s derivative transactions with institutional counterparties are generally executed under International Swaps and Derivative Association master agreements, which include “right of set-off” provisions that provide for a single net settlement of all interest rate swap positions, as well as collateral, in the event of default on, or the termination of, any one contract. Nonetheless, the Company does not, except as discussed in Note 24, offset asset and liabilities under such arrangements in the Consolidated Statements of Condition.

Collateral (generally in the form of marketable debt securities) pledged by counterparties in connection with derivative transactions is not reported in the Consolidated Statements of Condition unless the counterparty defaults. Collateral that has been pledged by People’s United to counterparties continues to be reported in the Consolidated Statements of Condition unless the Company defaults.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fair Value Measurements

Accounting standards related to fair value measurements define fair value, provide a framework for measuring fair value and establish related disclosure requirements. Broadly, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accordingly, an “exit price” approach is required in determining fair value. In support of this principle, a fair value hierarchy has been established that prioritizes the inputs used to measure fair value, requiring entities to maximize the use of market or observable inputs (as more reliable measures) and minimize the use of unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs generally require significant management judgment.

The three levels within the fair value hierarchy are as follows:

•Level 1 - Unadjusted quoted market prices for identical assets or liabilities in active markets that the entity has the ability to access at the measurement date (such as active exchange-traded equity securities or mutual funds and certain U.S. and government agency debt securities).

•Level 2 - Observable inputs other than quoted prices included in Level 1, such as:

○quoted prices for similar assets or liabilities in active markets (such as U.S. agency and GSE issued mortgage-backed and CMO securities);

○quoted prices for identical or similar assets or liabilities in less active markets (such as certain U.S. and government agency debt securities, and corporate and municipal debt securities that trade infrequently); and

○other inputs that (i) are observable for substantially the full term of the asset or liability (e.g. interest rates, yield curves, prepayment speeds, default rates, etc.) or (ii) can be corroborated by observable market data (such as interest rate and currency derivatives and certain other securities).

•Level 3 - Valuation techniques that require unobservable inputs that are supported by little or no market activity and are significant to the fair value measurement of the asset or liability (such as pricing models, discounted cash flow methodologies and similar techniques that typically reflect management’s own estimates of the assumptions a market participant would use in pricing the asset or liability).

People’s United maintains policies and procedures to value assets and liabilities using the most relevant data available.

Stock-Based Compensation

People’s United’s stock-based compensation plans provide for awards of stock options, restricted stock and performance shares to directors, officers and employees. Costs resulting from the issuance of such share-based payment awards are required to be recognized in the financial statements based on the grant date fair value of the award. Stock-based compensation expense is recognized over the requisite service period, which is generally the vesting period.

New Accounting Standards

Standards effective in 2020

Financial Instruments - Credit Losses

In June 2016, the FASB amended its standards with respect to certain aspects of measurement, recognition and disclosure of credit losses on loans and other financial instruments carried at amortized cost, as well as debt securities available-for-sale and purchased financial assets with credit deterioration (“PCD assets”). The amendment is to be applied through a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). For certain assets (such as debt securities for which other-than-temporary impairment has been recognized before the effective date and PCD assets), a prospective transition approach is required. For existing purchased credit impaired assets, upon adoption, the amortized cost basis is adjusted to reflect the addition of the ACL. This transition relief avoids the need for a reporting entity to reassess its purchased financial assets that exist as of the date of adoption in order to determine whether they would have met, at acquisition, the new criteria of ‘more-than insignificant’ credit deterioration since origination. The transition relief also allows an entity to accrete the remaining noncredit discount (based on the revised amortized cost basis) into interest income over the life of the related asset using the interest method.

Under the standard, the Company will determine the ACL based upon a consideration of its historical loss experience, current borrower-specific risk characteristics, forecasts of future economic conditions and other relevant factors. In doing so, the method for determining estimated credit losses will move from an “incurred loss” model to a “life of loan” model.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For public business entities, this new amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company’s adoption of this guidance as of January 1, 2020, which was based upon forecasted economic conditions and portfolio balances existing as of December 31, 2019, resulted in the following:

•an increase in the ACL on funded loans of $72 million:

○amount includes a $28 million adjustment to the amortized cost basis of PCD loans;

•an increase in the ACL on off-balance-sheet commitments of $15 million;

•the establishment of an ACL on debt securities held-to-maturity of $2 million; and

•a decrease in retained earnings of $46 million, net of tax.

The increase in aggregate loan allowance levels was driven, primarily, by higher reserve requirements associated with the Company’s retail portfolios (i.e. residential mortgage and home equity) due to the difference between the loss emergence periods of these portfolios under the prior incurred loss model and the expected remaining life of such loans as required by the standard, partially offset by lower reserve requirements associated with certain of the Company’s commercial portfolios, which generally have shorter contractual maturities. The liability for off-balance sheet commitments reflects the inclusion of lifetime losses for expected funding over the remaining life of such exposures. The Company’s held-to-maturity debt securities portfolio consists primarily of agency-backed securities and highly-rated municipal and corporate bonds, all of which inherently have minimal non-payment risk.

In accordance with the amended guidance, the Company elected the practical expedients related to (i) the presentation of accrued interest receivable, net of the ACL, in other assets within the Consolidated Statements of Condition and (ii) the exclusion, for disclosure purposes, of accrued interest balances from the amortized cost basis of the loan portfolio.

The adjustments noted above served to reduce regulatory capital ratios for both the Holding Company and the Bank by approximately 10 basis points at that time. In December 2018, the Federal banking agencies approved a final rule allowing an option to phase-in, over three years, the day one regulatory capital effects of the standard. In March 2020, the Federal banking agencies issued an interim final rule providing an alternative option to delay, for two years, an estimate of the standard’s effect on regulatory capital (relative to incurred loss methodology’s effect on regulatory capital), followed by a three-year transition period. The Company has elected the alternative option provided in the March 2020 interim final rule.

The amended guidance also requires expanded disclosures. See Note 4, “Securities,” Note 5, “Loans” and Note 6, “Allowance for Credit Losses” for the new disclosures required by the standard, including further discussion of the Company’s accounting policies and methodologies used to estimate expected credit losses beginning in 2020.

Simplifying the Test for Goodwill Impairment

In January 2017, the FASB amended its standards with respect to goodwill, simplifying how an entity is required to conduct the impairment assessment by eliminating Step 2, which requires a hypothetical purchase price allocation, from the goodwill impairment test. Instead, goodwill impairment will now be measured as the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill. An entity will still have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. For public business entities, this new guidance is effective in fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 (January 1, 2020 for People’s United) and is to be applied prospectively. Early adoption is permitted for any impairment tests performed after January 1, 2017. This amendment, which the Company elected to early adopt effective January 1, 2018, was applied in connection with the Company’s annual impairment evaluation conducted as of October 1, 2020 (see Note 8).

Disclosure Requirements - Fair Value Measurement

In August 2018, the FASB issued targeted amendments that serve to eliminate, add and modify certain disclosure requirements for fair value measurements. Among the changes, entities are no longer required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but are required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. These amendments are effective for interim and annual reporting periods beginning after December 15, 2019 (January 1, 2020 for People’s United) and early adoption is permitted. Entities may also elect to (i) early adopt the eliminated and/or modified disclosure requirements and (ii) delay adoption of the new disclosure requirements until their effective date. The provisions set forth in this guidance, which the Company elected to early adopt in 2018, have been reflected in Note 21 (as applicable) and did not have a significant impact on the Company’s Consolidated Financial Statements.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Reference Rate Reform

In 2017, the United Kingdom’s Financial Conduct Authority announced that it will cease to compel its panel banks to submit London Interbank Offered Rate (“LIBOR”) rates after December 31, 2021 as a result of the steadily decreasing number of transaction-based borrowing observations between banks in interbank funding markets. LIBOR is widely used by the Company as it serves as the primary index rate for approximately 46% of its loan portfolio. As a result of LIBOR cessation, a Company-wide initiative was introduced to assess all applicable loan, deposit and borrowing categories, and develop a comprehensive plan for the transition away from LIBOR. The Company expects to follow recommendations from the Federal Reserve’s Alternative Reference Rate Committee and the International Swaps and Derivatives Association, along with industry-led solutions, in establishing a replacement index, or indices, for LIBOR.

In March 2020, the FASB issued a new standard providing temporary optional expedients and exceptions to existing U.S. GAAP on contract modifications and hedge accounting in order to ease the financial reporting burdens associated with transitioning away from LIBOR and other interbank offered rates to acceptable alternative rates. Under the new guidance, an entity can elect, by accounting topic or industry subtopic, to account for the modification of a contract affected by reference rate reform as a continuation of the existing contract, if certain conditions are met. In addition, the new guidance allows an entity to elect, on a hedge-by-hedge basis, to continue to apply hedge accounting for hedging relationships in which the critical terms change due to reference rate reform, if certain conditions are met. A one-time election to sell and/or transfer held-to-maturity debt securities that reference a rate affected by reference rate reform is also permitted under the new guidance. While the standard is effective upon issuance, the Company continues to evaluate the impact and which optional expedients and exceptions might be elected. These optional elections will generally cease to apply to contract modifications or existing hedging relationships after December 31, 2022.

In November 2020, the Federal banking agencies issued a statement encouraging banks that enter into new financial contracts prior to December 31, 2021 to utilize a reference rate other than LIBOR or include robust fallback language that specifies a clearly defined alternative reference rate after LIBOR’s discontinuation. Separately, the agencies indicated that a bank may use any reference rate for its loans that the bank determines to be appropriate for its funding model and customer needs.

Standards effective in 2021

Disclosure Requirements - Defined Benefit Plans

In August 2018, the FASB issued targeted amendments that serve to make minor changes to the disclosure requirements for employers that sponsor defined benefit pension and/or other postretirement benefit plans. More specifically, the amendments (i) remove disclosures that are no longer considered cost beneficial, (ii) clarify the specific requirements of selected disclosures and (iii) add disclosure requirements identified as relevant. These amendments are effective for fiscal years ending after December 15, 2020 (January 1, 2021 for People’s United) and early adoption is permitted. The provisions set forth in this guidance, which the Company elected to early adopt in 2018, have been reflected in Note 19 (as applicable) and did not have a significant impact on the Company’s Consolidated Financial Statements.

Simplifying the Accounting for Income Taxes

In December 2019, the FASB amended its standards with respect to income taxes, simplifying the accounting in several areas, including intra-period tax allocation, deferred tax liabilities related to outside basis differences, and year-to-date losses in interim periods, among others. For public business entities, this new guidance is effective in fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 (January 1, 2021 for People’s United) and early adoption is permitted. If an entity elects to early adopt, it must adopt all changes as a result of the guidance. Adoption of this standard is not expected to have a significant impact on the Company’s Consolidated Financial Statements.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2 - Acquisitions and Dispositions

Dispositions Completed in 2020 and 2019

Sale of People’s United Insurance Agency

On November 2, 2020, the Bank completed its sale of People’s United Insurance Agency, Inc. (“PUIA”) to AssuredPartners in an all-cash transaction for $120 million. PUIA is a full-service insurance brokerage providing commercial, personal and employee benefit insurance solutions. The decision to sell PUIA was a result of the Bank’s continued reassessment of its business model in an effort to identify opportunities to improve its core banking products and services and to further enhance digital offerings across markets. The assets sold totaled $58.5 million, consisting of cash and short-term receivables as well as related goodwill ($31.7 million) and other acquisition-related intangible assets (insurance customer relationships totaling $3.2 million). The liabilities sold totaled $14.4 million, consisting of short-term payables and other accrued expenses.

Prior to the sale, the activities of PUIA were included in the Wealth Management operating segment which, for reporting purposes, was allocated among the Commercial Banking and Retail Banking reportable segments (see Note 25 for additional information). The sale resulted in a pre-tax gain, net of expenses, of $75.9 million, which is included in non-interest income in the Consolidated Statements of Income. As a result of the sale, the capital ratios for both the Holding Company and the Bank improved by approximately 15 basis points at that time.

Sale of Branches

On October 25, 2019, the Bank completed the sale of eight branches located in central Maine, including approximately: (i) $103 million in loans; (ii) $258 million in deposits; and (iii) $227 million of assets under management. The sale resulted in a gain, net of expenses, of $7.6 million, which is included in other non-interest income in the Consolidated Statements of Income.

Acquisitions Completed in 2019

United Financial Bancorp, Inc.

Effective November 1, 2019, People’s United completed its acquisition of United Financial Bancorp, Inc. (“United Financial”) based in Hartford, Connecticut. The fair value of the consideration transferred in the United Financial acquisition totaled $720.6 million and consisted of 44.4 million shares of People’s United common stock. At the acquisition date, United Financial operated 58 branch locations concentrated in central Connecticut and western Massachusetts. The fair value of assets acquired and liabilities assumed in the United Financial acquisition totaled $7.22 billion and $6.50 billion, respectively. Merger-related expenses recorded during the years ended December 31, 2020 and 2019 related to this acquisition totaled $43.3 million and $22.2 million, respectively.

BSB Bancorp, Inc.

Effective April 1, 2019, People’s United completed its acquisition of BSB Bancorp, Inc. (“BSB Bancorp”) based in Belmont, Massachusetts. The fair value of the consideration transferred in the BSB Bancorp acquisition totaled $324.5 million and consisted of 19.7 million shares of People’s United common stock. At the acquisition date, BSB Bancorp operated six branches in the greater Boston area. The fair value of assets acquired and liabilities assumed in the BSB Bancorp acquisition totaled $3.19 billion and $2.86 billion, respectively. Merger-related expenses recorded during the years ended December 31, 2020 and 2019 related to this acquisition totaled $0.4 million and $8.1 million, respectively.

VAR Technology Finance

Effective January 2, 2019, the Bank completed its acquisition of VAR Technology Finance (“VAR”), a leasing and financing company headquartered in Mesquite, Texas. The fair value of the consideration transferred in the VAR acquisition consisted of $60.0 million in cash. Merger-related expenses totaling $1.9 million relating to this transaction were recorded during the year ended December 31, 2019.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Acquisitions Completed in 2018

First Connecticut Bancorp, Inc.

Effective October 1, 2018, the Company completed its acquisition of First Connecticut Bancorp, Inc. (“First Connecticut”) based in Farmington, Connecticut. The fair value of the consideration transferred in the First Connecticut acquisition totaled $486.4 million and consisted of 28.4 million shares of People’s United common stock. At the acquisition date, First Connecticut operated 25 branch locations throughout central Connecticut and western Massachusetts. The fair value of assets acquired and liabilities assumed in the First Connecticut acquisition totaled $3.45 billion and $2.96 billion, respectively. Merger-related expenses recorded during the years ended December 31, 2019 and 2018 related to this acquisition totaled $16.8 million and $8.8 million, respectively.

Vend Lease Company

Effective June 27, 2018, the Bank completed its acquisition of Vend Lease Company (“Vend Lease”), a Baltimore-based equipment finance company. The fair value of the consideration transferred in the Vend Lease acquisition consisted of $37.5 million in cash. In connection with this transaction, the Bank acquired a lease and loan portfolio with an acquisition-date estimated fair value of $68.8 million and recorded goodwill of $23.9 million. Merger-related expenses totaling $2.1 million relating to this transaction were recorded during the year ended December 31, 2018.

NOTE 3 - Cash and Cash Equivalents

In December 2020, the FRB adopted a final rule that served to lower reserve requirement ratios on transaction accounts maintained at depository institutions, including the Bank, to zero percent, thereby effectively eliminating all reserve requirements. A combination of reserves in the form of deposits with the FRB-NY and vault cash totaling $171.6 million at December 31, 2019 were used to satisfy federal regulatory requirements at that time. Vault cash is included in cash and due from banks, and interest-bearing deposits the FRB-NY are included in short-term investments in the Consolidated Statements of Condition. These deposits represent an alternative to overnight federal funds sold and yielded 0.10% and 1.55% at December 31, 2020 and 2019, respectively.

Short-term investments consist of the following cash equivalents:

As of December 31 (in millions)	2020	2019
Interest-bearing deposits at the FRB-NY	$3,598.9	$219.4
Collateral posted for derivative instruments	151.9	84.4
Money market mutual funds	8.9	5.7
Other	6.3	7.3

Total short-term investments	$3,766.0	$316.8

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 4 - Securities

The amortized cost, ACL, gross unrealized gains and losses, and fair value of People’s United’s debt securities available-for-sale and debt securities held-to-maturity are as follows:

As of December 31, 2020 (in millions)	Amortized Cost	ACL (1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities available-for-sale:
U.S. Treasury and agency	$529.8	$-	$11.8	$-	$541.6
GSE mortgage-backed and CMO securities	4,274.7	-	110.9	(1.7)	4,383.9

Total debt securities available-for-sale	$4,804.5	$-	$122.7	$(1.7)	$4,925.5

Debt securities held-to-maturity:
State and municipal	$2,824.3	$(0.1)	$236.0	$-	$3,060.2
GSE mortgage-backed securities	1,079.9	-	36.4	-	1,116.3
Corporate	89.7	(1.5)	1.0	(0.2)	89.0
Other	1.5	-	-	-	1.5

Total debt securities held-to-maturity	$3,995.4	$(1.6)	$273.4	$(0.2)	$4,267.0

(1)As discussed in Note 1, beginning January 1, 2020, an ACL is required to be recognized (as appropriate) for debt securities.

As of December 31, 2019 (in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt securities available-for-sale:
U.S. Treasury and agency	$689.5	$0.4	$(2.8)	$687.1
GSE mortgage-backed securities	2,856.3	25.0	(4.1)	2,877.2

Total debt securities available-for-sale	$3,545.8	$25.4	$(6.9)	$3,564.3

Debt securities held-to-maturity:
State and municipal	$2,503.9	$142.0	$(0.4)	$2,645.5
GSE mortgage-backed securities	1,271.4	8.0	(0.3)	1,279.1
Corporate	92.4	1.5	-	93.9
Other	1.5	-	-	1.5

Total debt securities held-to-maturity	$3,869.2	$151.5	$(0.7)	$4,020.0

At December 31, 2020, accrued interest receivable associated with debt securities available-for-sale and held-to-maturity totaled $10.7 million and $31.5 million, respectively, and is reported in other assets in the Consolidated Statements of Condition.

At December 31, 2020, no debt securities held-to-maturity were past due or in non-accrual status. The following table summarizes changes in the ACL on debt securities held-to-maturity for the year ended December 31, 2020:

(in millions)	Corporate	State and municipal	Total
Balance at beginning of period	$-	$-	$-
CECL transition adjustment	1.8	0.1	1.9

Balance at beginning of period, adjusted	1.8	0.1	1.9
Provision charged (credited) to income	(0.3)	-	(0.3)

Balance at end of period	$1.5	$0.1	$1.6

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Credit Quality Indicators

Credit ratings, which are updated monthly, are a key measure for estimating the probability of a bond’s default and for monitoring credit quality on an on-going basis. For bonds other than U.S. Treasuries and bonds issued or guaranteed by U.S. government agencies, credit ratings issued by one or more nationally recognized statistical rating organizations such as Moody’s, S&P, Fitch or Kroll are considered in conjunction with an assessment by the Company’s risk management department. In the case of multiple ratings, generally the lower rating prevails. Investment grade reflects a credit rating of BBB- or above.

The table below indicates the credit profile of the Company’s debt securities held-to-maturity at amortized cost:

As of December 31, 2020 (in millions)	Investment Grade	Non-Investment Grade	Total
State and municipal	$2,824.1	$0.2	$2,824.3
GSE mortgage-backed securities	1,079.9	-	1,079.9
Corporate	84.7	5.0	89.7
Other	1.5	-	1.5

Total	$3,990.2	$5.2	$3,995.4

The following table summarizes those debt securities available-for-sale with unrealized losses at December 31, 2020, classified as to the length of time the losses have existed and, for which no ACL has been recognized.

	Continuous Unrealized Loss Position
	Less Than 12 Months		12 Months Or Longer		Total
As of December 31, 2020 (in millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Debt securities available-for-sale:
GSE mortgage-backed and CMO securities	$225.5	$(1.7)	$-	$-	$225.5	$(1.7)

Total debt securities available-for-sale	$225.5	$(1.7)	$-	$-	$225.5	$(1.7)

At December 31, 2020, nine of the 2,448 debt securities available-for-sale owned by the Company had gross unrealized losses totaling $1.7 million. With respect to those securities with unrealized losses, all of the GSE mortgage-backed and CMO securities had AAA credit ratings and an average contractual maturity of 10 years.

As of December 31, 2020, no ACL has been recognized on debt securities available-for-sale in an unrealized loss position as management does not believe any of the securities are impaired due to reasons of credit quality. Rather, the cause of the gross unrealized losses with respect to all of the debt securities is directly related to changes in interest rates. At this time, management does not intend to sell such securities nor is it more likely than not, based upon available evidence, that management will be required to sell such securities prior to recovery. No credit impairment losses were recognized in the Consolidated Statements of Income for the years ended December 31, 2020, 2019 and 2018.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table summarizes those debt securities with unrealized losses at December 31, 2019, classified as to the length of time the unrealized losses have existed. Certain unrealized losses totaled less than $0.1 million.

	Continuous Unrealized Loss Position
	Less Than 12 Months		12 Months Or Longer		Total
As of December 31, 2019 (in millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Debt securities available-for-sale:
GSE mortgage-backed securities	$565.4	$(3.1)	$509.3	$(1.0)	$1,074.7	$(4.1)
U.S. Treasury and agency	181.0	(0.4)	362.4	(2.4)	543.4	(2.8)

Total debt securities available-for-sale	$746.4	$(3.5)	$871.7	$(3.4)	$1,618.1	$(6.9)

Debt securities held-to-maturity:
GSE mortgage-backed securities	$100.9	$(0.3)	$9.1	$-	$110.0	$(0.3)
State and municipal	33.0	(0.2)	11.4	(0.2)	44.4	(0.4)
Corporate	3.5	-	8.6	-	12.1	-

Total debt securities held-to-maturity	$137.4	$(0.5)	$29.1	$(0.2)	$166.5	$(0.7)

At December 31, 2020 and 2019, debt securities available-for-sale with fair values of $4.93 billion and $2.43 billion, respectively, and debt securities held-to-maturity with an amortized cost basis of $2.08 billion and $1.47 billion, respectively, were pledged as collateral for public deposits and for other purposes.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table is a summary of the amortized cost, fair value and fully taxable equivalent (“FTE”) yield of debt securities as of December 31, 2020, based on remaining period to contractual maturity. Information for GSE mortgage-backed and CMO securities is based on the final contractual maturity dates without considering repayments and prepayments.

	Available-for-Sale			Held-to-Maturity
(dollars in millions)	Amortized Cost	Fair Value	FTE Yield	Amortized Cost	Fair Value	FTE Yield
U.S. Treasury and agency:
Within 1 year	$61.3	$61.9	1.49%	$-	$-	-%
After 1 but within 5 years	468.5	479.7	1.43	-	-	-

Total	529.8	541.6	1.43	-	-	-

GSE mortgage-backed and CMO securities:
After 1 but within 5 years	113.5	118.2	3.19	866.4	896.3	2.45
After 5 but within 10 years	1,287.1	1,332.8	2.16	208.9	215.3	2.21
After 10 years	2,874.1	2,932.9	1.77	4.6	4.7	2.09

Total	4,274.7	4,383.9	1.93	1,079.9	1,116.3	2.40

State and municipal:
Within 1 year	-	-	-	6.6	6.7	3.10
After 1 but within 5 years	-	-	-	281.4	296.0	2.73
After 5 but within 10 years	-	-	-	576.5	626.2	3.60
After 10 years	-	-	-	1,959.8	2,131.3	3.56

Total	-	-	-	2,824.3	3,060.2	3.49

Corporate:
After 1 but within 5 years	-	-	-	12.8	12.8	3.21
After 5 but within 10 years	-	-	-	76.9	76.2	4.56

Total	-	-	-	89.7	89.0	4.37

Other:
After 1 but within 5 years	-	-	-	1.5	1.5	1.75

Total	-	-	-	1.5	1.5	1.75

Total:
Within 1 year	61.3	61.9	1.49	6.6	6.7	3.10
After 1 but within 5 years	582.0	597.9	1.77	1,162.1	1,206.6	2.52
After 5 but within 10 years	1,287.1	1,332.8	2.16	862.3	917.7	3.35
After 10 years	2,874.1	2,932.9	1.77	1,964.4	2,136.0	3.56

Total	$4,804.5	$4,925.5	1.87%	$3,995.4	$4,267.0	3.21%

People’s United uses the specific identification method to determine the cost of securities sold and records securities transactions on the trade date. People’s United sold GSE mortgage-backed securities with an amortized cost of $235.5 million and recorded $10.0 million of gross realized losses in December 2018. Including other minor gains and losses, net security gains (losses) totaled $0.2 million and $(9.8) million for the years ended December 31, 2019 and 2018, respectively.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The components of net security gains (losses) are summarized below. Gains on trading debt securities totaled less than $0.1 million for the year ended December 31, 2020. There were no other security gains or losses recognized for the year ended December 31, 2020.

Years ended December 31 (in millions)	2019	2018
Debt securities:
Gains	$0.5	$0.1
Losses	(0.4)	(10.0)

Total debt securities	0.1	(9.9)

Trading debt securities:
Gains	0.1	0.1
Losses	-	-

Total trading debt securities	0.1	0.1

Net security gains (losses)	$0.2	$(9.8)

Effective January 1, 2018, People’s United adopted new accounting guidance that requires equity investments (other than equity method investments) to be measured at fair value with changes in fair value recognized in net income. At December 31, 2017, the Company’s securities portfolio included equity securities with an amortized cost of $9.6 million and a fair value of $8.7 million. Accordingly, upon adoption of this guidance, a cumulative-effect transition adjustment, representing the cumulative unrealized loss (net-of-tax) within AOCL was recorded, which served to decrease opening retained earnings by $0.6 million. For the years ended December 31, 2020, 2019 and 2018, People’s United recorded unrealized (losses) gains of $(1.1) million, $1.5 million and $0.6 million (included in other non-interest income in the Consolidated Statements of Income) relating to the change in fair value of its equity securities during the respective periods.

The Bank, as a member of the FHLB of Boston, is currently required to purchase and hold shares of capital stock in the FHLB of Boston (total cost of $38.2 million and $136.6 million at December 31, 2020 and 2019, respectively) in an amount equal to its membership base investment plus an activity based investment determined according to the Bank’s level of outstanding FHLB advances. As a result of prior acquisitions, the Bank acquired shares of capital stock in the FHLB of New York (total cost of $0.7 million at December 31, 2019, none at December 31, 2020). Based on the current capital adequacy and liquidity position of the FHLB of Boston, management believes there is no impairment in the Company’s investment at December 31, 2020 and the cost of the investment approximates fair value. Dividend income on FHLB capital stock totaled $4.8 million, $7.0 million and $8.3 million for the years ended December 31, 2020, 2019 and 2018, respectively.

The Bank, as a member of the Federal Reserve Bank system, is currently required to purchase and hold shares of capital stock in the FRB-NY (total cost of $228.4 million and $203.8 million at December 31, 2020 and 2019, respectively) in an amount equal to 6% of its capital and surplus. Based on the current capital adequacy and liquidity position of the FRB-NY, management believes there is no impairment in the Company’s investment at December 31, 2020 and the cost of the investment approximates fair value. Dividend income on FRB-NY capital stock totaled $2.0 million, $3.8 million and $5.1 million for the years ended December 31, 2020, 2019 and 2018, respectively.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 5 - Loans

As a result of adopting the CECL standard on January 1, 2020, the Company’s prior distinction between the originated loan portfolio and the acquired loan portfolio is no longer necessary. Accordingly, prior period disclosures have been revised to conform to the current period presentation. For purposes of disclosures related to the credit quality of financing receivables and the ACL (see Note 6), People’s United has identified two loan portfolio segments, Commercial and Retail, which are comprised of the following loan classes:

•Commercial Portfolio: commercial real estate; commercial and industrial; equipment financing; and MW/ABL.

•Retail Portfolio: residential mortgage; home equity; and other consumer.

These portfolio segments and loan classes are unchanged following adoption of the CECL standard, with the exception of MW/ABL which, prior to January 1, 2020, was included in commercial and industrial. The following table summarizes People’s United’s loans by loan portfolio segment and class:

As of December 31 (in millions)	2020	2019
Commercial:
Commercial real estate (1)	$13,336.9	$14,762.3
Commercial and industrial (1)	10,764.1	8,693.2
Equipment financing	4,930.0	4,910.4
MW/ABL	4,218.2	2,348.4

Total Commercial Portfolio	33,249.2	30,714.3

Retail:
Residential mortgage:
Adjustable-rate	5,517.3	7,064.8
Fixed-rate	3,001.6	3,253.3

Total residential mortgage	8,518.9	10,318.1

Home equity and other consumer:
Home equity	1,997.2	2,406.5
Other consumer	104.2	157.2

Total home equity and other consumer	2,101.4	2,563.7

Total Retail Portfolio	10,620.3	12,881.8

Total loans	$43,869.5	$43,596.1

(1)In connection with the United Bank core system conversion in April 2020, approximately $400 million of loans secured by owner-occupied commercial properties were prospectively reclassified, at that time, from commercial real estate loans to commercial and industrial loans. Prior period loan balances were not restated to conform to the current period presentation.

Paycheck Protection Program

The CARES Act created a new loan guarantee program known as the Paycheck Protection Program (“PPP”), the objective of which is to provide small businesses with financial support to cover payroll and certain other qualifying expenses. Loans made under the PPP are fully guaranteed by the Small Business Administration (the “SBA”), whose guarantee is backed by the full faith and credit of the United States. PPP loans also afford borrowers forgiveness up to the principal amount of the loan, plus accrued interest, provided the loan proceeds are used to retain workers and maintain payroll or to make certain mortgage interest, lease and utility payments, and certain other criteria are satisfied. The SBA will reimburse PPP lenders for any amount of a PPP loan that is forgiven, and PPP lenders will not be held liable for any representations made by PPP borrowers in connection with their requests for loan forgiveness. Included in commercial and industrial loans at December 31, 2020 are PPP loans totaling $2.3 billion and associated deferred loan fees totaling $45.9 million. For regulatory capital purposes, PPP loans are assigned a zero risk-weighting as a result of the related SBA guarantee.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Net deferred loan costs, which are included in loans by respective class and exclude deferred fees on loans issued under the PPP, totaled $68.1 million at December 31, 2020 and $87.5 million at December 31, 2019. At December 31, 2020, accrued interest receivable associated with loans totaled $159.9 million and is reported in other assets in the Consolidated Statements of Condition. During the year ended December 31, 2020, the Company wrote off accrued interest receivable attributable to the Commercial and Retail portfolio segments totaling $1.3 million and $0.2 million, respectively.

At December 31, 2020, 25%, 20% and 18% of the Company’s loans by outstanding principal amount were to customers located within Connecticut, Massachusetts and New York, respectively. Loans to customers located in the New England states as a group represented 55% and 58% of total loans at December 31, 2020 and 2019, respectively. Substantially the entire equipment financing portfolio (94% and 95% at December 31, 2020 and 2019) was to customers located outside of New England. At December 31, 2020, 29% of the equipment financing portfolio was to customers located in Texas, California and New York, and no other state exposure was greater than 7%. Included in the Commercial portfolio are construction loans totaling $1.2 billion and $1.1 billion at December 31, 2020 and 2019, respectively, net of the unadvanced portion of such loans totaling $508.6 million and $798.3 million, respectively.

At December 31, 2020 and 2019, residential mortgage loans included $866.4 million and $1.1 billion, respectively, of interest-only loans. People’s United’s underwriting guidelines and requirements for such loans are generally more restrictive than those applied to other types of residential mortgage products. Also included in residential mortgage loans are construction loans totaling $44.8 million and $40.5 million at December 31, 2020 and 2019, respectively, net of the unadvanced portion of such loans totaling $7.2 million and $14.6 million, respectively.

People’s United sells newly-originated residential mortgage loans in the secondary market, without recourse. Net gains on sales of residential mortgage loans totaled $4.8 million, $1.9 million and $1.2 million for the years ended December 31, 2020, 2019 and 2018, respectively. Loans held-for-sale at December 31, 2020 and 2019 included newly-originated residential mortgage loans with carrying amounts of $26.5 million and $19.7 million, respectively. At December 31, 2019, loans held-for-sale also included $333.7 million of consumer loans and $157.9 million of commercial loans previously acquired in the United Financial acquisition. All of the consumer and commercial loans were sold during the first quarter of 2020, resulting in a gain, net of expenses, of $16.9 million, which is included in other non-interest income in the Consolidated Statements of Income.

The following tables summarize aging information by class of loan:

		Past Due
As of December 31, 2020 (in millions)	Current	30-89 Days	90 Days or More	Total	Total
Commercial:
Commercial real estate	$13,283.2	$27.3	$26.4	$53.7	$13,336.9
Commercial and industrial	10,694.9	17.3	51.9	69.2	10,764.1
Equipment financing	4,846.8	64.0	19.2	83.2	4,930.0
MW/ABL	4,218.2	-	-	-	4,218.2

Total	33,043.1	108.6	97.5	206.1	33,249.2
Retail:
Residential mortgage	8,447.9	32.2	38.8	71.0	8,518.9
Home equity	1,977.3	8.4	11.5	19.9	1,997.2
Other consumer	103.4	0.7	0.1	0.8	104.2

Total	10,528.6	41.3	50.4	91.7	10,620.3

Total loans	$43,571.7	$149.9	$147.9	$297.8	$43,869.5

Included in the “Current” and “30-89 Days” categories above are early non-performing commercial real estate loans, commercial and industrial loans, equipment financing loans and MW/ABL loans totaling $34.0 million, $26.0 million, $90.1 million and $1.0 million, respectively, and $32.6 million of retail loans in the process of foreclosure or bankruptcy. These loans are less than 90 days past due but have been placed on non-accrual status as a result of having been identified as presenting uncertainty with respect to the collectability of interest and principal.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

		Past Due
As of December 31, 2019 (in millions)	Current	30-89 Days	90 Days or More	Total	Total
Commercial:
Commercial real estate	$14,713.8	$22.3	$26.2	$48.5	$14,762.3
Commercial and industrial	11,011.7	13.1	16.8	29.9	11,041.6
Equipment financing	4,791.0	97.9	21.5	119.4	4,910.4

Total	30,516.5	133.3	64.5	197.8	30,714.3

Retail:
Residential mortgage	10,216.2	65.5	36.4	101.9	10,318.1
Home equity	2,385.7	9.9	10.9	20.8	2,406.5
Other consumer	156.1	1.1	-	1.1	157.2

Total	12,758.0	76.5	47.3	123.8	12,881.8

Total loans	$43,274.5	$209.8	$111.8	$321.6	$43,596.1

Included in the “Current” and “30-89 Days” categories above are early non-performing commercial real estate loans, commercial and industrial loans, and equipment financing loans totaling $27.6 million, $23.0 million and $26.2 million, respectively, and $36.8 million of retail loans in the process of foreclosure or bankruptcy. These loans are less than 90 days past due but have been placed on non-accrual status as a result of having been identified as presenting uncertainty with respect to the collectability of interest and principal.

The recorded investment in non-accrual loans, by class of loan and year of origination, is summarized as follows:

	Non-Accrual Loans
As of December 31, 2020 (in millions)	2020	2019	2018	2017	2016	Prior	Revolving Loans	Revolving Loans Converted to Term	Total	Non-Accrual Loans With No ACL
Commercial:
Commercial real estate	$-	$8.6	$9.7	$2.8	$1.9	$35.4	$0.2	$1.8	$60.4	$10.9
Commercial and industrial	0.2	3.1	2.3	16.2	13.4	17.5	15.5	7.2	75.4	27.8
Equipment financing	16.4	27.4	25.3	25.5	7.8	6.9	-	-	109.3	0.6
MW/ABL	-	-	-	-	-	-	-	1.0	1.0	-

Total (1)	16.6	39.1	37.3	44.5	23.1	59.8	15.7	10.0	246.1	39.3

Retail:
Residential mortgage	-	2.9	3.9	1.8	2.6	51.1	-	-	62.3	28.3
Home equity	-	-	0.4	0.1	0.6	2.8	-	16.6	20.5	7.9
Other consumer	-	0.1	-	0.1	-	-	-	-	0.2	-

Total (2)	-	3.0	4.3	2.0	3.2	53.9	-	16.6	83.0	36.2

Total	$16.6	$42.1	$41.6	$46.5	$26.3	$113.7	$15.7	$26.6	$329.1	$75.5

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of December 31 (in millions)	2019	2018
Commercial:
Commercial real estate	$53.8	$46.8
Commercial and industrial	38.5	54.1
Equipment financing	47.7	44.3

Total (1)	140.0	145.2

Retail:
Residential mortgage	63.3	55.0
Home equity	20.8	17.6
Other consumer	-	-

Total (2)	84.1	72.6

Total	$224.1	$217.8

(1)Reported net of government guarantees totaling $2.5 million, $1.3 million and $1.9 million at December 31, 2020, 2019 and 2018, respectively. These government guarantees relate, almost entirely, to guarantees provided by the SBA as well as selected other Federal agencies and represent the carrying value of the loans that are covered by such guarantees, the extent of which (i.e. full or partial) varies by loan. At December 31, 2020, 100% of the government guarantees relate to commercial and industrial loans.

(2)Includes $23.6 million, $17.0 million and $24.8 million of loans in the process of foreclosure at December 31, 2020, 2019 and 2018, respectively.

Interest income recognized on non-accrual loans totaled $4.1 million, $2.3 million and $2.9 million for the years ended December 31, 2020, 2019 and 2018, respectively.

At December 31, 2020, the Company had collateral dependent commercial loans and collateral dependent residential mortgage and home equity loans totaling $71.1 million and $37.8 million, respectively. The Company’s collateral dependent loans primarily relate to loans in the commercial and industrial, commercial real estate and residential mortgage portfolios. The extent to which collateral secures such loans is greatest within the residential mortgage portfolio.

At December 31, 2020 and 2019, People’s United’s recorded investment in loans classified as TDRs totaled $196.9 million and $177.0 million, respectively, and the related ACL was $12.0 million and $4.3 million at the respective dates. Interest income recognized on TDRs totaled $4.6 million, $5.5 million and $6.1 million for the years ended December 31, 2020, 2019 and 2018, respectively. Fundings under commitments to lend additional amounts to borrowers with loans classified as TDRs were immaterial for the years ended December 31, 2020, 2019 and 2018. Loans that were modified and classified as TDRs during 2020 principally involve reduced payment and/or payment deferral, extension of term (generally no more than two years for commercial loans and nine years for retail loans) and/or a temporary reduction of interest rate (generally less than 200 basis points).

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following tables summarize, by class of loan, the recorded investments in loans modified as TDRs during the years ended December 31, 2020 and 2019. For purposes of this disclosure, recorded investments represent amounts immediately prior to and subsequent to the restructuring.

	Year ended December 31, 2020
(dollars in millions)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial:
Commercial real estate (1)	18	$16.7	$16.7
Commercial and industrial (2)	44	71.5	71.5
Equipment financing (3)	43	14.4	14.4
MW/ABL (4)	9	7.6	7.6

Total	114	110.2	110.2

Retail:
Residential mortgage (5)	38	16.3	16.3
Home equity (6)	50	5.7	5.7
Other consumer	-	-	-

Total	88	22.0	22.0

Total	202	$132.2	$132.2

(1)Represents the following concessions: extension of term (13 contracts; recorded investment of $8.3 million); reduced payment and/or payment deferral (2 contracts; recorded investment of $3.9 million); temporary rate reduction (1 contract; recorded investment of $0.4 million); or a combination of concessions (2 contracts; recorded investment of $4.1 million).

(2)Represents the following concessions: extension of term (23 contracts; recorded investment of $30.0 million); reduced payment and/or payment deferral (10 contracts; recorded investment of $36.7 million); temporary rate reduction (2 contracts; recorded investment of $0.9 million); or a combination of concessions (9 contracts; recorded investment of $3.9 million).

(3)Represents the following concessions: extension of term (21 contracts; recorded investment of $5.2 million); reduced payment and/or payment deferral (13 contracts; recorded investment of $3.4 million); or a combination of concessions (9 contracts; recorded investment of $5.8 million).

(4)Represents the following concessions: extension of term (9 contracts; recorded investment of $7.6 million).

(5)Represents the following concessions: loans restructured through bankruptcy (10 contracts; recorded investment of $2.4 million); reduced payment and/or payment deferral (12 contracts; recorded investment of $7.3 million); or a combination of concessions (16 contracts; recorded investment of $6.6 million).

(6)Represents the following concessions: loans restructured through bankruptcy (19 contracts; recorded investment of $1.5 million); reduced payment and/or payment deferral (2 contracts; recorded investment of $0.2 million); or a combination of concessions (29 contracts; recorded investment of $4.0 million).

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	Year ended December 31, 2019
(dollars in millions)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial:
Commercial real estate (1)	12	$17.2	$17.2
Commercial and industrial (2)	33	31.9	31.9
Equipment financing (3)	37	24.9	24.9
MW/ABL	-	-	-

Total	82	74.0	74.0

Retail:
Residential mortgage (4)	85	26.3	26.3
Home equity (5)	102	9.0	9.0
Other consumer	-	-	-

Total	187	35.3	35.3

Total	269	$109.3	$109.3

(1)Represents the following concessions: extension of term (7 contracts; recorded investment of $2.1 million); reduced payment and/or payment deferral (1 contract; recorded investment of $0.6 million); or a combination of concessions (4 contracts; recorded investment of $14.5 million).

(2)Represents the following concessions: extension of term (26 contracts; recorded investment of $26.4 million); reduced payment and/or payment deferral (3 contracts; recorded investment of $0.8 million); or a combination of concessions (4 contracts; recorded investment of $4.7 million).

(3)Represents the following concessions: extension of term (5 contracts; recorded investment of $1.6 million); reduced payment and/or payment deferral (26 contracts; recorded investment of $18.9 million); or a combination of concessions (6 contracts; recorded investment of $4.4 million).

(4)Represents the following concessions: loans restructured through bankruptcy (45 contracts; recorded investment of $9.9 million); reduced payment and/or payment deferral (24 contracts; recorded investment of $10.1 million); or a combination of concessions (16 contracts; recorded investment of $6.3 million).

(5)Represents the following concessions: loans restructured through bankruptcy (54 contracts; recorded investment of $3.2 million); reduced payment and/or payment deferral (18 contracts; recorded investment of $2.9 million); or a combination of concessions (30 contracts; recorded investment of $2.9 million).

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following is a summary, by class of loan, of information related to TDRs completed within the previous 12 months that subsequently defaulted during the years ended December 31, 2020 and 2019. For purposes of this disclosure, the previous 12 months is measured from January 1 of the respective prior year and a default represents a previously-modified loan that became past due 30 days or more during 2020 or 2019.

	2020		2019
Years ended December 31 (dollars in millions)	Number of Contracts	Recorded Investment as of Period End	Number of Contracts	Recorded Investment as of Period End
Commercial:
Commercial real estate	2	$1.5	-	$-
Commercial and industrial	8	4.7	2	2.4
Equipment financing	9	1.7	8	5.3
MW/ABL	-	-	-	-

Total	19	7.9	10	7.7

Retail:
Residential mortgage	2	0.1	5	2.2
Home equity	-	-	12	1.0
Other consumer	-	-	-	-

Total	2	0.1	17	3.2

Total	21	$8.0	27	$10.9

Credit Quality Indicators

As part of the on-going monitoring of the credit quality of the loan portfolio, management tracks certain credit quality indicators, including trends related to: (i) internal Commercial loan risk ratings; (ii) internal Retail loan risk classification; and (iii) non-accrual loans (see Note 1).

Commercial Credit Quality Indicators

The Company utilizes an internal loan risk rating system as a means of monitoring portfolio credit quality and identifying both problem and potential problem loans. Under the Company’s risk rating system, loans not meeting the criteria for problem and potential problem loans as specified below are considered to be “Pass”-rated loans. Problem and potential problem loans are classified as either “Special Mention,” “Substandard” or “Doubtful.” Loans that do not currently expose the Company to sufficient enough risk of loss to warrant classification as either Substandard or Doubtful, but possess weaknesses that deserve management’s close attention, are classified as Special Mention. Substandard loans represent those credits characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as Doubtful possess all the weaknesses inherent in those classified Substandard with the added characteristic that collection or liquidation in full, on the basis of existing facts, conditions and values, is highly questionable and/or improbable.

Risk ratings on commercial loans are subject to ongoing monitoring by lending and credit personnel with such ratings updated annually or more frequently, if warranted. The Company’s internal Loan Review function is responsible for independently evaluating the appropriateness of those credit risk ratings in connection with its cyclical reviews, the approach to which is risk-based and determined by reference to underlying portfolio credit quality and the results of prior reviews. Differences in risk ratings noted in conjunction with such periodic portfolio loan reviews, if any, are reported to management each month.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents Commercial loan risk ratings, by class of loan and year of origination:

As of December 31, 2020 (in millions)	2020	2019	2018	2017	2016	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Commercial real estate:
Pass	$848.5	$1,743.2	$1,490.4	$1,397.8	$1,274.2	$5,039.3	$165.8	$19.7	$11,978.9
Special Mention	28.5	72.9	225.6	131.2	58.9	362.7	0.5	-	880.3
Substandard	12.0	26.7	63.3	51.9	63.2	252.7	2.8	4.2	476.8
Doubtful	-	-	-	-	-	0.9	-	-	0.9

Total	$889.0	$1,842.8	$1,779.3	$1,580.9	$1,396.3	$5,655.6	$169.1	$23.9	$13,336.9

Commercial and industrial:
Pass	$2,952.8	$1,236.9	$821.9	$527.1	$487.2	$1,588.5	$1,949.1	$77.4	$9,640.9
Special Mention	113.9	41.7	46.4	120.3	57.1	122.1	80.8	6.3	588.6
Substandard	27.0	86.3	84.2	47.6	29.8	141.2	97.7	18.4	532.2
Doubtful	-	-	-	-	0.8	1.5	-	0.1	2.4

Total	$3,093.7	$1,364.9	$952.5	$695.0	$574.9	$1,853.3	$2,127.6	$102.2	$10,764.1

Equipment financing:
Pass	$1,703.3	$1,358.7	$727.2	$362.1	$155.5	$67.1	$-	$-	$4,373.9
Special Mention	20.5	27.5	16.7	7.3	4.2	1.5	-	-	77.7
Substandard	169.9	137.5	87.7	49.8	17.9	15.6	-	-	478.4
Doubtful	-	-	-	-	-	-	-	-	-

Total	$1,893.7	$1,523.7	$831.6	$419.2	$177.6	$84.2	$-	$-	$4,930.0

MW/ABL:
Pass	$99.4	$18.6	$18.3	$8.8	$14.1	$19.6	$3,994.3	$-	$4,173.1
Special Mention	-	6.9	-	-	-	-	20.5	-	27.4
Substandard	-	1.7	-	-	-	-	15.0	1.0	17.7
Doubtful	-	-	-	-	-	-	-	-	-

Total	$99.4	$27.2	$18.3	$8.8	$14.1	$19.6	$4,029.8	$1.0	$4,218.2

Retail Credit Quality Indicators

Pools of Retail loans with similar risk and loss characteristics are also assessed for losses. These loan pools include residential mortgage, home equity and other consumer loans that are not assigned individual loan risk ratings. Rather, the assessment of these portfolios is based upon a consideration of recent historical loss experience, broader portfolio indicators, including trends in delinquencies, non-accrual loans and portfolio concentrations, and portfolio-specific risk characteristics, the combination of which determines whether a loan is classified as “High”, “Moderate” or “Low” risk.

The portfolio-specific risk characteristics considered include: (i) collateral values/LTV ratios (above and below 70%);

(ii) borrower credit scores under the FICO scoring system (above and below a score of 680; and (iii) other relevant portfolio risk elements such as income verification at the time of underwriting (stated income vs. non-stated income) and the property’s intended use (owner-occupied, non-owner occupied, second home, etc.). In classifying a loan as either “High”, “Moderate” or “Low” risk, the combination of each of the aforementioned risk characteristics is considered for that loan, resulting, effectively, in a “matrix approach” to its risk classification. These risk classifications are reviewed quarterly to ensure that they continue to be appropriate in light of changes within the portfolio and/or economic indicators as well as other industry developments.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For example, to the extent LTV ratios exceed 70% (reflecting a weaker collateral position for the Company) or borrower FICO scores are less than 680 (reflecting weaker financial standing and/or credit history of the customer), the loans are considered to have an increased level of inherent loss. As a result, a loan with a combination of these characteristics would generally be classified as “High” risk. Conversely, as LTV ratios decline (reflecting a stronger collateral position for the Company) or borrower FICO scores exceed 680 (reflecting stronger financial standing and/or credit history of the customer), the loans are considered to have a decreased level of inherent loss. A loan with a combination of these characteristics would generally be classified as “Low” risk. This analysis also considers (i) the extent of underwriting that occurred at the time of origination (direct income verification provides further support for credit decisions) and (ii) the property’s intended use (owner-occupied properties are less likely to default compared to ‘investment-type’ non-owner occupied properties, second homes, etc.). Loans not otherwise deemed to be “High” or “Low” risk are classified as “Moderate” risk.

LTV ratios and FICO scores are determined at origination and updated periodically throughout the life of the loan. LTV ratios are updated for loans 90 days past due and FICO scores are updated for the entire portfolio quarterly. The portfolio stratification (“High”, “Moderate” and “Low” risk) and identification of the corresponding credit quality indicators also occurs quarterly.

The following table presents Retail loan risk classification, by class of loan and year of origination:

As of December 31, 2020 (in millions)	2020	2019	2018	2017	2016	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Residential mortgage:
Low Risk	$609.5	$349.1	$338.3	$504.0	$1,004.6	$1,793.8	$-	$-	$4,599.3
Moderate Risk	752.5	456.8	443.9	517.5	520.2	519.8	-	-	3,210.7
High Risk	81.2	60.4	95.0	109.6	86.6	276.1	-	-	708.9

Total	$1,443.2	$866.3	$877.2	$1,131.1	$1,611.4	$2,589.7	$-	$-	$8,518.9

Home equity:
Low Risk	$1.9	$7.4	$21.1	$24.6	$10.7	$25.8	$580.0	$42.9	$714.4
Moderate Risk	0.6	3.7	9.2	12.2	6.6	13.4	520.0	45.3	611.0
High Risk	2.8	21.8	38.1	22.0	7.5	18.8	415.7	145.1	671.8

Total	$5.3	$32.9	$68.4	$58.8	$24.8	$58.0	$1,515.7	$233.3	$1,997.2

Other consumer:
Low Risk	$0.9	$1.7	$1.7	$0.9	$0.4	$2.7	$11.4	$0.1	$19.8
Moderate Risk	-	-	-	-	-	0.1	4.8	0.1	5.0
High Risk	5.5	27.3	17.9	2.3	1.0	8.5	16.8	0.1	79.4

Total	$6.4	$29.0	$19.6	$3.2	$1.4	$11.3	$33.0	$0.3	$104.2

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following tables present Commercial and Retail credit quality indicators as of December 31, 2019:

(in millions)	Commercial Real Estate	Commercial and Industrial	Equipment Financing	Total
Commercial:
Pass	$14,222.3	$10,391.7	$4,433.5	$29,047.5
Special mention	334.3	330.4	76.5	741.2
Substandard	202.6	315.8	400.4	918.8
Doubtful	3.1	3.7	-	6.8

Total	14,762.3	11,041.6	4,910.4	30,714.3

(in millions)	Residential Mortgage	Home Equity	Other Consumer	Total
Retail:
Low risk	$4,410.0	$747.3	$24.9	$5,182.2
Moderate risk	4,958.3	548.5	5.9	5,512.7
High risk	949.8	1,110.7	126.4	2,186.9

Total	$10,318.1	$2,406.5	$157.2	$12,881.8

The following table is a summary of revolving loans that converted to term:

Year ended December 31 (in millions)	2020
Commercial:
Commercial real estate	$1.4
Commercial and industrial	53.3
Equipment financing	-
MW/ABL	-

Total	54.7

Retail:
Residential mortgage	-
Home equity	37.1
Other consumer	0.1

Total	37.2

Total	$91.9

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 6 - Allowance for Credit Losses

On January 1, 2020, the Company adopted the CECL standard, which requires the measurement of expected credit losses for financial assets measured at amortized cost, including loans, and certain off-balance-sheet credit exposures.

Allowance for Credit Losses - Loans

At December 31, 2020, the collective ACL totaled $404.6 million and the specific allocations of the ACL for loans evaluated on an individual basis totaled $20.5 million. The increase in the ACL in 2020 primarily reflects the initial application of the CECL standard and the economic uncertainties brought about by COVID-19, specifically as it relates to assumptions regarding GDP and unemployment.

The following table presents a summary, by loan portfolio segment, of activity in the ACL for the years ended December 31, 2020, 2019 and 2018:

	2020			2019			2018
Years ended December 31 (in millions)	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Balance at beginning of period	$217.9	$28.7	$246.6	$209.5	$30.9	$240.4	$204.5	$29.9	$234.4
CECL transition adjustment	(17.3)	89.5	72.2	N/A	N/A	N/A	N/A	N/A	N/A

Balance at beginning of period, adjusted	200.6	118.2	318.8	209.5	30.9	240.4	204.5	29.9	234.4

Charge-offs	(52.4)	(6.5)	(58.9)	(27.5)	(4.0)	(31.5)	(27.6)	(3.3)	(30.9)
Recoveries	6.4	2.7	9.1	6.3	3.1	9.4	4.8	2.1	6.9

Net loan charge-offs	(46.0)	(3.8)	(49.8)	(21.2)	(0.9)	(22.1)	(22.8)	(1.2)	(24.0)
Provision for credit losses on loans	149.0	7.1	156.1	29.6	(1.3)	28.3	27.8	2.2	30.0

Balance at end of period	$303.6	$121.5	$425.1	$217.9	$28.7	$246.6	$209.5	$30.9	$240.4

Allowance for Credit Losses - Off-Balance-Sheet Credit Exposures

The following table summarizes the changes in the ACL on off-balance-sheet credit exposures:

Years ended December 31 (in millions)	2020	2019	2018
Balance at beginning of period	$5.6	$2.7	$2.3
CECL transition adjustment	14.5	N/A	N/A
Balance at beginning of period, adjusted	20.1	2.7	2.3
Provision charged (credited) to income	6.8	2.9	0.4

Balance at end of period	$26.9	$5.6	$2.7

NOTE 7 - Leases

Effective January 1, 2019, People’s United adopted new accounting guidance relating to real estate (primarily branch locations) and office equipment subject to non-cancelable operating lease agreements entered into by the Company as lessee. The amount of the right-of-use (“ROU”) assets and corresponding lease liabilities recorded upon adoption were based, primarily, on the present value of unpaid future minimum lease payments, the amount of which is dependent upon the population of leases in effect at the date of adoption, as well as assumptions with respect to renewals and/or extensions and the interest rate used to discount the future lease obligations.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As it relates to lease agreements entered into with equipment financing customers, and for which the Company acts as lessor, the impact principally relates to the definition of eligible initial direct costs (“IDC”) under the new guidance. Specifically, the standard maintains a narrower definition of IDC which will result in the Company recognizing immediately (rather than deferring) certain lease origination-related expenses. Such expenses would be offset by the recognition of a higher yield on the underlying leases over their contractual term.

Upon adoption, the Company recognized (i) operating lease liabilities totaling $268.8 million, based on the present value of the remaining minimum lease payments, determined using a discount rate as of the effective date and (ii) corresponding ROU assets totaling $248.5 million, based upon the operating lease liabilities, adjusted for prepaid and deferred rent, and liabilities associated with lease termination costs.

Lessor Arrangements

People’s United provides equipment financing to its customers through a variety of lessor arrangements, some of which may include options to renew and/or for the lessee to purchase the leased equipment at the end of the lease term. Direct financing leases and sales-type leases (collectively, “lease financing receivables”) are carried at the aggregate of lease payments receivable plus the estimated residual value of the leased assets and any IDC incurred to originate these leases, less unearned income, which is accreted to interest income over the lease term using the interest method.

The residual value component of a lease financing receivable represents the estimated fair value of the leased equipment at the end of the lease term. In establishing residual value estimates, the Company may rely on industry data, historical experience, independent appraisals and, where appropriate, information regarding product life cycle, product upgrades and competing products. Upon expiration of a lease, residual assets are remarketed, resulting in an extension of the lease by the lessee, a lease to a new customer or purchase of the residual asset by the lessee or another party. Impairment of residual values arises if the expected fair value is less than the carrying amount. The Company assesses its net investment in lease financing receivables (including residual values) for impairment on a quarterly basis with any impairment losses recognized in accordance with the impairment guidance for financial instruments. As such, net investment in lease financing receivables may be reduced by an ACL with changes recognized as provision expense.

The composition of the Company’s total net investment in lease financing receivables included within equipment financing loans in the Consolidated Statements of Condition was as follows:

As of December 31 (in millions)	2020	2019
Lease payments receivable	$1,418.4	$1,417.1
Estimated residual value of leased assets	132.7	128.0

Gross investment in lease financing receivables	1,551.1	1,545.1
Plus: Deferred origination costs	11.6	13.4
Less: Unearned income	(150.7)	(156.9)

Total net investment in lease financing receivables	$1,412.0	$1,401.6

The contractual maturities of the Company’s lease financing receivables were as follows:

(in millions)	December 31, 2020
2021	$547.5
2022	421.0
2023	285.8
2024	175.9
2025	91.3
Later years	29.6

Total	$1,551.1

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Operating lease income, generated in connection with operating leases for which the Company acts as a lessor, is recognized on a straight-line basis over the lease term as a component of non-interest income in the Consolidated Statements of Income. Depreciation expense for assets under operating leases, which are included in other assets in the Consolidated Statements of Condition, is generally recorded on a straight-line basis over the lease term as a component of non-interest expense in the Consolidated Statements of Income.

The following table summarizes People’s United’s total lease income:

Years ended December 31 (in millions)	2020	2019
Lease financing receivables	$69.0	$66.7
Operating leases	49.7	50.8

Total lease income	$118.7	$117.5

Lessee Arrangements

Substantially all of the Company’s lessee arrangements represent non-cancelable operating leases for real estate (primarily branch locations) and office equipment with terms extending through 2054. Under these arrangements, People’s United records ROU assets and corresponding lease liabilities at lease commencement. Lease liabilities are recognized based on the present value of the remaining lease payments and discounted using the Company’s incremental borrowing rate for borrowings of similar term. ROU assets initially equal the related lease liability, adjusted for any lease payments made prior to the lease commencement and any lease incentives. Portions of certain properties are subleased for terms extending through 2028.

At lease commencement, the Company considers renewal or termination options in the determination of the term of the lease. If it is reasonably certain that a renewal or termination option will be exercised, the effects of such options are included in the determination of the expected lease term. All leases are recorded with the exception of leases with an initial term of twelve months or less for which the Company made the short-term lease election. Within the Consolidated Statements of Condition, ROU assets are reported in other assets and the related lease liabilities are reported in other liabilities.

In recognizing ROU assets and related lease liabilities, lease and non-lease components (such as taxes, insurance and common area maintenance costs) are accounted for separately as such amounts are generally readily determinable under the Company’s lease contracts. Lease expense is recognized on a straight-line basis over the lease term and is recorded within occupancy and equipment expense in the Consolidated Statements of Income. Variable lease payments, which generally relate to the non-lease components noted above, are expensed as incurred.

The following tables provide the components of lease cost and supplemental information:

Years ended December 31 (in millions)	2020	2019
Operating lease cost	$65.1	$61.6
Variable lease cost	10.0	8.6
Finance lease cost	0.3	0.1
Sublease income	(1.9)	(1.4)

Net lease cost	$73.5	$68.9

Rent expense under operating leases included in occupancy and equipment in the Consolidated Statements of Income totaled $64.2 million for the year ended December 31, 2018.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of and for the years ended December 31 (dollars in millions)	2020	2019
Lease ROU assets:
Operating lease	$234.9	$276.6
Finance lease	2.3	$2.6
Lease liabilities:
Operating lease	$270.4	$307.9
Finance lease	4.9	5.3
Weighted-average discount rate:
Operating leases	3.08%	3.13%
Finance leases	2.59	2.58
Weighted-average remaining lease term (in years):
Operating leases	7.6	7.7
Finance leases	11.2	12.2
Cash payments included in the measurement of lease liabilities:
Reported in operating cash from operating leases	$66.6	$61.7
Reported in financing cash from finance leases	$0.1	$0.1
ROU assets obtained in exchange for lessee:
Operating lease liabilities (1)	22.8	89.1
Finance lease liabilities (1)	-	2.6

(1)Liabilities as of December 31, 2019 exclude the related transition adjustment (see above).

The contractual maturities of the Company’s lease liabilities as of December 31, 2020 were as follows:

(in millions)	Operating Leases	Finance Leases
2021	$66.7	$0.5
2022	48.8	0.5
2023	37.5	0.5
2024	31.2	0.5
2025	26.6	0.5
Later years	95.9	3.2

Total lease payments	306.7	5.7
Less: Interest	(36.3)	(0.8)

Total lease liabilities	$270.4	$4.9

In the fourth quarter of 2019, the Company completed a sale-leaseback transaction on a property located in Burlington, Vermont. The transaction resulted in a gain of $3.3 million, which is included in other non-interest income in the Consolidated Statements of Income.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 8 - Goodwill and Other Acquisition-Related Intangible Assets

Goodwill

Changes in the carrying amount of People’s United’s goodwill are summarized as follows:

	Operating Segment
(in millions)	Commercial Banking	Retail Banking	Wealth Management	Total
Balance at December 31, 2018	$1,759.4	$835.3	$91.0	$2,685.7
Acquisition of:
United Financial	120.5	83.8	-	204.3
BSB Bancorp	49.3	95.6	-	144.9
VAR	37.5	-	-	37.5
Write-down relating to the sale of branches (1)	(0.6)	(3.8)	(2.5)	(6.9)

Balance at December 31, 2019	1,966.1	1,010.9	88.5	3,065.5
Sale of PUIA (1)	-	-	(31.7)	(31.7)
Goodwill impairment	-	(353.0)	-	(353.0)

Balance at December 31, 2020	$1,966.1	$657.9	$56.8	$2,680.8

(1)See Note 2.

Goodwill is evaluated for impairment as of the annual measurement date or more frequently if a triggering event indicates that it is more likely than not that an impairment loss has been incurred. People’s United performed a quantitative assessment of goodwill impairment as of October 1, 2020 (its annual measurement date). A quantitative assessment includes determining the estimated fair value of each reporting unit, utilizing a combination of the discounted cash flow method of the income approach and the guideline public company method of the market approach, and comparing that fair value to each reporting unit’s carrying amount. The income approach included a consideration of internal forecasts, growth rates, discount rates and terminal values. The market approach was based on a comparison of certain financial metrics of People’s United’s reporting units to guideline public company peers to derive selected trading multiples and incorporation of control premiums used. The income-based discounted cash flow approach was more heavily weighted (75%) than the market-based approach (25%) due to significant volatility in the market since the COVID-19 pandemic was declared a National Emergency on March 13, 2020.

Based on the quantitative assessment performed as of October 1, 2020, People’s United recognized a non-cash goodwill impairment charge totaling $353.0 million (representing 12% of total goodwill) associated with the Retail Banking reporting unit, while the fair values of the Commercial Banking and Wealth Management reporting units continued to exceed the respective carrying values by 4% and 103%, respectively. The projected cash flows of the Retail Banking reporting unit declined from prior period valuations due to record-low mortgage rates and the Federal Reserve’s updated guidance in the third quarter of 2020 regarding inflation targeting and expectations for interest rates to remain low for an extended period of time. The lower yielding and longer duration nature of the Company’s residential mortgage portfolio and a decline in home equity portfolio balances in recent years adversely impacted the Retail Banking reporting unit.

Due to the high degree of subjectivity involved in estimating the fair value of the Company’s reporting units, a decline in People’s United’s expected future cash flows or projected growth rates due to further deterioration in the economic environment, or continued market capitalization of the Company below book value, could result in an additional non-cash goodwill impairment charge that is material to People’s United’s results from operations.

Recent acquisitions have been undertaken with the objective of expanding the Company’s business, both geographically and through product offerings, as well as realizing synergies and economies of scale by combining with the acquired entities. For these reasons, a market-based premium was paid for the acquired entities which, in turn, resulted in the recognition of goodwill, representing the excess of the respective purchase prices over the estimated fair value of the net assets acquired.

All of People’s United’s tax deductible goodwill was created in transactions in which the Company purchased the assets of the target (as opposed to purchasing the issued and outstanding stock of the target). At December 31, 2020 and 2019, tax deductible goodwill totaled $113.6 million and $134.4 million, respectively.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Other Acquisition-Related Intangible Assets

The following is a summary of People’s United’s other acquisition-related intangible assets:

	2020			2019
As of December 31 (in millions)	Gross Amount	Accumulated Amortization	Carrying Amount	Gross Amount	Accumulated Amortization	Carrying Amount
Core deposit intangible	$303.9	$206.3	$97.6	$303.9	$177.3	$126.6
Trade name intangible	123.9	79.6	44.3	123.9	73.4	50.5
Client relationships	24.4	8.4	16.0	24.4	6.4	18.0
Trust relationships	42.7	37.6	5.1	42.7	35.1	7.6
Insurance relationships	38.1	38.1	-	38.1	34.3	3.8
Favorable lease agreements	2.9	0.9	2.0	2.9	0.6	2.3
Non-compete agreements	0.6	0.5	0.1	0.6	0.3	0.3

Total other acquisition-related intangible assets	$536.5	$371.4	$165.1	$536.5	$327.4	$209.1

Other acquisition-related intangible assets subject to amortization have an original weighted-average amortization period of 12 years. Amortization expense of other acquisition-related intangible assets totaled $40.8 million, $32.5 million and $21.8 million for the years ended December 31, 2020, 2019 and 2018, respectively. Scheduled amortization expense attributable to other acquisition-related intangible assets for each of the next five years is as follows: $35.5 million in 2021; $31.0 million in 2022; $23.3 million in 2023; $19.6 million in 2024; and $16.8 million in 2025.

In the fourth quarter of 2020, People’s United recorded a complete write-down of the insurance customer relationships intangible asset ($3.2 million) as a result of its sale of PUIA. This charge is included in non-interest income (as a component of the net gain on sale) in the Consolidated Statements of Income. In the fourth quarter of 2019, People’s United recorded a complete write-down of the mutual fund management contract intangible asset ($16.5 million) stemming from the liquidation of the Company’s public mutual funds. The charge is included in other non-interest expense in the Consolidated Statements of Income. Also in the fourth quarter of 2019, People’s United recorded partial write-downs of the trade name and trust relationship intangible assets ($1.9 million and $1.0 million, respectively) as a result of the sale of eight branches in central Maine. The charge is included in other non-interest income (as a component of the net gain on sale) in the Consolidated Statements of Income. Other than as described above, there were no impairment losses relating to goodwill or other acquisition-related intangible assets recorded in the Consolidated Statements of Income during the years ended December 31, 2020, 2019 and 2018.

NOTE 9 - Premises and Equipment

The components of premises and equipment are summarized below:

As of December 31 (in millions)	2020	2019
Land	$51.1	$49.8
Buildings	313.6	330.6
Leasehold improvements	169.6	197.4
Furniture and equipment	277.3	324.3

Total	811.6	902.1
Less: Accumulated depreciation and amortization	534.9	596.6

Total premises and equipment, net	$276.7	$305.5

Depreciation and amortization expense included in occupancy and equipment expense in the Consolidated Statements of Income totaled $43.4 million, $41.7 million and $36.3 million for the years ended December 31, 2020, 2019 and 2018, respectively.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 10 - Other Assets and Other Liabilities

The components of other assets are as follows:

As of December 31 (in millions)	2020	2019
Fair value of derivative financial instruments (notes 21 and 23)	$800.3	$341.0
Affordable housing investments (note 14)	460.8	383.9
Lease ROU assets (note 7)	237.2	279.2
Accrued interest receivable (notes 4 and 5)	202.2	156.1
Leased equipment	163.7	191.3
Funded status of defined benefit pension plans (note 19)	141.2	121.4
Loan disbursements in process	68.0	65.8
Assets held in trust for supplemental retirement plans (note 19)	56.9	51.0
Net deferred tax asset (note 14)	45.8	33.6
Current income tax receivable (note 14)	44.7	51.7
Other prepaid expenses	32.7	32.6
Economic development investments	29.1	29.2
Investment in joint venture	14.7	16.3
Repossessed assets	5.7	4.2
Mortgage servicing rights	4.8	10.6
REO:
Commercial	3.6	7.3
Residential	3.2	11.9
Other	37.6	65.9

Total other assets	$2,352.2	$1,853.0

The components of other liabilities are as follows:

As of December 31 (in millions)	2020	2019
Lease liabilities (note 7)	$275.3	$313.2
Liability for unsettled purchases of securities	194.8	-
Future contingent commitments for affordable housing investments (note 14)	182.4	141.1
Fair value of derivative financial instruments (notes 21 and 23)	170.4	96.2
Liabilities for supplemental retirement plans (note 19)	89.5	84.4
Accrued expenses payable	82.6	104.3
Accrued employee benefits	72.2	74.8
Loan payments in process	28.3	18.8
ACL on off-balance-sheet credit exposures (note 6)	26.9	5.6
Other postretirement plans (note 19)	17.7	18.7
Accrued interest payable	12.1	21.7
Other	41.9	26.7

Total other liabilities	$1,194.1	$905.5

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 11 - Deposits

The following is an analysis of People’s United’s total deposits by product type:

	2020		2019
As of December 31 (dollars in millions)	Amount	Weighted- Average Rate	Amount	Weighted- Average Rate
Non-interest-bearing	$15,881.7	-%	$9,803.7	-%

Savings	6,029.7	0.04	4,987.7	0.23

Interest-bearing checking and money market	24,567.5	0.17	19,592.6	0.92

Time deposits maturing:
Within 3 months	1,850.6	1.10	3,984.7	1.90
After 3 but within 6 months	1,155.1	0.68	2,659.3	2.12
After 6 months but within 1 year	1,464.1	0.75	1,354.8	1.77
After 1 but within 2 years	950.8	1.02	816.3	1.82
After 2 but within 3 years	165.7	1.75	275.4	2.23
After 3 but within 4 years	18.1	0.99	97.8	2.37
After 4 but within 5 years	54.4	0.68	17.2	1.09
After 5 years (1)	-	0.99	-	0.99

Total	5,658.8	0.92	9,205.5	1.95

Total deposits	$52,137.7	0.19%	$43,589.5	0.85%

(1)Amount totaled less than $0.1 million at both December 31, 2020 and 2019.

Time deposits issued in amounts that exceed $250,000 totaled $1.2 billion and $1.9 billion at December 31, 2020 and 2019, respectively. Overdrafts of non-interest-bearing deposit accounts totaling $2.8 million and $4.0 million at December 31, 2020 and 2019, respectively, have been classified as loans.

Interest expense on deposits is summarized as follows:

Years ended December 31 (in millions)	2020	2019	2018
Savings	$5.4	$13.4	$7.2
Interest-bearing checking and money market	86.8	195.9	120.2
Time	95.0	147.6	88.7

Total	$187.2	$356.9	$216.1

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 12 - Borrowings

People’s United’s borrowings are summarized as follows:

	2020		2019
As of December 31 (dollars in millions)	Amount	Weighted- Average Rate	Amount	Weighted- Average Rate
Fixed-rate FHLB advances maturing:
Within 1 month	$-	-%	$3,060.8	1.79%
After 1 month but within 1 year	556.9	0.41	44.8	1.79
After 1 but within 2 years	1.2	0.50	6.8	2.11
After 2 but within 3 years	0.5	0.05	1.2	0.51
After 3 but within 4 years	-	-	0.6	0.05
After 4 but within 5 years	8.6	1.70	-	-
After 5 years	2.5	0.83	11.2	1.50

Total FHLB advances	569.7	0.43	3,125.4	1.79

Federal funds purchased maturing:
Within 1 month	125.0	0.07	1,620.0	1.61

Total federal funds purchased	125.0	0.07	1,620.0	1.61

Customer repurchase agreements maturing:
Within 1 month	452.9	0.14	409.1	0.69

Total customer repurchase agreements	452.9	0.14	409.1	0.69

Total borrowings	$1,147.6	0.28%	$5,154.5	1.64%

At December 31, 2020, the Bank’s total borrowing capacity from (i) the FHLB of Boston and the FRB-NY for advances and (ii) repurchase agreements was $16.6 billion based on the level of qualifying collateral available for these borrowings. In addition, the Bank had unsecured borrowing capacity of $1.0 billion at that date. FHLB advances are secured by the Bank’s investment in FHLB stock and by a security agreement that requires the Bank to maintain, as collateral, sufficient qualifying assets not otherwise pledged (principally single-family residential mortgage loans, home equity lines of credit and loans, and commercial real estate loans).

Interest expense on borrowings consists of the following:

Years ended December 31 (in millions)	2020	2019	2018
FHLB advances	$13.7	$50.1	$54.5
Federal funds purchased	5.4	24.6	13.6
Customer repurchase agreements	1.1	2.2	1.0
Other borrowings	-	0.1	1.8

Total	$20.2	$77.0	$70.9

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Information concerning People’s United’s borrowings is presented below:

As of and for the years ended December 31 (dollars in millions)	2020	2019	2018
FHLB advances:
Balance at year end	$569.7	$3,125.4	$2,404.5
Average outstanding during the year	1,371.2	2,098.0	2,653.6
Maximum outstanding at any month end	4,489.7	3,125.5	3,510.1
Average interest rate during the year	1.00%	2.39%	2.05%
Federal funds purchased:
Balance at year end	$125.0	$1,620.0	$845.0
Average outstanding during the year	688.2	1,127.5	682.2
Maximum outstanding at any month end	1,692.0	1,665.0	855.0
Average interest rate during the year	0.79%	2.18%	2.00%
Customer repurchase agreements:
Balance at year end	$452.9	$409.1	$332.9
Carrying amount of collateral securities at year end	462.0	418.0	342.3
Average outstanding during the year	379.0	296.6	252.7
Maximum outstanding at any month end	452.9	409.1	332.9
Average interest rate during the year	0.29%	0.75%	0.40%
Other borrowings:
Balance at year end	$-	$-	$11.0
Average outstanding during the year	-	3.3	104.5
Maximum outstanding at any month end	-	10.4	207.6
Average interest rate during the year	-%	1.87%	1.66%

NOTE 13 - Notes and Debentures

Notes and debentures are summarized as follows:

As of December 31 (in millions)	2020	2019
People’s United Financial, Inc.:
3.65% senior notes due 2022	$498.9	$498.3
5.75% subordinated notes due 2024	80.2	81.6
People’s United Bank:
4.00% subordinated notes due 2024	430.5	413.2

Total notes and debentures	$1,009.6	$993.1

The 3.65% senior notes represent fixed-rate unsecured and unsubordinated obligations of People’s United with interest payable semi-annually. The Company may redeem the senior notes at its option, in whole or in part, at any time prior to September 6, 2022, at a redemption price equal to the greater of (i) 100% of the principal amount of the senior notes to be redeemed or (ii) a “make-whole” amount, plus in either case accrued and unpaid interest to the redemption date. In addition, the Company may redeem the senior notes at its option, in whole or in part, at any time on or following September 6, 2022, at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed, plus accrued and unpaid interest to the redemption date.

People’s United assumed the 5.75% subordinated notes in connection with its acquisition of United Financial. These subordinated notes, which were issued in September 2014, represent fixed-rate unsecured and unsubordinated obligations of People’s United with interest payable semi-annually. People’s United may not redeem the subordinated notes prior to maturity without the prior approval of the FRB.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The 4.00% subordinated notes represent fixed-rate unsecured and subordinated obligations of the Bank with interest payable semi-annually. The Bank may redeem the notes, in whole or in part, on or after April 16, 2024 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. The Bank may redeem the notes in whole, but not in part, at its option at a redemption price equal to 100% of the principal amount of the notes together with accrued but unpaid interest to, but excluding, the date fixed for redemption, within 90 days of the occurrence of a “regulatory event” (as defined). Pursuant to capital regulations of the OCC, effective January 1, 2015, the Bank may not redeem the notes prior to maturity without the prior approval of the OCC. The Bank has entered into a pay floating/receive fixed interest rate swap to hedge the change in fair value of the subordinated notes due to changes in interest rates (see Note 23). For regulatory capital purposes, subordinated note issuances qualify, up to certain limits, as Tier 2 capital for both People’s United’s and the Bank’s Total risk-based capital (see Note 16).

NOTE 14 - Income Taxes

The following is a summary of total income tax expense:

Years ended December 31 (in millions)	2020	2019	2018
Income tax expense applicable to pre-tax income	$129.0	$132.0	$108.2
Deferred income tax expense (benefit) applicable to items reported in total other comprehensive income (loss) (note 18)	24.1	27.2	(12.2)

Total	$153.1	$159.2	$96.0

The components of income tax expense applicable to pre-tax income are summarized as follows:

Years ended December 31 (in millions)	2020	2019	2018
Current tax expense:
Federal	$113.4	$90.8	$83.0
State	34.3	26.9	23.3

Total current tax expense	147.7	117.7	106.3
Deferred tax (benefit) expense (1)	(18.7)	14.3	1.9

Total income tax expense	$129.0	$132.0	$108.2

(1)Includes the effect of (decreases) increases in the valuation allowance for state deferred tax assets of $(13.7) million, $(7.7) million and $0.3 million in 2020, 2019 and 2018, respectively.

The following is a reconciliation of expected income tax expense, computed at the U.S. federal statutory rate of 21% to actual income tax expense:

	2020		2019		2018
Years ended December 31 (dollars in millions)	Amount	Rate	Amount	Rate	Amount	Rate
Expected income tax expense	$73.2	21.0%	$137.0	21.0%	$121.0	21.0%
State income tax, net of federal tax effect	23.9	6.8	22.6	3.4	23.2	4.1
Non-deductible FDIC insurance premiums	5.8	1.6	4.4	0.7	6.5	1.1
Non-deductible goodwill impairment (1)	74.1	21.3	-	-	-	-
Tax-exempt interest	(22.0)	(6.3)	(21.4)	(3.3)	(19.4)	(3.4)
Federal income tax credits	(14.8)	(4.2)	(12.7)	(2.0)	(12.3)	(2.1)
Tax-exempt income from BOLI	(2.7)	(0.8)	(2.2)	(0.3)	(1.5)	(0.3)
Tax benefits recognized in connection with:
Release of CT valuation allowance	(7.1)	(2.1)	-	-	-	-
Equity-based compensation	1.3	0.4	(0.1)	-	(1.3)	(0.2)
The Tax Cuts and Jobs Act	-	-	-	-	(9.2)	(1.6)
Other, net	(2.7)	(0.7)	4.4	0.7	1.2	0.2

Actual income tax expense	$129.0		$132.0		$108.2

Effective income tax rate		37.0%		20.2%		18.8%

(1)See Note 8.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Tax Reform

The Tax Cuts and Jobs Act (the “Act”) was enacted on December 22, 2017. The most significant provision of the Act applicable to the Company served to reduce the U.S. federal corporate income tax rate, effective January 1, 2018, from 35% to 21%. During the quarter ended December 31, 2018, the Company recognized an income tax benefit of $9.2 million related, primarily, to voluntary employer contributions totaling $50 million made to the Company’s defined benefit pension plans in February 2018 and deducted (as permitted) on the Company’s 2017 federal income tax return (see Note 19).

Under GAP, the effect of a change in tax law is recorded discretely as a component of the income tax provision related to continuing operations in the period of enactment. This is true even if the deferred taxes being revalued were established through a financial statement component other than continuing operations (e.g. accumulated other comprehensive income). Adjusting the deferred taxes for temporary differences that arose from items of income or loss that were originally recorded in accumulated other comprehensive income through continuing operations may result in a disproportionate tax effect lodged in accumulated other comprehensive income. In other words, the original deferred tax amount recorded through accumulated other comprehensive income at the old tax rate will remain in accumulated other comprehensive income despite the fact that its related deferred tax asset/liability will be reduced through continuing operations to reflect the new tax rate. The amounts lodged in accumulated other comprehensive income are often referred to as “stranded tax effects.”

In February 2018, as a result of the enactment of the Act, the FASB issued new accounting guidance that provided entities with the option to reclassify, from accumulated other comprehensive income to retained earnings, certain “stranded tax effects” resulting from application of the Act. The guidance became effective for all organizations for fiscal years beginning after December 15, 2018 (January 1, 2019 for People’s United), including interim periods within those fiscal years, and early adoption was permitted. The Company elected to early adopt this amendment effective January 1, 2018. Upon adoption, $37.9 million, representing the income tax effects of the Act as well as the indirect impacts from the decreased federal tax effect on future state tax benefits, was reclassified from AOCL to retained earnings. The reclassification adjustment, which related to: (i) the net actuarial loss on defined benefit pension and postretirement plans; (ii) the net unrealized loss on debt securities available-for-sale and debt securities transferred to held-to-maturity; and (iii) the net unrealized loss on derivatives accounted for as cash flow hedges, served to increase regulatory capital by $37.9 million, which resulted in an approximate 11 basis point increase in the risk-based capital ratios of both the Company and the Bank at that time.

Affordable Housing Investments

People’s United holds ownership interests in limited partnerships formed to develop and operate affordable housing units for lower income tenants throughout its franchise area. The underlying partnerships, which are considered variable interest entities, are not consolidated into the Company’s Consolidated Financial Statements. These investments have historically played a role in enabling the Bank to meet its Community Reinvestment Act requirements while, at the same time, providing federal income tax credits.

Affordable housing investments, including all legally binding commitments to fund future investments, are included in other assets in the Consolidated Statements of Condition ($460.8 million and $383.9 million at December 31, 2020 and 2019, respectively). Included in other liabilities in the Consolidated Statements of Condition is a liability for all legally binding unfunded commitments to fund future investments ($182.4 million and $141.1 million at those dates). The cost of the Company’s investments is amortized on a straight-line basis over the period during which the related federal income tax credits are realized (generally ten years). Amortization expense, which is included as a component of income tax expense in the Consolidated Statements of Income, totaled $31.4 million, $25.0 million and $19.1 million for the years ended December 31, 2020, 2019 and 2018, respectively.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

D.C. Solar Tax-Advantaged Investments

As a result of its acquisition of United Financial, People’s United became a limited liability member in three tax-advantaged funds - Solar Eclipse Investment Fund X, LLC; Solar Eclipse Investment Fund XV, LLC; and Solar Eclipse Investment Fund XXII, LLC (collectively, the “LLCs”) - each of which previously generated solar investment tax credits for United Financial. Solarmore Management Services, Inc. (“Solarmore”) originally served as the managing member for each of the LLCs, and also acted as the managing member of a number of other solar investment tax credit LLC funds (collectively, the “Funds”). In December 2019, Solarmore was replaced as the manager of the LLCs. The LLCs were established to participate in a government-sponsored program to promote solar technology and obtain financing to acquire approximately 500 mobile solar generators and place those generators in service to qualify for a federal tax credit based upon the fair value of the generators. Each Fund (and each LLC) obtained financing from D.C. Solar Solutions, Inc. (“Solutions”), which is also the manufacturer and seller of the generators, and entered into a master lease arrangement with D.C. Solar Distribution, Inc. (“Distribution”), the entity that is responsible for the end sub-lease activity supporting the fair value of the master lease agreement. Solutions and Distribution are indirectly related.

In December 2018, Solutions and Distribution (collectively, “D.C. Solar”) had certain assets seized by the U.S. Government. In late January and early February 2019, D.C. Solar and certain affiliated companies filed voluntary petitions for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in an attempt to reorganize. On March 22, 2019, primarily as a result of a lack of financing to maintain the on-going operations of these companies, ambiguity around actual inventory in existence and the U.S. Government’s seizure of certain assets, the bankruptcy cases were converted to cases under Chapter 7. Prior to conversion of the bankruptcy cases, an FBI affidavit filed in the bankruptcy cases contained allegations of a potential fraud perpetrated by the principals of D.C. Solar, including allegations of fictitious or overstated sales of mobile solar generators sold to the Funds (including the LLCs) as well as the fabrication of sublease revenue streams for the generators.

At the time of the Company’s acquisition of United Financial, further developments had occurred which served to increase the level of uncertainty with respect to the existence, condition and fair value of the generators. These factors were considered by the Company and, as a result, it was concluded that there was sufficient evidence to support that a full loss was probable. Accordingly, in connection with the related purchase accounting for United Financial, People’s United recorded a full write-down of the balance of the remaining investments in the LLCs of $8.4 million (after-tax) and established a reserve against tax benefits and credits of $18.9 million to reflect a full loss on the generators and the associated tax benefits previously realized by United Financial.

In January 2020, the principals of D.C. Solar plead guilty in federal court to conspiracy to commit wire fraud and money laundering in connection with their role in a Ponzi scheme in which they: (i) sold solar generators that did not exist; (ii) made it appear as though solar generators existed in locations where they did not; (iii) created false financial statements; and (iv) obtained false lease contracts. In connection with the guilty plea, the U.S. Securities and Exchange Commission filed related civil charges against the principals.

Connecticut Passive Investment Company

In 1998, the Bank formed a passive investment company, People’s Mortgage Investment Company (“PMIC”), in accordance with Connecticut tax laws, which permit transfers of mortgage loans to such subsidiaries on or after January 1, 1999. The related earnings of PMIC, and any dividends it pays to the Bank, are not subject to Connecticut income tax. As a result of the exclusion of such earnings and dividends from Connecticut taxable income beginning in 1999, the Bank initially established a valuation allowance for the full amount of its Connecticut deferred tax asset attributable to net temporary differences and state net operating loss carryforwards. Connecticut tax net operating loss carryforwards totaled $1.1 billion at December 31, 2020 and expire between 2023 and 2032.

As a result of continued business expansion and growth, including, in recent years, within the state of Connecticut, during 2020 the Bank completed a review of its state net deferred tax assets, including an assessment of the valuation allowance established for net operating loss carryforwards not expected to be utilized. Consequently, the Bank adjusted the estimated realizability of its state net deferred tax assets by $7.1 million and recorded this amount as a one-time decrease to the provision for income tax expense in the fourth quarter of 2020.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to People’s United’s deferred tax assets and liabilities are as follows:

As of December 31 (in millions)	2020	2019
Deferred tax assets:
Allowance for credit losses and non-accrual interest	$117.3	$65.5
State tax net operating loss carryforwards, net of federal tax effect	65.9	71.8
Tax credits and net operating loss carryforwards	24.7	24.7
Equity-based compensation	19.9	18.1
Acquisition-related deferred tax assets	12.7	30.5
ROU lease assets, net of lease liabilities	8.6	7.5
D.C. Solar investment basis difference	6.8	6.8
Unrealized loss on debt securities transferred to held-to-maturity	2.5	3.6
Other deductible temporary differences	26.6	28.2

Total deferred tax assets	285.0	256.7
Less: valuation allowance for state deferred tax assets	(58.7)	(72.4)

Total deferred tax assets, net of the valuation allowance	226.3	184.3

Deferred tax liabilities:
Leasing activities	(88.3)	(92.7)
Unrealized gain on debt securities available-for-sale	(31.4)	(6.6)
Pension and other postretirement benefits	(25.6)	(20.0)
Book over tax income recognized on consumer loans	(17.2)	(18.0)
Temporary differences related to merchant services joint venture	(3.5)	(3.5)
Mark-to-market and original issue discounts for tax purposes	(1.8)	(5.2)
Other taxable temporary differences	(12.7)	(4.7)

Total deferred tax liabilities	(180.5)	(150.7)

Net deferred tax asset	$45.8	$33.6

Based on People’s United’s recent historical and anticipated future pre-tax earnings and the reversal of taxable temporary differences, management believes it is more likely than not that People’s United will realize its total deferred tax assets, net of the valuation allowance.

People’s United’s current income tax receivable at December 31, 2020 and 2019 totaled $44.7 million and $51.7 million, respectively.

The following is a reconciliation of the beginning and ending balances of People’s United’s unrecognized income tax benefits related to uncertain tax positions:

Years ended December 31 (in millions)	2020	2019	2018
Balance at beginning of year	$33.3	$5.2	$2.7
Additions for tax positions taken in prior years	0.1	0.5	2.5
Additions related to D.C. Solar:
Established by United Financial prior to acquisition	-	8.7	-
Established by People’s United subsequent to acquisition	-	18.9	-
Reductions attributable to audit settlements/lapse of statute of limitations	-	-	-

Balance at end of year	$33.4	$33.3	$5.2

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

If recognized, the unrecognized income tax benefits at December 31, 2020 would minimally affect People’s United’s annualized income tax rate. Accrued interest expense related to the unrecognized income tax benefits totaled $0.1 million at both December 31, 2020 and 2019. People’s United recognizes accrued interest related to unrecognized income tax benefits and penalties, if incurred, as components of income tax expense in the Consolidated Statements of Income. The amount of total unrecognized income tax benefits, excluding those related to D.C. Solar, is not expected to change significantly within the next twelve months. With respect to unrecognized income tax benefits related to D.C. Solar, timing remains uncertain given the nature of the matter, including the ongoing federal criminal investigation. People’s United files a consolidated U.S. federal income tax return and various state income tax returns and is no longer subject to federal or state income tax examinations through 2016.

NOTE 15 - Stockholders’ Equity and Dividends

People’s United is authorized to issue (i) 50.0 million shares of preferred stock, par value of $0.01 per share, of which 10.0 million shares were issued at December 31, 2020, and (ii) 1.95 billion shares of common stock, par value of $0.01 per share, of which 533.7 million shares were issued at December 31, 2020.

Treasury stock includes (i) common stock repurchased by People’s United, either directly or through agents, in the open market at prices and terms satisfactory to management in connection with stock repurchases authorized by its Board of Directors (106.4 million shares at December 31, 2020) and (ii) common stock purchased in the open market by a trustee with funds provided by People’s United and originally intended for awards under the People’s United Financial, Inc. 2007 Recognition and Retention Plan (the “RRP”) (2.6 million shares at December 31, 2020). Following shareholder approval of the People’s United Financial, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”) in 2014, no new awards may be granted under the RRP (see Note 20).

In June 2019, the Company’s Board of Directors authorized the repurchase of up to 20.0 million shares of People’s United’s outstanding common stock. Such shares may be repurchased, either directly or through agents, in the open market at prices and terms satisfactory to management. During 2019, the Company repurchased 0.2 million shares of People’s United common stock under this authorization at a total cost of $2.5 million. In the first quarter of 2020, the Company completed the repurchase authorization by purchasing 19.8 million shares of People’s United common stock at a total cost of $304.4 million.

In April 2007, People’s United established an ESOP (see Note 19). At that time, People’s United loaned the ESOP $216.8 million to purchase 10.5 million shares of People’s United common stock in the open market. Shares of People’s United common stock are held by the ESOP and allocated to eligible participants annually based upon a percentage of each participant’s eligible compensation. At December 31, 2020, 5.6 million shares of People’s United common stock, with a contra-equity balance of $115.6 million, have not been allocated or committed to be released.

Common dividends declared and paid per common share totaled $0.7175, $0.7075 and $0.6975 for the years ended December 31, 2020, 2019 and 2018, respectively. People’s United’s common dividend payout ratio (common dividends paid as a percentage of net income available to common shareholders) was 148.0%, 54.3% and 53.7% for the years ended December 31, 2020, 2019 and 2018, respectively.

In the ordinary course of business, People’s United (parent company) is dependent upon dividends from the Bank to provide funds for the payment of dividends to shareholders and other general corporate purposes. People’s United’s ability to pay cash dividends is governed by federal law, regulations and related guidance. The Bank’s ability to pay cash dividends directly or indirectly to People’s United also is governed by federal law and regulations. These provide that the Bank must receive OCC approval to declare a dividend if the total amount of all dividends (common and preferred), including the proposed dividend, declared by the Bank in any current year exceeds the total of the Bank’s net income for the current year to date, combined with its retained net income for the previous two years, less the sum of any transfers required by the OCC and any transfers required to be made to a fund for the retirement of any preferred stock. The term “retained net income” as defined by federal regulations means the Bank’s net income for a specified period less the total amount of all dividends declared in that period.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Bank may not pay dividends to People’s United if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines or if the OCC has notified the Bank that it is in need of more than normal supervision. See Note 16 for a discussion of regulatory capital requirements. Under the Federal Deposit Insurance Act, an insured depository institution such as the Bank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the Federal Deposit Insurance Act). Payment of dividends by the Bank also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice.

In 2020, 2019 and 2018, the Bank paid a total of $498.0 million, $457.0 million and $342.0 million, respectively, in cash dividends to People’s United (parent company). At December 31, 2020, the Bank’s retained net income, as defined by federal regulations, totaled $(170.3) million.

NOTE 16 - Regulatory Capital Requirements

Bank holding companies and banks are subject to various regulations regarding capital requirements administered by U.S. banking agencies. The FRB (in the case of a bank holding company) and the OCC (in the case of a bank) may initiate certain actions if a bank holding company or a bank fails to meet minimum capital requirements. In addition, under its prompt corrective action regulations, the OCC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized bank. These actions could have a direct material effect on a bank’s financial statements. People’s United and the Bank are subject to regulatory capital requirements administered by the FRB and the OCC, respectively.

Both People’s United and the Bank are subject to capital rules (the “Basel III capital rules”) issued by U.S. banking agencies. The Basel III capital rules require U.S. financial institutions to maintain: (i) a minimum ratio of Common Equity Tier 1 (“CET 1”) capital to total risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% CET 1 risk-based capital ratio, effectively resulting in a minimum CET 1 risk-based capital ratio of 7.0%); (ii) a minimum ratio of Tier 1 capital to total risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 risk-based capital ratio, effectively resulting in a minimum Tier 1 risk-based capital ratio of 8.5%); (iii) a minimum ratio of Total (that is, Tier 1 plus Tier 2) capital to total risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% Total risk-based capital ratio, effectively resulting in a minimum Total risk-based capital ratio of 10.5%); and (iv) a minimum Tier 1 Leverage capital ratio of at least 4.0%, calculated as the ratio of Tier 1 capital to average total assets, as defined.

In order to avoid limitations on distributions, including dividend payments, and certain discretionary bonus payments, a financial institution must hold a capital conservation buffer of 2.50% above its minimum risk-based capital requirements.

For regulatory capital purposes, subordinated note issuances qualify, up to certain limits, as Tier 2 capital for Total risk-based capital. In accordance with regulatory capital rules, the eligible amount of the Bank’s $400 million subordinated notes due 2024 and People’s United’s $75 million subordinated notes due 2024 included in Tier 2 capital will both be reduced each year until the year of final maturity by 20%, or $80 million and $15 million, respectively.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting guidelines. Capital amounts and classifications are also subject to qualitative judgments by federal regulators about capital components, risk weightings and other factors.

Management believes that, as of December 31, 2020, both People’s United and the Bank met all capital adequacy requirements to which each is subject. Further, the most recent regulatory notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. Since that notification, no conditions or events have occurred that have caused management to believe any change in the Bank’s capital classification would be warranted.

As discussed in Note 1, the Company’s adoption of the CECL standard effective January 1, 2020, resulted in an approximate 10 basis points decrease in the capital ratios at both the Bank and People’s United at that time. In December 2018, the Federal banking agencies approved a final rule allowing an option to phase-in, over three years, the day one regulatory capital effects of the CECL standard. In March 2020, the Federal banking agencies issued an interim final rule providing an alternative option to delay, for two years, an estimate of the CECL standard’s effect on regulatory capital (relative to incurred loss methodology’s effect on regulatory capital), followed by a three-year transition period. The Company has elected the alternative option provided in the March 2020 interim final rule.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following is a summary of People’s United’s and the Bank’s regulatory capital amounts and ratios under the Basel III capital rules. The minimum capital required amounts are based on the capital conservation buffer of the Basel III capital rules. In connection with the adoption of the Basel III capital rules, both the Company and the Bank elected to opt-out of the requirement to include most components of AOCL in CET 1 capital. At December 31, 2020, People’s United’s and the Bank’s total risk-weighted assets, as defined, were $45.1 billion and $45.0 billion, respectively, compared to $45.2 billion for both at December 31, 2019. For regulatory capital purposes, PPP loans are assigned a zero risk-weighting as a result of the related SBA guarantee on such loans.

	As of December 31, 2020		Minimum Capital Required		Classification as Well-Capitalized
(dollars in millions)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 Leverage Capital (1):
People’s United	$4,967.8	8.4%	$2,374.3	4.0%	N/A	N/A
Bank	5,168.4	8.7	2,373.7	4.0	$2,967.2	5.0%
CET 1 Risk-Based Capital (2):
People’s United	4,723.7	10.5	3,155.3	7.0	N/A	N/A
Bank	5,168.4	11.5	3,151.1	7.0	2,926.0	6.5
Tier 1 Risk-Based Capital (3):
People’s United	4,967.8	11.0	3,831.4	8.5	2,704.5	6.0
Bank	5,168.4	11.5	3,826.3	8.5	3,601.3	8.0
Total Risk-Based Capital (4):
People’s United	5,589.5	12.4	4,732.9	10.5	4,507.5	10.0
Bank	5,745.1	12.8	4,726.7	10.5	4,501.6	10.0

	As of December 31, 2019		Minimum Capital Required		Classification as Well-Capitalized
(dollars in millions)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 Leverage Capital (1):
People’s United	$4,846.1	9.1%	$2,119.7	4.0%	N/A	N/A
Bank	4,902.0	9.3	2,119.1	4.0	$2,648.8	5.0%
CET 1 Risk-Based Capital (2):
People’s United	4,602.1	10.2	3,164.5	7.0	N/A	N/A
Bank	4,902.0	10.9	3,162.2	7.0	2,936.3	6.5
Tier 1 Risk-Based Capital (3):
People’s United	4,846.1	10.7	3,842.6	8.5	2,712.5	6.0
Bank	4,902.0	10.9	3,839.8	8.5	3,614.0	8.0
Total Risk-Based Capital (4):
People’s United	5,435.6	12.0	4,746.8	10.5	4,520.8	10.0
Bank	5,474.2	12.1	4,743.3	10.5	4,517.4	10.0

(1)Tier 1 Leverage Capital ratio represents CET 1 Capital plus Additional Tier 1 Capital instruments (together, “Tier 1 Capital”) divided by Average Total Assets (less goodwill, other acquisition-related intangibles and other deductions from CET 1 Capital). Average PPP loans are included in Average Total Assets.

(2)CET 1 Risk-Based Capital ratio represents equity capital, as defined, less: (i) after-tax net unrealized gains (losses) on certain securities classified as available-for-sale; (ii) after-tax net unrealized gains (losses) on securities transferred to held-to-maturity; (iii) goodwill and other acquisition-related intangible assets; and (iv) the amount recorded in AOCL relating to pension and other postretirement benefits divided by Total Risk-Weighted Assets.

(3)Tier 1 Risk-Based Capital ratio represents Tier 1 Capital divided by Total Risk-Weighted Assets.

(4)Total Risk-Based Capital ratio represents Tier 1 Capital plus subordinated notes and debentures, up to certain limits, and the ACL, up to 1.25% of Total Risk-Weighted Assets, divided by Total Risk-Weighted Assets.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 17 - Earnings Per Common Share

The following is an analysis of People’s United’s basic and diluted EPS, reflecting the application of the two-class method, as described in Note 1:

Years ended December 31 (in millions, except per common share data)	2020	2019	2018
Net income available to common shareholders	$205.5	$506.3	$454.0
Dividends paid on and undistributed earnings allocated to participating securities	-	(0.2)	(0.2)

Earnings attributable to common shareholders	$205.5	$506.1	$453.8

Weighted average common shares outstanding for basic EPS	420.3	394.0	348.1
Effect of dilutive equity-based awards	2.3	3.2	3.6

Weighted average common shares and common-equivalent shares for diluted EPS	422.6	397.2	351.7

EPS:
Basic	$0.49	$1.28	$1.30
Diluted	0.49	1.27	1.29

All unallocated ESOP common shares and all common shares accounted for as treasury shares have been excluded from the calculation of basic and diluted EPS. Anti-dilutive equity-based awards totaling 18.0 million shares, 6.7 million shares and 6.8 million shares for the years ended December 31, 2020, 2019 and 2018, respectively, have also been excluded from the calculation of diluted EPS.

NOTE 18 - Comprehensive Income

Comprehensive income represents the sum of net income and items of “other comprehensive income or loss,” including (on an after-tax basis): (i) net actuarial gains and losses, prior service credits and costs, and transition assets and obligations related to People’s United’s pension and other postretirement plans; (ii) net unrealized gains and losses on debt securities available-for-sale; (iii) net unrealized gains and losses on debt securities transferred to held-to-maturity; and (iv) net unrealized gains and losses on derivatives accounted for as cash flow hedges. People’s United’s total comprehensive income for the years ended December 31, 2020, 2019 and 2018 is reported in the Consolidated Statements of Comprehensive Income.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following is a summary of the changes in the components of AOCL, which are included in People’s United’s stockholders’ equity on an after-tax basis:

(in millions)	Pension and Other Postretirement Plans	Net Unrealized Gains (Losses) on Debt Securities Available-for-Sale	Net Unrealized Gains (Losses) on Debt Securities Transferred to Held-to-Maturity	Net Unrealized Gains (Losses) on Derivatives Accounted for as Cash Flow Hedges	Total AOCL
Balance at December 31, 2017	$(144.1)	$(21.6)	$(15.1)	$(0.9)	$(181.7)
Other comprehensive income (loss) before reclassifications	(24.7)	(29.0)	-	(1.3)	(55.0)
Amounts reclassified from AOCL (1)	6.3	7.5	3.0	0.4	17.2

Current period other comprehensive income (loss)	(18.4)	(21.5)	3.0	(0.9)	(37.8)
Transition adjustments related to adoption of new accounting standards (2)	(30.0)	(3.9)	(3.2)	(0.2)	(37.3)

Balance at December 31, 2018	(192.5)	(47.0)	(15.3)	(2.0)	(256.8)

Other comprehensive income (loss) before reclassifications	9.7	67.9	-	1.5	79.1
Amounts reclassified from AOCL (1)	6.6	(0.1)	3.5	0.8	10.8

Current period other comprehensive income (loss)	16.3	67.8	3.5	2.3	89.9

Balance at December 31, 2019	(176.2)	20.8	(11.8)	0.3	(166.9)

Other comprehensive income (loss) before reclassifications	(12.0)	82.3	-	(1.0)	69.3
Amounts reclassified from AOCL (1)	6.4	-	3.6	(1.6)	8.4

Current period other comprehensive income (loss)	(5.6)	82.3	3.6	(2.6)	77.7

Balance at December 31, 2020	$(181.8)	$103.1	$(8.2)	$(2.3)	$(89.2)

(1)See the following table for details about these reclassifications.

(2)See Notes 4 and 14.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following is a summary of the amounts reclassified from AOCL:

Years ended December 31 (in millions)	Amounts Reclassified from AOCL			Affected Line Item in the Statement Where Net Income is Presented
	2020	2019	2018
Details about components of AOCL:
Amortization of pension and other postretirement plans items:
Net actuarial loss	$(8.4)	$(8.3)	$(8.6)	(1)
Prior service credit	-	-	0.3	(1)

	(8.4)	(8.3)	(8.3)	Income before income tax expense
	2.0	1.7	2.0	Income tax expense

	(6.4)	(6.6)	(6.3)	Net income

Reclassification adjustment for net realized losses on debt securities available-for-sale	-	0.1	(9.9)	Income before income tax expense (2)
	-	-	2.4	Income tax expense

	-	0.1	(7.5)	Net income

Amortization of unrealized losses on debt securities transferred to held-to-maturity	(4.7)	(4.6)	(3.9)	Income before income tax expense (3)
	1.1	1.1	0.9	Income tax expense

	(3.6)	(3.5)	(3.0)	Net income

Amortization of unrealized gains and losses on cash flow hedges:
Interest rate swaps	1.9	(1.2)	(0.6)	(4)
Interest rate locks	0.1	0.1	0.1	(4)

	2.0	(1.1)	(0.5)	Income before income tax expense
	(0.4)	0.3	0.1	Income tax expense

	1.6	(0.8)	(0.4)	Net income

Total reclassifications for the period	$(8.4)	$(10.8)	$(17.2)

(1)Included in the computation of net periodic benefit income (expense) reflected in other non-interest expense (see Note 19 for additional details).

(2)Included in non-interest income.

(3)Included in interest and dividend income - securities.

(4)Included in interest expense - notes and debentures.

Deferred income taxes applicable to the components of AOCL are as follows:

As of December 31 (in millions)	2020	2019	2018
Net actuarial loss and other amounts related to pension and other postretirement plans	$57.0	$55.3	$59.4
Net unrealized (gain) loss on debt securities available-for-sale	(32.1)	(6.6)	14.7
Net unrealized loss on debt securities transferred to held-to-maturity	2.5	3.6	4.7
Net unrealized loss (gain) on derivatives accounted for as cash flow hedges	0.7	(0.1)	0.6

Total deferred income taxes	$28.1	$52.2	$79.4

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following is a summary of the components of People’s United’s total other comprehensive income (loss):

Year ended December 31, 2020 (in millions)	Pre-Tax Amount	Tax Effect	After-Tax Amount
Net actuarial gains and losses on pension and other postretirement plans:
Net actuarial loss arising during the year	$(15.7)	$3.7	$(12.0)
Reclassification adjustment for net actuarial loss included in net income	8.4	(2.0)	6.4

Net actuarial loss	(7.3)	1.7	(5.6)

Net unrealized gains and losses on debt securities available-for-sale:
Net unrealized holding gains arising during the year	107.8	(25.5)	82.3

Net unrealized gains	107.8	(25.5)	82.3

Net unrealized gains and losses on debt securities transferred to held-to-maturity:
Reclassification adjustment for amortization of unrealized losses on debt securities transferred to held-to-maturity included in net income	4.7	(1.1)	3.6

Net unrealized gains	4.7	(1.1)	3.6

Net unrealized gains and losses on derivatives accounted for as cash flow hedges:
Net unrealized losses arising during the year	(1.4)	0.4	(1.0)
Reclassification adjustment for net realized gains included in net income	(2.0)	0.4	(1.6)

Net unrealized losses	(3.4)	0.8	(2.6)

Total other comprehensive income	$101.8	$(24.1)	$77.7

Year ended December 31, 2019 (in millions)	Pre-Tax Amount	Tax Effect	After-Tax Amount
Net actuarial gains and losses on pension and other postretirement plans:
Net actuarial gain arising during the year	$12.1	$(2.4)	$9.7
Reclassification adjustment for net actuarial loss included in net income	8.3	(1.7)	6.6

Net actuarial gain	20.4	(4.1)	16.3

Net unrealized gains and losses on debt securities available-for-sale:
Net unrealized holding gains arising during the year	89.2	(21.3)	67.9
Reclassification adjustment for net realized losses included in net income	(0.1)	-	(0.1)

Net unrealized gains	89.1	(21.3)	67.8

Net unrealized gains and losses on debt securities transferred to held-to-maturity:
Reclassification adjustment for amortization of unrealized losses on debt securities transferred to held-to-maturity included in net income	4.6	(1.1)	3.5

Net unrealized gains	4.6	(1.1)	3.5

Net unrealized gains and losses on derivatives accounted for as cash flow hedges:
Net unrealized gains arising during the year	1.9	(0.4)	1.5
Reclassification adjustment for net realized losses included in net income	1.1	(0.3)	0.8

Net unrealized gains	3.0	(0.7)	2.3

Total other comprehensive income	$117.1	$(27.2)	$89.9

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year ended December 31, 2018 (in millions)	Pre-Tax Amount	Tax Effect	After-Tax Amount
Net actuarial gains and losses on pension and other postretirement plans:
Net actuarial loss arising during the year	$(32.6)	$7.9	$(24.7)
Reclassification adjustment for net actuarial loss included in net income	8.6	(2.1)	6.5

Net actuarial loss	(24.0)	5.8	(18.2)

Prior service credit on pension and other postretirement plans:
Reclassification adjustment for prior service credit included in net income	(0.3)	0.1	(0.2)

Net actuarial loss and prior service credit	(24.3)	5.9	(18.4)

Net unrealized gains and losses on debt securities available-for-sale:
Net unrealized holding losses arising during the year	(38.3)	9.3	(29.0)
Reclassification adjustment for net realized losses included in net income	9.9	(2.4)	7.5

Net unrealized losses	(28.4)	6.9	(21.5)

Net unrealized gains and losses on debt securities transferred to held-to-maturity:
Reclassification adjustment for amortization of unrealized losses on debt securities transferred to held-to-maturity included in net income	3.9	(0.9)	3.0

Net unrealized gains	3.9	(0.9)	3.0

Net unrealized gains and losses on derivatives accounted for as cash flow hedges:
Net unrealized losses arising during the year	(1.7)	0.4	(1.3)
Reclassification adjustment for net realized losses included in net income	0.5	(0.1)	0.4

Net unrealized losses	(1.2)	0.3	(0.9)

Total other comprehensive loss	$(50.0)	$12.2	$(37.8)

NOTE 19 - Employee Benefit Plans

People’s United Employee Pension and Other Postretirement Plans

People’s United maintains a qualified noncontributory defined benefit pension plan (the “People’s Qualified Plan”) that covers substantially all full-time and part-time employees who (i) meet certain age and length of service requirements and (ii) were employed by the Bank prior to August 14, 2006. Benefits are based upon the employee’s years of credited service and either the average compensation for the last five years or the average compensation for the five consecutive years of the last ten years that produce the highest average.

New employees of the Bank starting on or after August 14, 2006 are not eligible to participate in the People’s Qualified Plan. Instead, the Bank makes contributions on behalf of these employees to a qualified defined contribution plan in an annual amount equal to 3% of the employee’s eligible compensation. Employee participation in this plan is restricted to employees who (i) are at least 18 years of age and (ii) worked at least 1000 hours in a year. Both full-time and part-time employees are eligible to participate as long as they meet these requirements.

In July 2011, the Bank amended the People’s Qualified Plan to “freeze”, effective December 31, 2011, the accrual of pension benefits for People’s Qualified Plan participants. As such, participants will not earn any additional benefits after that date. Instead, effective January 1, 2012, the Bank began making contributions on behalf of these participants to a qualified defined contribution plan in an annual amount equal to 3% of the employee’s eligible compensation.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In addition to the People’s Qualified Plan, People’s United continues to maintain the qualified defined benefit pension plan that covers former United Financial employees who meet certain eligibility requirements (the “United Financial Qualified Plan”). All benefits under this plan were frozen effective December 31, 2012. Effective December 31, 2020, the First Connecticut Qualified Plan was merged into the People’s Qualified Plan.

People’s United also maintains (i) unfunded, nonqualified supplemental plans to provide retirement benefits to certain senior officers (the “People’s Supplemental Plans”) and (ii) an unfunded plan that provides retirees with optional medical, dental and life insurance benefits (the “People’s Postretirement Plan”). People’s United accrues the cost of these postretirement benefits over the employees’ years of service to the date of their eligibility for such benefit. People’s United also continues to maintain: (1) for certain eligible former First Connecticut employees (i) an unfunded, nonqualified supplemental retirement plan (the “First Connecticut Supplemental Plan”) and (ii) unfunded plans that provide medical, dental and life insurance benefits (the “First Connecticut Postretirement Plans”); (2) for certain eligible former BSB Bancorp employees (i) an unfunded, nonqualified supplemental retirement plan (the “BSB Bancorp Supplemental Plan”) and (ii) unfunded plans that provide life insurance benefits (the “BSB Bancorp Post Retirement Welfare (Life Insurance) Plan”); and (3) for certain former United Financial employees (i) an unfunded, nonqualified supplemental retirement plan (the “United Financial Supplemental Plan”) and (ii) unfunded plans that provide medical, dental and life insurance benefits (the “United Financial Postretirement Benefit Plan”).

An employer is required to recognize an asset or a liability for the funded status of pension and other postretirement plans. The funded status is measured as the difference between the fair value of plan assets and the applicable benefit obligation, which is the projected benefit obligation for a pension plan and the accumulated postretirement benefit obligation for another postretirement plan. Plan assets and benefit obligations are required to be measured as of the date of the employer’s fiscal year-end.

The following table summarizes changes in the benefit obligations and plan assets of (i) the People’s Qualified Plan (including the First Connecticut Qualified Plan), the People’s Supplemental Plans, the First Connecticut Supplemental Plan, the BSB Bancorp Supplemental Plan and the United Financial Supplemental Plan (together the “Pension Plans”) and (ii) the People’s Postretirement Plan, the First Connecticut Postretirement Plans, the BSB Bancorp Post Retirement Welfare (Life Insurance) Plan and the United Financial Postretirement Plan (together the “Other Postretirement Plans”). The table also shows the funded status (or the difference between benefit obligations and plan assets) recognized in the Consolidated Statements of Condition. All plans have a December 31 measurement date.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	Pension Plans		Other Postretirement Plans
(in millions)	2020	2019	2020	2019
Benefit obligations: (1)
Beginning of year	$665.5	$562.7	$18.7	$15.3
Service cost	-	-	0.3	0.3
Interest cost	19.7	22.9	0.6	0.6
Actuarial loss (gain)	85.9	80.2	(1.5)	1.2
Benefits paid	(30.0)	(28.2)	(0.4)	(0.7)
Settlements	(0.6)	(13.1)	-	-
Acquisitions (2)	-	41.0	-	2.0

End of year	740.5	665.5	17.7	18.7

Fair value of plan assets:
Beginning of year	746.7	596.4	-	-
Actual return on assets	120.2	138.6	-	-
Employer contributions	3.6	18.7	0.4	0.7
Benefits paid	(30.0)	(28.2)	(0.4)	(0.7)
Settlements	(0.6)	(13.1)	-	-
Acquisitions (2)	-	34.3	-	-

End of year	839.9	746.7	-	-

Funded status at end of year	$99.4	$81.2	$(17.7)	$(18.7)

Amounts recognized in the Consolidated Statements of Condition:
Other assets	$141.2	$121.4	$-	$-
Other liabilities	(41.8)	(40.2)	(17.7)	(18.7)

Funded status at end of year	$99.4	$81.2	$(17.7)	$(18.7)

(1)Represents the projected benefit obligation for the Pension Plans and the accumulated benefit obligation for the Other Postretirement Plans.

(2)Represents the benefit obligations and plan assets of the United Financial Qualified Plan and the United Financial Supplemental Plan as of November 1, 2019, the BSB Bancorp Supplemental Plan as of April 1, 2019, and the benefit obligations of the United Financial Postretirement Plan as of November 1, 2019 and the BSB Bancorp Post Retirement Welfare (Life Insurance) Plan as of April 1, 2019.

Plan assets for the People’s Qualified Plan and the United Financial Qualified Plan (together the “Qualified Plans”) were $801.5 million and $38.4 million, respectively, as of December 31, 2020. The related projected benefit obligation of each plan was $663.4 million and $35.3 million, respectively, at the same date.

Although the People’s Supplemental Plans and the First Connecticut Supplemental Plan (together the “Supplemental Plans”) hold no assets, People’s United has funded trusts to provide benefit payments to the extent such benefits are not paid directly by People’s United. Trust assets of $36.8 million as of December 31, 2020 (which are included in other assets in the Consolidated Statements of Condition) were exceeded by the related projected benefit obligation of $41.8 million at that date.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table summarizes the accumulated and projected benefit obligations for the Pension Plans at the respective measurement dates:

	Pension Plans
As of December 31 (in millions)	2020	2019
Accumulated benefit obligations:
Qualified Plans	$698.7	$625.3
Supplemental Plans	41.6	40.0

Total	$740.3	$665.3

Projected benefit obligations:
Qualified Plans	$698.7	$625.3
Supplemental Plans	41.8	40.2

Total	$740.5	$665.5

Components of net periodic benefit (income) expense and other amounts recognized in other comprehensive income (loss) are as follows:

	Pension Plans			Other Postretirement Plans
Years ended December 31 (in millions)	2020	2019	2018	2020	2019	2018
Net periodic benefit (income) expense:
Interest cost	$19.7	$22.9	$20.2	$0.9	$0.9	$0.8
Expected return on plan assets	(49.5)	(46.1)	(44.3)	-	-	-
Recognized net actuarial loss	7.9	5.3	7.3	0.2	0.1	0.3
Recognized prior service credit	-	-	(0.3)	-	-	-
Settlements (1)	0.2	2.9	1.0	-	-	-

Net periodic benefit (income) expense	(21.7)	(15.0)	(16.1)	1.1	1.0	1.1

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Net actuarial loss (gain)	7.5	(20.5)	26.0	(1.6)	1.1	(2.0)
Prior service credit	-	-	0.3	-	-	-

Total pre-tax changes recognized in other comprehensive income (loss)	7.5	(20.5)	26.3	(1.6)	1.1	(2.0)

Total recognized in net periodic benefit (income) expense and other comprehensive income (loss)	$(14.2)	$(35.5)	$10.2	$(0.5)	$2.1	$(0.9)

(1)Settlement charges are a result of lump-sum benefit payments in excess of the sum of a plan’s annual interest and service costs. When an employer settles the full amount of its obligation for vested benefits with respect to some of a plan’s participants, the employer is required to recognize in income a pro-rata portion of the aggregate gain or loss recorded in AOCL.

The pre-tax amounts in AOCL that have not been recognized as components of net periodic benefit (income) expense are as follows:

	Pension Plans		Other Postretirement Plans
As of December 31 (in millions)	2020	2019	2020	2019
Net actuarial loss	$236.0	$228.5	$2.3	$3.9

Total pre-tax amounts included in AOCL	$236.0	$228.5	$2.3	$3.9

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company uses a corridor approach in the valuation of its Qualified Plans, which results in the deferral of actuarial gains and losses resulting from differences between actual results and actuarial assumptions. Amortization of actuarial gains and losses occurs when the accumulated unrecognized gain or loss balance, as of the beginning of the year, exceeds 10% of the greater of the projected benefit obligation or the market-related value of plan assets. The excess unrecognized gain or loss balance is amortized over the average remaining life expectancy of plan participants for the People’s Qualified Plan (approximately 25 years) and over the average working lifetime of active participants for the United Financial Qualified Plan (approximately 28 years) as of December 31, 2020.

The following assumptions were used in determining the benefit obligations and net periodic benefit (income) expense as of and for the periods indicated:

	Qualified Plans			Other Postretirement Plans
	2020	2019	2018	2020	2019	2018
Weighted-average assumptions used to determine benefit obligations at December 31:
Discount rate:
People’s Qualified Plan	2.50%	3.38%	4.41%	2.50%	3.40%	4.40%
First Connecticut Qualified Plan (1)	n/a	3.39	4.41	n/a	n/a	n/a
United Financial Qualified Plan	2.53	3.42	n/a	n/a	n/a	n/a
Rate of compensation increase	n/a	n/a	n/a	n/a	n/a	n/a
Weighted-average assumptions used to determine net periodic benefit (income) expense for the years ended December 31:
Discount rate:
People’s Qualified Plan (2)	3.38%	4.41%	3.74%/4.34%	3.40%	4.40%	3.70%
First Connecticut Qualified Plan (1)	3.39	4.41	4.35	n/a	n/a	n/a
United Financial Qualified Plan	3.42	3.33	n/a	n/a	n/a	n/a
Expected return on plan assets:
People’s Qualified Plan	7.25	7.25	7.25	n/a	n/a	n/a
First Connecticut Qualified Plan (1)	n/a	6.00	6.00	n/a	n/a	n/a
United Financial Qualified Plan	5.25	5.25	n/a	n/a	n/a	n/a
Rate of compensation increase	n/a	n/a	n/a	n/a	n/a	n/a
Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year	n/a	n/a	n/a	5.50%	5.70%	6.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	n/a	n/a	n/a	4.50	4.50	4.50
Year that the rate reaches the ultimate trend rate	n/a	n/a	n/a	2037	2037	2037

n/a - not applicable

(1)Effective December 31, 2020, the First Connecticut Qualified Plan was merged into the People’s Qualified Plan.

(2)Rate of 3.74% through September 30, 2018 and 4.34% through December 31, 2018.

The discount rates used to determine the benefit obligation of the Supplemental Plans at December 31, 2020 ranged from 1.60% to 2.50%, while the discount rate used to determine net periodic benefit (income) expense for 2020 ranged from 1.29% to 2.50%. The discount rates used to determine the benefit obligation of the People’s Supplemental Plans at December 31, 2019 ranged from 2.76% to 3.40%, while the discount rate used to determine net periodic benefit (income) expense for 2019 ranged from 3.33% to 4.40%.

The discount rates reflect the then current rates available on long-term high-quality fixed-income debt instruments, and are reset annually on the measurement date. To determine the discount rates, People’s United reviews, along with its independent actuary, spot interest rate yield curves based upon yields from a broad population of high-quality bonds adjusted to match the timing and amounts of expected benefit payments. People’s United uses a full yield curve approach to estimate the interest cost component of net periodic benefit income by applying the specific spot rates along the yield curve, used in the determination of the benefit obligations, to the relevant projected cash flows.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In developing an expected long-term rate of return on asset assumption for the Qualified Plans for purposes of determining 2020 net periodic benefit income, People’s United considered the historical returns and the future expectations for returns within each asset class, as well as the target asset allocation of the pension portfolio. This resulted in an expected long-term rate of return assumption of 7.25% for the People’s Qualified Plan and 5.25% for the United Financial Qualified Plan. This was intended to reflect expected asset returns over the life of the related pension benefits expected to be paid.

In 2021, $29.9 million in net periodic benefit income is expected to be recognized related to the Qualified Plans. This amount was determined using the following assumptions: (i) expected long-term rates of return of 7.25% for the People’s Qualified Plan and 5.25% for the United Financial Qualified Plan; (ii) discount rates of 2.50% and 2.53% for the People’s Qualified Plan and the United Financial Qualified Plan, respectively; and (iii) updated mortality tables issued by the Society of Actuaries in the fourth quarter of 2020. The mortality rate is a key assumption used in valuing retirement benefit obligations as it reflects the probability of future benefit payments that are contingent upon the longevity of plan participants and their beneficiaries.

People’s United’s funding policy is to contribute the amounts required by applicable regulations, although additional amounts may be contributed from time to time. In February 2018, People’s United made voluntary employer contributions totaling $50 million to the Company’s defined benefit pension plans in response to tax reform (see Note 14). Employer contributions for the Supplemental Plans and the Other Postretirement Plans in 2021 are expected to total $6.0 million, representing net benefit payments expected to be paid under these plans.

Expected future net benefit payments for the Pension Plans as of December 31, 2020 are: $32.5 million in 2021; $31.0 million in 2022; $33.0 million in 2023; $35.0 million in 2024; $35.1 million in 2025; and an aggregate of $195.1 million in 2026 through 2030. As of December 31, 2020, expected future net benefit payments for the Other Postretirement Plans are (i) $1.0 million for 2021, $1.1 million in each of the years 2022 through 2024, $1.0 million for 2025 and (ii) an aggregate of $4.8 million in 2026 through 2030.

The investment strategy of the Qualified Plans is to develop a diversified portfolio, representing a variety of asset classes of varying duration, in order to effectively fund expected near-term and long-term benefit payments. All investment decisions are governed by an established policy that contains the following asset allocation guidelines:

	Asset Class
	Policy Target %	Policy Range %
Cash equivalents	1	0-20
Equity securities	71	55-75
Fixed income securities	28	10-40

Equity investments are required to be diversified among industries and economic sectors and may be invested directly in individual securities or indirectly through the use of mutual funds, trust company common funds, REIT’s, investment partnerships, LLCs or exchange traded funds. Limitations have been established on the overall allocation to any individual security representing more than 3% of the market value of plan assets. A limit of 50% of equity holdings may be invested in international equities. Short sales, margin purchases, physical commodities and future contracts, and exchange traded or over-the-counter options are prohibited.

Fixed income securities are oriented toward risk-averse, investment-grade securities rated “A” or higher. A limit of up to 30% of the fixed income holdings may be purchased and held indirectly in issues rated below “Baa3” by Moody’s or “BBB-” by Standard & Poor’s, if the higher investment risk is compensated for by the prospect of a positive incremental investment return. With the exception of U.S. government securities, in which the Qualified Plans may invest the entire fixed income allocation, fixed income securities require diversification among individual securities and sectors. Limitations have been established on the overall investment in securities of a single issuer to no more than 2.5% of the market value of total plan assets. There is no limit on the maximum maturity of securities held.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table summarizes the percentages of fair value for the major categories of assets in the Qualified Plans as of the respective measurement dates:

	Plan Assets
	2020			2019
As of December 31	People’s Qualified Plan	First Connecticut Qualified Plan (1)	United Financial Qualified Plan (2)	People’s Qualified Plan	First Connecticut Qualified Plan	United Financial Qualified Plan (2)
Equity securities	70%	n/a	4%	66%	66%	9%
Cash and fixed income securities	30	n/a	96	34	34	91

Total	100%	n/a	100%	100%	100%	100%

(1)Effective December 31, 2020, the First Connecticut Qualified Plan was merged into the People’s Qualified Plan.

(2)The United Financial Qualified Plan is not yet aligned with the Company’s investment strategy and asset allocation guidelines as the acquisition of United Financial occurred effective November 1, 2019.

The following tables present the Qualified Plans’ assets measured at fair value:

	Fair Value Measurements Using
As of December 31, 2020 (in millions)	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$23.9	$-	$-	$23.9
Equity securities:
Common stocks	302.6	-	-	302.6
Mutual funds	-	259.6	-	259.6
Fixed income securities:
Mutual funds	-	103.3	-	103.3
U.S. Treasury	-	52.5	-	52.5
Corporate	-	96.5	-	96.5
Other	-	1.5	-	1.5

Total	$326.5	$513.4	$-	$839.9

	Fair Value Measurements Using
As of December 31, 2019 (in millions)	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$18.9	$-	$-	$18.9
Equity securities:
Common stocks	261.2	-	-	261.2
Mutual funds	-	215.2	-	215.2
Fixed income securities:
Mutual funds	-	72.5	-	72.5
U.S. Treasury	-	104.8	-	104.8
Corporate	-	73.0	-	73.0
Other	-	1.1	-	1.1

Total	$280.1	$466.6	$-	$746.7

Employee Stock Ownership Plan

In April 2007, People’s United established an ESOP. At that time, People’s United loaned the ESOP $216.8 million to purchase 10,453,575 shares of People’s United common stock in the open market. In order for the ESOP to repay the loan, People’s United expects to make annual cash contributions of approximately $18.8 million until 2036. Such cash contributions may be reduced by the cash dividends paid on unallocated ESOP shares, which totaled $4.3 million in 2020, $4.4 million in 2019 and $4.6 million in 2018. At December 31, 2020, the loan balance totaled $166.7 million.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Employee participation in this plan is restricted to those employees who (i) are at least 18 years of age and (ii) worked at least 1000 hours within 12 months of their hire date or any plan year (January 1 to December 31) after their date of hire. Employees meeting the aforementioned eligibility criteria during the plan year must continue to be employed as of the last day of the plan year in order to receive an allocation of shares for that plan year.

Shares of People’s United common stock are held by the ESOP and allocated to eligible participants annually based upon a percentage of each participant’s eligible compensation. Since the ESOP was established, a total of 4,878,335 shares of People’s United common stock have been allocated or committed to be released to participants’ accounts. At December 31, 2020, 5,575,240 shares of People’s United common stock, with a fair value of $72.1 million at that date, have not been allocated or committed to be released.

Compensation expense related to the ESOP is recognized at an amount equal to the number of common shares committed to be released by the ESOP for allocation to participants’ accounts multiplied by the average fair value of People’s United’s common stock during the reporting period. The difference between the fair value of the shares of People’s United’s common stock committed to be released and the cost of those common shares is recorded as a credit to additional paid-in capital (if fair value exceeds cost) or, to the extent that no such credits remain in additional paid-in capital, as a charge to retained earnings (if fair value is less than cost). Expense recognized for the ESOP totaled $4.3 million, $5.7 million and $6.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Employee Savings Plans

People’s United sponsors an employee savings plan that qualifies as a 401(k) plan under the Internal Revenue Code. Employees may contribute up to 50% of their pre-tax compensation up to certain limits, and People’s United makes a matching contribution equal to 100% of a participant’s contributions up to 4% of pre-tax compensation. Participants vest immediately in their own contributions and after one year in People’s United’s contributions. A supplemental savings plan has also been established for certain senior officers and the Company has funded a trust to provide benefit payments to the extent such benefits are not paid directly by People’s United. People’s United also continues to maintain, for former First Connecticut participants who met certain eligibility requirements, a funded plan that provides supplemental retirement benefits. Combined trust assets of $20.1 million as of December 31, 2020 (which are included in other assets in the Consolidated Statements of Condition) were exceeded by the related combined benefit obligations of $47.7 million at that date. Expense recognized for these employee savings plans totaled $35.5 million, $32.3 million and $29.1 million for the years ended December 31, 2020, 2019 and 2018, respectively.

NOTE 20 - Stock-Based Compensation Plans

Long-Term Incentive Plan

People’s United’s 2014 Plan, as amended and restated in 2017, and the predecessor 2008 Long-Term Incentive Plan (together the “Incentive Plans”) provide for awards to officers and employees in the form of: (i) incentive stock options that may afford tax benefits to recipients; (ii) non-statutory stock options that do not afford tax benefits to recipients but may provide tax benefits to People’s United; and (iii) stock appreciation rights, restricted stock and performance shares. A total of 75,850,000 shares of People’s United common stock are reserved for issuance under the 2014 Plan. The number of shares of common stock reserved under the 2014 Plan is depleted by one share for each option or stock appreciation right, by 5.32 shares for each restricted stock award and by 7.98 shares for each performance share. At December 31, 2020, a total of 25,445,876 reserved shares remain available for future awards.

Non-statutory stock options have been granted under the Incentive Plans at exercise prices equal to the fair value of People’s United common stock at the grant dates. Option expiration dates are fixed at the grant date, with a maximum term of ten years. Prior to 2013, options granted under the Incentive Plans generally vested 50% after two years, 75% after three years and 100% after four years. Beginning in 2013, options granted under the Incentive Plans vest 33% after one year, 66% after two years and 100% after three years. Unvested options become fully exercisable in the event of a change of control, as defined in the Incentive Plans.

People’s United has also granted restricted stock awards under the Incentive Plans. Employees become fully vested in these shares generally after a three-year period, with requisite service conditions and no performance-based conditions to such vesting. During the vesting period, dividends are paid on the restricted stock (for grants occurring prior to February 2017) or accrued to the employees’ benefit (for grants occurring in or after February 2017) and the recipients are entitled to vote these restricted shares. The fair value of all restricted stock awards is measured at the grant date based on quoted market prices. Unvested restricted stock awards become fully vested in the event of a change in control, as defined in the Incentive Plans.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

People’s United has also granted performance shares under the 2014 Plan. A performance share represents the right to receive a share of People’s United common stock contingent upon the Company achieving certain pre-established performance goals and the employee satisfying requisite service conditions. Employees become fully vested in these performance shares upon completion of a three-year performance period beginning with the year in which the performance shares are granted. At the end of the three-year performance period, if performance goals have been achieved, the number of performance shares earned by each employee is determined by the level of achievement against the pre-established performance goals. During the performance period, dividend equivalents are accrued to the employees’ benefit. Such dividends are paid out at the end of the performance period based on the number of performance shares earned. Unvested performance shares and dividend equivalents become fully vested in the event of a change in control, as defined in the Incentive Plans.

Performance Shares Awarded

The following is a summary of performance share activity under the 2014 Plan:

	Shares	Weighted-Average Grant Date Fair Value
Unvested performance shares outstanding at December 31, 2017	984,835	$16.80
Granted	532,740	19.78
Forfeited	(62,124)	17.82
Vested	(2,079)	16.70

Unvested performance shares outstanding at December 31, 2018	1,453,372	17.85
Granted	637,118	17.84
Forfeited	(80,319)	18.66
Vested	(505,755)	15.23

Unvested performance shares outstanding at December 31, 2019	1,504,416	18.68
Granted	691,989	16.75
Change in shares based on approved performance factors	79,623	18.60
Forfeited	(55,378)	17.90
Vested	(501,569)	18.60

Unvested performance shares outstanding at December 31, 2020	1,719,081	$17.94

Expense related to unvested performance shares is recognized on a straight-line basis, generally over the applicable service period, and totaled $11.2 million, $12.2 million and $10.5 million for the years ended December 31, 2020, 2019 and 2018, respectively. Unamortized cost for unvested performance shares, which reflects an estimated forfeiture rate of 5% per year over the vesting period, totaled $11.3 million at December 31, 2020, and is expected to be recognized over the remaining weighted-average vesting period of 1.7 years. The fair value of performance shares vested during the years ended December 31, 2020, 2019, and 2018 was $7.2 million, $7.7 million and less than $0.1 million, respectively.

Recognition and Retention Plan and Stock Option Plan

Following shareholder approval of the 2014 Plan in 2014, no new awards may be granted under the 2008 Long-Term Incentive Plan, the 2007 Stock Option Plan (the “SOP”) or the RRP (together the “Prior Plans”). All awards granted under the Prior Plans and the 1998 Long-Term Incentive Plan that were unvested (in the case of stock options and restricted stock awards) or unexercised (in the case of stock options) as of the date of shareholder approval of the 2014 Plan continue to be governed by the terms of the plan under which such awards were granted and the applicable grant agreements.

The RRP and SOP (together the “2007 Plans”) provided for awards to directors, officers and employees in the form of: (i) incentive stock options that may afford tax benefits to recipients; (ii) non-statutory stock options that do not afford tax benefits to recipients but may provide tax benefits to People’s United; and (iii) restricted stock. Shares of People’s United common stock were purchased in the open market in October 2007 by a trustee with funds provided by People’s United for the maximum number of shares available to be awarded in the form of restricted stock.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Previously, non-statutory stock options were granted under the SOP at exercise prices equal to the fair value of People’s United’s common stock at the grant date based on quoted market prices. The fair value of all restricted stock awarded under the RRP was measured at the grant date based on quoted market prices. Prior to 2014, most restricted stock awards and stock options granted under the 2007 Plans were scheduled to vest in 20% annual increments over a five-year period with requisite service conditions and no performance-based conditions to such vesting. Beginning in 2014, awards made under the 2007 Plans in 2014 are scheduled to vest in one-third annual increments over a three-year period with requisite service conditions and no performance-based conditions to such vesting. During the vesting period, dividends are paid on the restricted stock and the recipients are entitled to vote these restricted shares. All restricted stock awards and stock options become fully vested and exercisable, respectively, in the event of a change of control, as defined in the 2007 Plans.

Stock Options Granted

People’s United granted a total of 3,419,934 stock options in 2020, 2,807,692 stock options in 2019 and 2,450,861 stock options in 2018 under the Incentive Plans. The estimated weighted-average grant-date fair value of all stock options granted in 2020, 2019 and 2018 was $1.67 per option, $2.04 per option and $2.31 per option, respectively, using the Black-Scholes option-pricing model with assumptions as follows: dividend yield of 4.4% in 2020, 4.0% in 2019 and 3.5% in 2018; expected volatility rate of 21% in 2020, 19% in 2019 and 18% in 2018; risk-free interest rate of 1.4% in 2020 and 2.6% in both 2019 2018; and expected option life of approximately four years in 2020, 2019 and 2018.

In arriving at the grant date fair value of stock options using the Black-Scholes option-pricing model, expected volatilities were based on the historical volatilities of People’s United traded common stock. The expected term of stock options represents the period of time that options granted are expected to be outstanding. People’s United used historical data to estimate voluntary suboptimal (early) exercises by continuing employees, and estimates of post-vest option exercise or forfeiture by terminated employees. Suboptimal exercise data and employee termination estimates are incorporated into Monte Carlo simulations of People’s United common stock prices to calculate the expected term. The risk-free interest rate approximated the U.S. Treasury rate curve matched to the expected option term at the time of the grant.

The following is a summary of stock option activity under the Incentive Plans and the SOP:

	Shares Subject To Option	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (1) (in millions)
Options outstanding at December 31, 2017	14,437,641	$15.11
Granted	2,450,861	19.61
Forfeited	(294,474)	17.87
Exercised	(1,916,961)	14.55

Options outstanding at December 31, 2018	14,677,067	15.87
Granted	2,807,692	17.62
Forfeited	(652,965)	18.28
Exercised	(1,632,971)	14.77

Options outstanding at December 31, 2019	15,198,823	16.20
Granted	3,419,934	16.21
Forfeited	(552,726)	16.65
Exercised	(43,759)	14.91

Options outstanding at December 31, 2020	18,022,272	$16.19	5.9	$0.1

Options exercisable at December 31, 2020	12,415,430	$15.81	4.7	$0.1

(1)Reflects only those stock options with intrinsic value at December 31, 2020.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Expense relating to stock options granted is recognized on a straight-line basis, generally over the applicable service period, and totaled $6.3 million for the year ended December 31, 2020 and $5.2 million for both the years ended December 31, 2019 and 2018. Unamortized cost for unvested stock options, which reflects an estimated forfeiture rate of 5.0% per year over the vesting period, totaled $4.3 million at December 31, 2020, and is expected to be recognized over the remaining weighted-average vesting period of 1.6 years. The total intrinsic value of stock options exercised was $0.1 million, $3.2 million and $8.7 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Additional information concerning options outstanding and options exercisable at December 31, 2020 is summarized as follows:

	Options Outstanding			Options Exercisable
		Weighted-Average
Exercise Price Range	Number	Remaining Life (in years)	Exercise Price	Number	Weighted-Average Exercise Price
$11.29 - $14.64	5,457,370	3.5	$13.92	5,448,198	$13.93
14.65 - 15.56	2,867,597	4.1	14.85	2,867,597	14.85
15.57 - 18.40	5,839,282	8.6	16.83	903,986	17.57
18.41 - 19.71	3,858,023	6.6	19.45	3,195,649	19.39

Restricted Stock Awarded

The following is a summary of restricted stock award activity under the Incentive Plans and the RRP:

	Shares	Weighted-Average Grant Date Fair Value
Unvested restricted shares outstanding at December 31, 2017	672,321	$16.53
Granted	489,789	18.50
Forfeited	(29,426)	17.81
Vested	(402,134)	16.40

Unvested restricted shares outstanding at December 31, 2018	730,550	18.03
Granted	383,420	17.44
Forfeited	(68,091)	17.11
Vested	(347,078)	17.49

Unvested restricted shares outstanding at December 31, 2019	698,801	18.07
Granted	562,739	14.60
Forfeited	(28,090)	17.31
Vested	(326,878)	18.33

Unvested restricted shares outstanding at December 31, 2020	906,572	$15.85

Expense relating to unvested restricted stock awards is recognized on a straight-line basis, generally over the applicable service period, and totaled $7.8 million, $6.6 million and $5.8 million for the years ended December 31, 2020, 2019 and 2018, respectively. Unamortized cost for unvested restricted stock awards, which reflects an estimated forfeiture rate of 5.0% per year over the vesting period, totaled $6.9 million at December 31, 2020, and is expected to be recognized over the remaining weighted-average vesting period of 1.8 years. The total fair value of restricted stock awards vested during the years ended December 31, 2020, 2019 and 2018 was $5.9 million, $6.0 million and $7.5 million, respectively.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

During 2020, 2019 and 2018, employees of People’s United tendered a total of 117,125 shares, 115,632 shares and 136,426 shares of common stock, respectively, in satisfaction of their related minimum tax withholding obligations upon the vesting of restricted stock awards granted in prior periods and/or in payment of the exercise price and satisfaction of their related minimum tax withholding obligations upon the exercise of stock options granted in prior periods. There is no limit on the number of shares that may be tendered by employees of People’s United in the future for these purposes. Shares acquired in payment of the stock option exercise price or in satisfaction of minimum tax withholding obligations are not eligible for reissuance in connection with any subsequent grants made pursuant to equity compensation plans maintained by People’s United. Rather, all shares acquired in this manner are retired by People’s United, resuming the status of authorized but unissued shares of People’s United’s common stock. The total cost of shares repurchased and retired applicable to restricted stock awards during the years ended December 31, 2020, 2019 and 2018 was $1.6 million, $2.0 million and $2.5 million, respectively.

Directors’ Equity Compensation Plan

The People’s United Financial, Inc. Directors’ Equity Compensation Plan (the “Directors’ Plan”) provides for an annual award of shares of People’s United common stock with a fair value of approximately $95,000 to each non-employee director immediately following each annual meeting of shareholders. Shares of People’s United common stock issued pursuant to the Directors’ Plan are subject to a one-year vesting period, with no post-vesting transfer restrictions. A total of 1,492,500 shares of People’s United common stock are reserved for issuance under the Directors’ Plan.

In 2020, 2019 and 2018, directors were granted a total of 75,267 shares, 58,340 shares and 51,680 shares, respectively, of People’s United common stock, with grant date fair values of $11.30 per share, $16.31 per share and $18.21 per share, respectively, at those dates. Expense totaling $0.9 million for the Directors’ Plan was recognized for each of the years ended December 31, 2020, 2019 and 2018. At December 31, 2020, a total of 258,714 shares remain available for issuance.

NOTE 21 - Fair Value Measurements

Described below are the valuation methodologies used by People’s United and the resulting fair values for those financial instruments measured at fair value on both a recurring and a non-recurring basis. For those financial instruments not measured at fair value either on a recurring or non-recurring basis, disclosure of each instrument’s carrying amount and estimated fair value has been provided.

Recurring Fair Value Measurements

Trading Debt Securities, Equity Securities and Debt Securities Available-For-Sale

When available, People’s United uses quoted market prices for identical securities received from an independent, nationally-recognized, third-party pricing service (as discussed further below) to determine the fair value of investment securities such as U.S. Treasury and agency securities and equity securities that are included in Level 1. When quoted market prices for identical securities are unavailable, People’s United uses prices provided by the independent pricing service based on recent trading activity and other observable information including, but not limited to, market interest rate curves, referenced credit spreads and estimated prepayment rates where applicable. These investments include certain U.S. and government agency debt securities, corporate and municipal debt securities and GSE mortgage-backed and CMO securities, all of which are included in Level 2.

The Company’s debt securities available-for-sale are primarily comprised of GSE mortgage-backed securities. The fair value of these securities is based on prices obtained from the independent pricing service. The pricing service uses various techniques to determine pricing for the Company’s mortgage-backed securities, including option pricing and discounted cash flow analysis. The inputs include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers, reference data, monthly payment information and collateral performance. At both December 31, 2020 and 2019, the mortgage-backed securities available-for-sale portfolio was entirely comprised of GSE mortgage-backed and CMO securities with original final maturities ranging from 7 to 40 years. An active market exists for securities that are similar to the Company’s GSE mortgage-backed and CMO securities, making observable inputs readily available.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Changes in the prices obtained from the pricing service are analyzed from month to month, taking into consideration changes in market conditions including changes in mortgage spreads, changes in U.S. Treasury security yields and changes in generic pricing of securities with similar duration. As a further point of validation, the Company generates its own month-end fair value estimate for all mortgage-backed securities, and state and municipal securities. While the Company has not adjusted the prices obtained from the independent pricing service, any notable differences between those prices and the Company’s estimates are subject to further analysis. This additional analysis may include a review of prices provided by other independent parties, a yield analysis, a review of average life changes using Bloomberg analytics and a review of historical pricing for the particular security. Based on management’s review of the prices provided by the pricing service, the fair values incorporate observable market inputs used by market participants at the measurement date and, as such, are classified as Level 2 securities.

Other Assets

As discussed in Note 19, certain unfunded, nonqualified supplemental plans have been established to provide retirement benefits to certain senior officers. People’s United has funded two trusts to provide benefit payments to the extent such benefits are not paid directly by People’s United, the assets of which are included in other assets in the Consolidated Statements of Condition. When available, People’s United determines the fair value of the trust assets using quoted market prices for identical securities received from a third-party nationally recognized pricing service.

Derivatives

People’s United values its derivatives using internal models that are based on market or observable inputs, including interest rate curves and forward/spot prices for selected currencies. Derivative assets and liabilities included in Level 2 represent interest rate swaps and caps, foreign exchange contracts, risk participation agreements, forward commitments to sell residential mortgage loans and interest rate-lock commitments on residential mortgage loans.

The following tables summarize People’s United’s financial instruments that are measured at fair value on a recurring basis:

	Fair Value Measurements Using
As of December 31, 2020 (in millions)	Level 1	Level 2	Level 3	Total
Financial assets:
Debt securities available-for-sale:
U.S. Treasury and agency	$541.6	$-	$-	$541.6
GSE mortgage-backed and CMO securities	-	4,383.9	-	4,383.9
Equity securities	5.3	-	-	5.3
Other assets:
Exchange-traded funds	53.0	-	-	53.0
Mutual funds	3.9	-	-	3.9
Interest rate swaps	-	783.8	-	783.8
Interest rate caps	-	3.0	-	3.0
Foreign exchange contracts	-	12.8	-	12.8
Forward commitments to sell residential mortgage loans	-	0.7	-	0.7

Total	$603.8	$5,184.2	$-	$5,788.0

Financial liabilities:
Interest rate swaps	$-	$157.2	$-	$157.2
Interest rate caps	-	3.0	-	3.0
Risk participation agreements	-	0.4	-	0.4
Foreign exchange contracts	-	8.8	-	8.8
Interest rate-lock commitments on residential mortgage loans	-	1.0	-	1.0

Total	$-	$170.4	$-	$170.4

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	Fair Value Measurements Using
As of December 31, 2019 (in millions)	Level 1	Level 2	Level 3	Total
Financial assets:
Trading debt securities:
U.S. Treasury	$7.1	$-	$-	$7.1
Debt securities available-for-sale:
U.S. Treasury and agency	687.1	-	-	687.1
GSE mortgage-backed securities	-	2,877.2	-	2,877.2
Equity securities	8.2	-	-	8.2
Other assets:
Exchange-traded funds	47.7	-	-	47.7
Mutual funds	3.3	-	-	3.3
Interest rate swaps	-	337.6	-	337.6
Interest rate caps	-	1.7	-	1.7
Foreign exchange contracts	-	1.2	-	1.2
Forward commitments to sell residential mortgage loans	-	0.5	-	0.5

Total	$753.4	$3,218.2	$-	$3,971.6

Financial liabilities:
Interest rate swaps	$-	$92.1	$-	$92.1
Interest rate caps	-	1.7	-	1.7
Risk participation agreements	-	0.1	-	0.1
Foreign exchange contracts	-	1.8	-	1.8
Interest rate-lock commitments on residential mortgage loans	-	0.5	-	0.5

Total	$-	$96.2	$-	$96.2

Non-Recurring Fair Value Measurements

The valuation techniques and inputs used by People’s United for those assets measured at fair value on a non-recurring basis, excluding goodwill, are described below.

Loans Held-for-Sale

Loans held-for-sale are recorded at the lower of amortized cost or fair value and are therefore measured at fair value on a non-recurring basis. When available, People’s United uses observable secondary market data, including pricing on recent closed market transactions for loans with similar characteristics. Accordingly, such loans are classified as Level 2 measurements. When observable data is unavailable, valuation methodologies using current market interest rate data adjusted for inherent credit risk are used, and such loans are included in Level 3.

Collateral Dependent / Impaired Loans (periods prior to January 1, 2020)

The Company’s approach to determining the fair value of collateral dependent loans is described in Note 5, “Loans”.

Prior to the Company’s adoption of the CECL standard, loan impairment was deemed to exist when full repayment of principal and interest according to the contractual terms of the loan was no longer probable. Impaired loans were reported based on one of three measures: (i) the present value of expected future cash flows discounted at the loan’s original effective interest rate; (ii) the loan’s observable market price; or (iii) the fair value of the collateral (less estimated cost to sell) if the loan is collateral dependent. Accordingly, certain impaired loans may have been subject to measurement at fair value on a non-recurring basis.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

People’s United has estimated the fair values of these assets using Level 3 inputs, such as discounted cash flows based on inputs that are largely unobservable and, instead, reflect management’s own estimates of the assumptions a market participant would use in pricing such loans and/or the fair value of collateral based on independent third-party appraisals for collateral dependent loans. Such appraisals are based on the market and/or income approach to value and are subject to a discount (to reflect estimated cost to sell) that generally approximates 10%.

REO and Repossessed Assets

REO and repossessed assets are recorded at the lower of cost or fair value, less estimated selling costs, and are therefore measured at fair value on a non-recurring basis. People’s United has estimated the fair values of these assets using Level 3 inputs, such as independent third-party appraisals and price opinions. Such appraisals are based on the market and/or income approach to value and are subject to a discount (to reflect estimated cost to sell) that generally approximates 10%. Assets that are acquired through loan default are recorded as held-for-sale initially at the lower of the recorded investment in the loan or fair value (less estimated selling costs) upon the date of foreclosure/repossession. Subsequent to foreclosure/repossession, valuations are updated periodically and the carrying amounts of these assets may be reduced further.

Mortgage Servicing Rights

Mortgage servicing rights are evaluated for impairment based upon the fair value of the servicing rights as compared to their amortized cost. The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. This model incorporates certain assumptions that market participants would likely use in estimating future net servicing income, such as interest rates, prepayment speeds and the cost to service (including delinquency and foreclosure costs), all of which require a degree of management judgment. Adjustments are only recorded when the discounted cash flows derived from the valuation model are less than the carrying value of the asset. As such, mortgage servicing rights are subject to measurement at fair value on a non-recurring basis and are classified as Level 3 assets.

The following tables summarize People’s United’s assets that are measured at fair value on a non-recurring basis:

	Fair Value Measurements Using
As of December 31, 2020 (in millions)	Level 1	Level 2	Level 3	Total
Goodwill (1)	$-	$-	$2,680.8	$2,680.8
Loans held-for-sale (2)	$-	$26.5	$-	$26.5
Collateral dependent loans (3)	-	-	32.8	32.8
REO and repossessed assets (4)	-	-	12.5	12.5
Mortgage servicing rights (5)	-	-	4.8	4.8

Total	$-	$26.5	$2,730.9	$2,757.4

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	Fair Value Measurements Using
As of December 31, 2019 (in millions)	Level 1	Level 2	Level 3	Total
Loans held-for-sale:
Commercial	$-	$-	$157.9	$157.9
Other consumer	-	-	333.7	333.7
Residential (2)	-	19.7	-	19.7
Impaired loans (6)	-	-	61.9	61.9
REO and repossessed assets (4)	-	-	23.4	23.4
Mortgage servicing rights	-	-	10.6	10.6

Total	$-	$19.7	$587.5	$607.2

(1)Goodwill was evaluated for impairment as of October 1, 2020 (the Company’s annual measurement date). As a result, a non-cash goodwill impairment charge totaling $353.0 million was recorded associated with the Retail Banking reporting unit (see Note 8).

(2)Consists of residential mortgage loans; no fair value adjustments were recorded for the years ended December 31, 2020 and 2019.

(3)Represents the recorded investment in collateral dependent loans with a related ACL totaling $20.5 million, measured in accordance with applicable accounting guidance at December 31, 2020. The provision for credit losses on collateral dependent loans totaled $22.0 million for the year ended December 31, 2020.

(4)Represents: (i) $3.6 million of commercial REO; (ii) $3.2 million of residential REO; and (iii) $5.7 million of repossessed assets at December 31, 2020. Charge-offs to the ACL related to loans that were transferred to REO or repossessed assets totaled $4.6 million and $2.8 million for the year ended December 31, 2020 and 2019, respectively. Write downs and net losses on sale of foreclosed/repossessed assets charged to non-interest expense totaled $5.2 million and $1.1 million for the same periods.

(5)Fair value adjustments in the form of write-downs totaling $5.8 million were recorded for the year ended December 31, 2020.

(6)Represents the recorded investment in impaired loans with a related ACL measured in accordance with applicable accounting guidance. The provision for credit losses on impaired loans totaled $9.3 million for the year ended December 31, 2019.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Financial Assets and Financial Liabilities Not Measured At Fair Value

The following tables summarize the carrying amounts, estimated fair values and placement in the fair value hierarchy of People’s United’s financial instruments that are not measured at fair value either on a recurring or non-recurring basis:

	Carrying Amount	Estimated Fair Value Measurements Using
As of December 31, 2020 (in millions)		Level 1	Level 2	Level 3	Total
Financial assets:
Cash and due from banks	$477.3	$477.3	$-	$-	$477.3
Short-term investments	3,766.0	-	3,766.0	-	3,766.0
Debt securities held-to-maturity, net	3,993.8	-	4,265.5	1.5	4,267.0
FHLB and FRB stock	266.6	-	266.6	-	266.6
Total loans, net (1)	43,411.6	-	8,539.4	35,294.0	43,833.4
Financial liabilities:
Time deposits	5,658.8	-	5,699.7	-	5,699.7
Other deposits	46,478.9	-	46,478.9	-	46,478.9
FHLB advances	569.7	-	570.3	-	570.3
Customer repurchase agreements	452.9	-	452.9	-	452.9
Fed funds purchased	125.0	-	125.0	-	125.0
Notes and debentures	1,009.6	-	1,035.8	-	1,035.8

	Carrying Amount	Estimated Fair Value Measurements Using
As of December 31, 2019 (in millions)		Level 1	Level 2	Level 3	Total
Financial assets:
Cash and due from banks	$484.2	$484.2	$-	$-	$484.2
Short-term investments	316.8	-	316.8	-	316.8
Debt securities held-to-maturity	3,869.2	-	4,018.5	1.5	4,020.0
FHLB and FRB stock	341.1	-	341.1	-	341.1
Total loans, net (1)	43,287.6	-	10,072.1	33,282.9	43,355.0
Financial liabilities:
Time deposits	9,205.5	-	9,218.1	-	9,218.1
Other deposits	34,384.0	-	34,384.0	-	34,384.0
FHLB advances	3,125.4	-	3,125.5	-	3,125.5
Federal funds purchased	1,620.0	-	1,620.0	-	1,620.0
Customer repurchase agreements	409.1	-	409.1	-	409.1
Notes and debentures	993.1	-	1,021.3	-	1,021.3

(1)Excludes collateral dependent loans totaling $32.8 million at December 31. 2020 and impaired loans totaling $61.9 million at December 31, 2019, both measured at fair value on a non-recurring basis.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 22 - Legal Proceedings

In the normal course of business, People’s United is subject to various legal proceedings. Management has discussed with legal counsel the nature of these legal proceedings and, based on the advice of counsel and the information currently available, believes that the eventual outcome of these legal proceedings will not have a material adverse effect on People’s United’s financial condition, results of operations or liquidity.

NOTE 23 - Financial Instruments

In the normal course of business, People’s United is a party to both on-balance-sheet and off-balance-sheet financial instruments involving, to varying degrees, elements of credit risk and IRR in addition to the amounts recognized in the Consolidated Statements of Condition. The contractual amounts of off-balance-sheet instruments reflect the extent of People’s United’s involvement in particular classes of financial instruments.

A summary of the contractual or notional amounts of People’s United’s lending-related and derivative financial instruments follows:

As of December 31 (in millions)	2020	2019
Lending-Related Financial Instruments: (1)
Loan origination commitments and unadvanced lines of credit:
Commercial and industrial	$6,723.5	$5,549.9
Home equity and other consumer	3,349.5	3,401.9
Commercial real estate	962.4	1,614.9
Equipment financing	437.6	471.0
Residential mortgage	44.6	54.7
Letters of credit:
Stand-by	150.4	185.2
Commercial	4.5	4.4
Derivative Financial Instruments: (2)
Interest rate swaps:
For market risk management	925.0	585.0
For commercial customers:
Customer	8,878.6	8,848.7
Institutional counterparties	8,881.3	8,851.8
Interest rate caps:
For commercial customers:
Customer	185.1	246.0
Institutional counterparties	185.1	246.0
Risk participation agreements	924.3	882.8
Foreign exchange contracts	285.3	180.4
Forward commitments to sell residential mortgage loans	25.4	23.3
Interest rate-lock commitments on residential mortgage loans	41.5	33.6

(1)The contractual amounts of these financial instruments represent People’s United’s maximum potential exposure to credit loss, assuming: (i) the instruments are fully funded at a later date; (ii) the borrower does not meet contractual repayment obligations; and (iii) any collateral or other security proves to be worthless.

(2)The contractual or notional amounts of these financial instruments are substantially greater than People’s United’s maximum potential exposure to credit loss.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Lending-Related Financial Instruments

The contractual amounts of People’s United’s lending-related financial instruments do not necessarily represent future cash requirements since certain of these instruments may expire without being funded and others may not be fully drawn upon. These instruments are subject to People’s United’s credit approval process, including an evaluation of the customer’s creditworthiness and related collateral requirements. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee by the customer. The geographic distribution of People’s United’s lending-related financial instruments is similar to the distribution of its loan portfolio as described in Note 5.

People’s United issues both stand-by and commercial letters of credit. Stand-by letters of credit are conditional commitments issued by People’s United to guarantee the performance of a customer to a third party. The letter of credit is generally extended for an average term of one year and is secured in a manner similar to existing extensions of credit. For each letter of credit issued, if the customer fails to perform under the terms of the agreement, People’s United would have to fulfill the terms of the letter of credit. The credit risk involved in issuing stand-by letters of credit is essentially the same as that involved in extending loan facilities to customers.

A commercial letter of credit is normally a short-term instrument issued by a financial institution on behalf of its customer. The letter of credit authorizes a beneficiary to draw drafts on the financial institution or one of its correspondent banks, provided the terms and conditions of the letter of credit have been met. In issuing a commercial letter of credit, the financial institution has substituted its credit standing for that of its customer. After drafts are paid by the financial institution, the customer is charged or an obligation is created under an existing reimbursement agreement. An advance under a reimbursement agreement is recorded as a loan by the financial institution and is subject to terms and conditions similar to other commercial obligations.

The fair value of People’s United’s obligations relating to its unfunded loan commitments and letters of credit was $26.9 million and $5.6 million at December 31, 2020 and 2019, respectively, and is included in other liabilities in the Consolidated Statements of Condition (see Note 6).

Derivative Financial Instruments and Hedging Activities

People’s United uses derivative financial instruments as components of its market risk management (principally to manage IRR). Certain other derivatives are entered into in connection with transactions with commercial customers. Derivatives are not used for speculative purposes.

By using derivatives, People’s United is exposed to credit risk to the extent that counterparties to the derivative contracts do not perform as required. Should a counterparty fail to perform under the terms of a derivative contract, the Company’s counterparty credit risk is equal to the amount reported as a derivative asset in the Consolidated Statements of Condition. In accordance with the Company’s balance sheet offsetting policy (see Note 1), amounts reported as derivative assets represent derivative contracts in a gain position, without consideration for derivative contracts in a loss position with the same counterparty (to the extent subject to master netting arrangements) and posted collateral. People’s United seeks to minimize counterparty credit risk through credit approvals, limits, monitoring procedures, execution of master netting arrangements and obtaining collateral, where appropriate. Counterparties to People’s United’s derivatives include major financial institutions and exchanges that undergo comprehensive and periodic internal credit analysis as well as maintain investment grade credit ratings from the major credit rating agencies. As such, management believes the risk of incurring credit losses on derivative contracts with those counterparties is remote and losses, if any, would be immaterial.

Certain of People’s United’s derivative contracts contain provisions establishing collateral requirements (subject to minimum collateral posting thresholds) based on the Company’s external credit rating. If the Company’s senior unsecured debt rating were to fall below the level generally recognized as investment grade, the counterparties to such derivative contracts could require additional collateral on those derivative transactions in a net liability position (after considering the effect of master netting arrangements and posted collateral). The aggregate fair value of derivative instruments with such credit-related contingent features that were in a net liability position at December 31, 2020 was $0.7 million, for which People’s United had posted no collateral in the normal course of business. If the Company’s senior unsecured debt rating had fallen below investment grade as of that date, $0.7 million in additional collateral would have been required.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following sections further discuss each class of derivative financial instrument used by People’s United, including management’s principal objectives and risk management strategies.

Interest Rate Swaps

People’s United may, from time to time, enter into interest rate swaps that are used to manage IRR associated with certain interest-earning assets and interest-bearing liabilities.

The Bank has entered into pay floating/receive fixed interest rate swaps to reduce its IRR exposure to the variability in interest cash flows on certain floating-rate commercial loans. The Bank has agreed with the swap counterparties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated based on notional amounts totaling $210 million. The floating-rate interest payments made under the swaps are calculated using the same floating rate received on the commercial loans. The swaps effectively convert the floating-rate one-month LIBOR interest payments received on the commercial loans to a fixed rate and consequently reduce the Bank’s exposure to variability in short-term interest rates. These swaps are accounted for as cash flow hedges.

The Bank has entered into a pay floating/receive fixed interest rate swap to hedge the change in fair value due to changes in interest rates of the Bank’s $400 million subordinated notes. The Bank has agreed with the swap counterparty to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated based on a notional amount of $375 million. The fixed-rate interest payments received on the swap will essentially offset the fixed-rate interest payments made on these notes, notwithstanding the notional difference between these notes and the swap. The floating-rate interest amounts paid under the swap are calculated based on three-month LIBOR plus 126.5 basis points. The swap effectively converts the fixed-rate subordinated notes to a floating-rate liability. This swap is accounted for as a fair value hedge.

The Bank has entered into two-year and three-year pay fixed/receive floating interest rate swaps to reduce its interest rate exposure by hedging the variability in interest cash flows on certain rolling three-month funding liabilities, which may consist of FHLB advances. The Bank has agreed with the swap counterparty to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated based on an aggregate notional amount of $550 million. The interest rate swaps effectively convert a short-term benchmark interest rate (LIBOR) into a fixed-rate. These swaps are accounted for as cash flow hedges.

Customer Derivatives

People’s United enters into interest rate swaps and caps with certain of its commercial customers. In order to minimize its risk, these customer interest rate swaps (pay floating/receive fixed) and caps have been offset with essentially matching interest rate swaps (pay fixed/receive floating) and caps with People’s United’s institutional counterparties. Hedge accounting has not been applied for these derivatives. Accordingly, changes in the fair value of all such interest rate swaps and caps are recognized in current earnings.

Foreign Exchange Contracts

Foreign exchange contracts are commitments to buy or sell foreign currency on a future date at a contractual price. People’s United uses these instruments on a limited basis to (i) eliminate its exposure to fluctuations in currency exchange rates on certain of its commercial loans that are denominated in foreign currencies and (ii) provide foreign exchange contracts on behalf of commercial customers within credit exposure limits. Gains and losses on foreign exchange contracts substantially offset the translation gains and losses on the related loans.

Risk Participation Agreements

People’s United enters into risk participation agreements under which it may either assume or sell credit risk associated with a borrower’s performance under certain interest rate derivative contracts. In those instances in which People’s United has assumed credit risk, it is not a party to the derivative contract and has entered into the risk participation agreement because it is also a party to the related loan agreement with the borrower. In those instances in which People’s United has sold credit risk, it is a party to the derivative contract and has entered into the risk participation agreement because it sold a portion of the related loan. People’s United manages its credit risk under risk participation agreements by monitoring the creditworthiness of the borrower, based on its normal credit review process. The notional amounts of the risk participation agreements reflect People’s United’s pro-rata share of the derivative contracts, consistent with its share of the related loans.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Forward Commitments to Sell Residential Mortgage Loans and Related Interest Rate-Lock Commitments

People’s United enters into forward commitments to sell adjustable-rate and fixed-rate residential mortgage loans (all to be sold servicing released) in order to reduce the market risk associated with originating loans for sale in the secondary market. In order to fulfill a forward commitment, People’s United delivers originated loans at prices or yields specified by the contract. The risks associated with such contracts arise from the possible inability of counterparties to meet the contract terms or People’s United’s inability to originate the necessary loans. Gains and losses realized on the forward contracts are reported in the Consolidated Statements of Income as a component of the net gains on sales of residential mortgage loans. In the normal course of business, People’s United will commit to an interest rate on a mortgage loan application at the time of application, or anytime thereafter. The risks associated with these interest rate-lock commitments arise if market interest rates change prior to the closing of these loans. Both forward sales commitments and interest rate-lock commitments made to borrowers on held-for-sale loans are accounted for as derivatives, with changes in fair value recognized in current earnings.

Interest Rate Locks

In connection with its planned issuance of senior notes in the fourth quarter of 2012, People’s United entered into U.S. Treasury forward interest rate locks (“T-Locks”) to hedge the risk that the 10-year U.S. Treasury yield component of the underlying coupon of the fixed-rate senior notes would rise prior to establishing the fixed interest rate on the senior notes. Upon pricing the senior notes, the T-Locks were terminated and the unrealized gain of $0.9 million was included (on a net-of-tax basis) as a component of AOCL. The gain is being recognized as a reduction of interest expense over the ten-year period during which the hedged item ($500 million senior note issuance) affects earnings. The portion of the unrecognized gain at December 31, 2020 that is expected to be recognized over the next 12 months totals approximately $0.1 million.

The table below provides a summary of the notional amounts and fair values (presented on a gross basis) of derivatives outstanding:

				Fair Values (1)
	Type of Hedge	Notional Amounts		Assets		Liabilities
As of December 31 (in millions)		2020	2019	2020	2019	2020	2019
Derivatives Not Designated as Hedging Instruments:
Interest rate swaps:
Commercial customers	N/A	$8,878.6	$8,847.7	$778.0	$320.5	$0.4	$13.9
Institutional counterparties	N/A	8,881.3	8,851.8	5.8	17.1	156.8	78.2
Interest rate caps:
Commercial customers	N/A	185.1	246.0	3.0	1.6	-	0.1
Institutional counterparties	N/A	185.1	246.0	-	0.1	3.0	1.6
Risk participation agreements	N/A	924.3	882.8	-	-	0.4	0.1
Foreign exchange contracts	N/A	285.3	180.4	12.8	1.2	8.8	1.8
Forward commitments to sell residential mortgage loans	N/A	25.4	23.3	0.7	0.5	-	-
Interest rate-lock commitments on residential mortgage loans	N/A	41.5	33.6	-	-	1.0	0.5

Total				800.3	341.0	170.4	96.2

Derivatives Designated as Hedging Instruments:
Interest rate swaps:
FHLB advances	Cash flow	550.0	-	-	-	-	-
Subordinated notes	Fair value	375.0	375.0	-	-	-	-
Loans	Cash flow	-	210.0	-	-	-	-

Total				-	-	-	-

Total fair value of derivatives				$800.3	$341.0	$170.4	$96.2

(1)Assets are recorded in other assets and liabilities are recorded in other liabilities.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table summarizes the impact of People’s United’s derivatives on pre-tax income and AOCL:

	Type of Hedge	Amount of Pre-Tax Gain (Loss) Recognized in Earnings (1)			Amount of Pre-Tax Gain (Loss) Recognized in AOCL
Years ended December 31 (in millions)		2020	2019	2018	2020	2019	2018
Derivatives Not Designated as Hedging Instruments:
Interest rate swaps:
Commercial customers	N/A	$614.8	$374.9	$(3.6)	$-	$-	$-
Institutional counterparties	N/A	(599.4)	(350.3)	17.1	-	-	-
Interest rate caps:
Commercial customers	N/A	1.4	1.4	1.1	-	-	-
Institutional counterparties	N/A	(1.4)	(1.5)	(1.0)	-	-	-
Foreign exchange contracts	N/A	1.0	1.0	0.9	-	-	-
Risk participation agreements	N/A	(0.5)	(0.4)	0.2	-	-	-
Forward commitments to sell residential mortgage loans	N/A	0.3	0.3	(0.1)	-	-	-
Interest rate-lock commitments on residential mortgage loans	N/A	(0.5)	(0.4)	0.1	-	-	-

Total		15.7	25.0	14.7	-	-	-

Derivatives Designated as Hedging Instruments:
Interest rate swaps	Fair value	5.9	0.3	2.1	-	-	-
Interest rate swaps	Cash flow	1.9	(1.2)	(0.6)	(1.3)	1.9	(1.7)
Interest rate locks	Cash flow	0.1	0.1	0.1	-	-	-

Total		7.9	(0.8)	1.6	(1.3)	1.9	(1.7)

Total		$23.6	$24.2	$16.3	$(1.3)	$1.9	$(1.7)

(1)Amounts recognized in earnings are recorded in interest income, interest expense or other non-interest income for derivatives designated as hedging instruments and in other non-interest income for derivatives not designated as hedging instruments.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 24 - Balance Sheet Offsetting

The Chicago Mercantile Exchange (“CME”) legally characterizes variation margin payments for over-the-counter derivatives that clear as settlements rather than collateral. Accordingly, the Company’s accounting policies classify, for accounting and presentation purposes, variation margin payments deemed to be legal settlements as a single unit of account with the related derivative(s). At both December 31, 2020 and 2019, this presentation impacted one of the Company’s institutional counterparties. As such, People’s United has, subject to the corresponding enforceable master netting arrangement, netted the institutional counterparty’s CME derivative position and offset the counterparty’s variation margin payments in the Consolidated Statement of Condition as of both dates.

The following tables provide a gross presentation, the effects of offsetting, and a net presentation of the Company’s financial instruments that are eligible for offset in the Consolidated Statements of Condition. The collateral amounts in these tables are limited to the outstanding balances of the related asset or liability (after netting is applied) and, therefore, instances of overcollateralization are not presented. In the tables below, the Net Amount Presented of the derivative assets and liabilities can be reconciled to the fair value of the Company’s derivative financial instruments in Note 23. The Company’s derivative contracts with commercial customers and customer repurchase agreements are not subject to master netting arrangements and, therefore, have been excluded from the tables below.

	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented	Gross Amounts Not Offset		Net Amount
As of December 31, 2020 (in millions)				Financial Instruments	Collateral
Financial assets:
Interest rate swaps/caps:
Counterparty A	$-	$-	$-	$-	$-	$-
Counterparty B	-	-	-	-	-	-
Counterparty C	0.3	-	0.3	(0.3)	-	-
Counterparty D	-	-	-	-	-	-
Counterparty E	5.4	-	5.4	-	-	5.4
Other counterparties	0.1	-	0.1	(0.1)	-	-
Foreign exchange contracts	12.8	-	12.8	-	-	12.8

Total	$18.6	$-	$18.6	$(0.4)	$-	$18.2

Financial liabilities:
Interest rate swaps/caps:
Counterparty A	$5.6	$-	$5.6	$-	$(5.6)	$-
Counterparty B	7.1	-	7.1	-	(7.1)	-
Counterparty C	56.6	-	56.6	(0.3)	(56.3)	-
Counterparty D	21.4	-	21.4	-	(10.4)	11.0
Counterparty E	-	-	-	-	-	-
Other counterparties	69.1	-	69.1	(0.1)	(69.0)	-
Foreign exchange contracts	8.8	-	8.8	-	-	8.8

Total	$168.6	$-	$168.6	$(0.4)	$(148.4)	$19.8

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented	Gross Amounts Not Offset		Net Amount
As of December 31, 2019 (in millions)				Financial Instruments	Collateral
Financial assets:
Interest rate swaps/caps:
Counterparty A	$0.2	$-	$0.2	$(0.2)	$-	$-
Counterparty B	0.1	-	0.1	(0.1)	-	-
Counterparty C	0.4	-	0.4	(0.4)	-	-
Counterparty D	0.1	-	0.1	(0.1)	-	-
Counterparty E	15.3	-	15.3	-	-	15.3
Other counterparties	1.1	-	1.1	(1.1)	-	-
Foreign exchange contracts	1.2	-	1.2	-	-	1.2

Total	$18.4	$-	$18.4	$(1.9)	$-	$16.5

Financial liabilities:
Interest rate swaps/caps:
Counterparty A	$2.3	$-	$2.3	$(0.2)	$(2.1)	$-
Counterparty B	5.5	-	5.5	(0.1)	(5.4)	-
Counterparty C	28.2	-	28.2	(0.4)	(27.8)	-
Counterparty D	10.9	-	10.9	(0.1)	(10.8)	-
Counterparty E	-	-	-	-	-	-
Other counterparties	32.9	-	32.9	(1.1)	(31.8)	-
Foreign exchange contracts	1.8	-	1.8	-	-	1.8

Total	$81.6	$-	$81.6	$(1.9)	$(77.9)	$1.8

The following tables show the extent to which assets and liabilities exchanged under resale and repurchase agreements have been offset in the Consolidated Statements of Condition. These agreements: (i) are entered into simultaneously with the same financial institution counterparty; (ii) have the same principal amounts and inception/maturity dates; and (iii) are subject to a master netting arrangement that contains a conditional right of offset upon default. At December 31, 2020 and 2019, the Company posted as collateral marketable securities with fair values of $258.7 million and $462.4 million, respectively, and, in turn, accepted as collateral marketable securities with fair values of $254.4 million and $457.5 million, respectively.

As of December 31, 2020 (in millions)	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented
Total resale agreements	$250.0	$(250.0)	$-

Total repurchase agreements	$250.0	$(250.0)	$-

As of December 31, 2019 (in millions)	Gross Amount Recognized	Gross Amount Offset	Net Amount Presented
Total resale agreements	$450.0	$(450.0)	$-

Total repurchase agreements	$450.0	$(450.0)	$-

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 25 - Segment Information

Public companies are required to report (i) certain financial and descriptive information about “reportable operating segments,” as defined, and (ii) certain enterprise-wide financial information about products and services, geographic areas and major customers. Operating segment information is reported using a “management approach” that is based on the way management organizes the segments for purposes of making operating decisions and assessing performance.

People’s United’s operations are divided into three primary operating segments that represent its core businesses: Commercial Banking; Retail Banking; and Wealth Management. In addition, the Treasury area manages People’s United’s securities portfolio, short-term investments, brokered deposits, wholesale borrowings and the funding center.

The Company’s operating segments have been aggregated into two reportable segments: Commercial Banking and Retail Banking. These reportable segments have been identified and organized based on the nature of the underlying products and services applicable to each segment, the type of customers to whom those products and services are offered and the distribution channel through which those products and services are made available. With respect to the Company’s traditional wealth management activities, this presentation results in the allocation of the Company’s insurance business and certain trust activities to the Commercial Banking segment, and the allocation of the Company’s brokerage business and certain other trust activities to the Retail Banking segment.

Commercial Banking consists principally of commercial real estate lending, middle market and business banking, equipment financing, and mortgage warehouse and asset-based lending. This segment also provides treasury management services, capital market capabilities and commercial deposit products. Commercial insurance services were previously provided through PUIA (see Note 2).

Retail Banking includes, as its principal business lines, consumer lending (including residential mortgage and home equity lending) and consumer deposit gathering activities. This segment also includes brokerage, financial advisory services, investment management services and life insurance provided by PSI, investment advisory services and financial management and planning services provided by PUA and non-institutional trust services.

People’s United’s segment disclosure is based on an internal profitability reporting system, which generates information by operating segment based on a series of management estimates and allocations regarding funds transfer pricing (“FTP”), the provision for credit losses on loans, non-interest expense and income taxes. These estimates and allocations, some of which are subjective in nature, are subject to periodic review and refinement. Any changes in estimates and allocations that may affect the reported results of any segment will not affect the consolidated financial position or results of operations of People’s United as a whole.

FTP, which is used in the calculation of each operating segment’s net interest income, measures the value of funds used in and provided by an operating segment. The difference between the interest income on earning assets and the interest expense on funding liabilities, and the corresponding FTP charge for interest income or credit for interest expense, results in net spread income. For fixed-term assets and liabilities, the FTP rate is assigned at the time the asset or liability is originated by reference to the Company’s FTP yield curve, which is updated daily. For non-maturity-term assets and liabilities, the FTP rate is determined based upon the underlying characteristics, or behavior, of each particular product and results in the use of a historical rolling average FTP rate determined over a period that is most representative of the average life of the particular asset or liability. While the Company’s FTP methodology serves to remove IRR from the operating segments and better facilitate pricing decisions, thereby allowing management to assess the longer-term profitability of an operating segment more effectively, it may, in sustained periods of low and/or high interest rates, result in a measure of operating segment net interest income that is not reflective of current interest rates.

A five-year rolling average net charge-off rate is used as the basis for the provision for credit losses on loans for the respective operating segment in order to present a level of portfolio credit cost that is representative of the Company’s historical experience, without presenting the potential volatility from year-to-year changes in credit conditions. While this method of allocation allows management to assess the longer-term profitability of an operating segment more effectively, it may result in a measure of an operating segment’s provision for credit losses on loans that does not reflect actual incurred losses for the periods presented. The provision for credit losses for Treasury reflects the application of the CECL standard (see Note 4).

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

People’s United allocates a majority of non-interest expenses to each operating segment using a full-absorption costing process (i.e. all expenses are fully-allocated to the segments). Direct and indirect costs are analyzed and pooled by process and assigned to the appropriate operating segment and corporate overhead costs are allocated to the operating segments. Income tax expense is allocated to each operating segment using a constant rate, based on an estimate of the consolidated effective income tax rate for the year. Average total assets and average total liabilities are presented for each reportable segment due to management’s reliance, in part, on such average balances for purposes of assessing segment performance. Average total assets of each reportable segment include allocated goodwill and intangible assets, both of which are reviewed for impairment at least annually.

The “Other” category includes the residual financial impact from the allocation of revenues and expenses (including the provision for credit losses on loans) and certain revenues and expenses not attributable to a particular segment; assets and liabilities not attributable to a particular segment; reversal of the FTE adjustment since net interest income for each segment is presented on an FTE basis; and the FTP impact from excess capital. The provision for credit losses for the year ended December 31, 2020 reflects application of the CECL standard as well as the economic uncertainties brought about by COVID-19. The “Other” category also includes certain gains and losses totaling $75.9 million, $10.9 million and $(10.0) million for the years ended December 31, 2020, 2019 and 2018, respectively (included in non-interest income), and certain charges totaling $45.9 million, $65.6 million and $11.4 million for the years ended December 31, 2020, 2019 and 2018, respectively (included in non-interest expense).

The following tables provide selected financial information for People’s United’s reportable segments:

Year ended December 31, 2020 (in millions)	Commercial Banking	Retail Banking	Total Reportable Segments	Treasury	Other	Total Consolidated
Net interest income (loss)	$1,098.9	$634.9	$1,733.8	$(118.5)	$(39.5)	$1,575.8
Provision for credit losses	52.8	10.0	62.8	(0.3)	93.3	155.8
Total non-interest income	217.3	182.2	399.5	7.8	85.4	492.7
Total non-interest expense (1)	478.5	1,009.4	1,487.9	3.7	72.5	1,564.1

Income (loss) before income tax expense (benefit)	784.9	(202.3)	582.6	(114.1)	(119.9)	348.6
Income tax expense (benefit)	144.7	27.4	172.1	(19.8)	(23.3)	129.0

Net income (loss)	$640.2	$(229.7)	$410.5	$(94.3)	$(96.6)	$219.6

Average total assets	$35,946.3	$13,447.3	$49,393.6	$9,988.1	$1,656.4	$61,038.1
Average total liabilities	16,524.6	26,978.3	43,502.9	8,863.8	859.6	53,226.3

(1)Retail Banking includes a $353.0 million non-cash goodwill impairment charge (see Note 8).

Year ended December 31, 2019 (in millions)	Commercial Banking	Retail Banking	Total Reportable Segments	Treasury	Other	Total Consolidated
Net interest income (loss)	$807.1	$555.1	$1,362.2	$66.5	$(16.4)	$1,412.3
Provision for credit losses	44.1	8.9	53.0	-	(24.7)	28.3
Total non-interest income	206.5	195.9	402.4	14.1	14.6	431.1
Total non-interest expense	448.7	600.2	1,048.9	13.8	100.0	1,162.7

Income (loss) before income tax expense (benefit)	520.8	141.9	662.7	66.8	(77.1)	652.4
Income tax expense (benefit)	104.3	28.5	132.8	13.5	(14.3)	132.0

Net income (loss)	$416.5	$113.4	$529.9	$53.3	$(62.8)	$520.4

Average total assets	$29,746.8	$12,560.9	$42,307.7	$7,882.3	$1,468.0	$51,658.0
Average total liabilities	11,490.2	23,397.7	34,887.9	9,011.9	686.9	44,586.7

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year ended December 31, 2018 (in millions)	Commercial Banking	Retail Banking	Total Reportable Segments	Treasury	Other	Total Consolidated
Net interest income (loss)	$699.2	$467.2	$1,166.4	$93.0	$(23.4)	$1,236.0
Provision for credit losses	38.7	9.0	47.7	-	(17.7)	30.0
Total non-interest income	177.8	186.7	364.5	8.3	(6.4)	366.4
Total non-interest expense	383.7	565.3	949.0	17.8	29.3	996.1

Income (loss) before income tax expense (benefit)	454.6	79.6	534.2	83.5	(41.4)	576.3
Income tax expense (benefit)	85.0	14.9	99.9	15.8	(7.5)	108.2

Net income (loss)	$369.6	$64.7	$434.3	$67.7	$(33.9)	$468.1

Average total assets	$25,956.7	$10,103.3	$36,060.0	$7,955.8	$1,013.9	$45,029.7
Average total liabilities	9,305.0	20,699.1	30,004.1	8,544.3	444.1	38,992.5

NOTE 26 - Parent Company Financial Information

Condensed financial information of People’s United (parent company only) is presented below:

CONDENSED STATEMENTS OF CONDITION

As of December 31 (in millions)	2020	2019
Assets:
Cash at bank subsidiary	$305.3	$455.2

Total cash and cash equivalents	305.3	455.2

Equity securities, at fair value	5.3	8.2
Investments in subsidiaries:
Bank subsidiary	7,600.3	7,800.0
Non-bank subsidiaries	7.3	4.8
Goodwill	203.0	203.0
Due from bank subsidiary	3.1	4.6
Other assets	62.2	56.0

Total assets	$8,186.5	$8,531.8

Liabilities and Stockholders’ Equity:
Notes and debentures	$579.1	$579.9
Other liabilities	4.6	4.7
Stockholders’ equity	7,602.8	7,947.2

Total liabilities and stockholders’ equity	$8,186.5	$8,531.8

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

CONDENSED STATEMENTS OF INCOME

Years ended December 31 (in millions)	2020	2019	2018
Revenues:
Dividend income from bank subsidiary	$498.0	$457.0	$342.0
Interest income	0.3	0.4	0.4
Non-interest income	(0.8)	1.7	2.3

Total revenues	497.5	459.1	344.7

Expenses:
Interest on notes and debentures	21.7	19.2	18.7
Non-interest expense	8.5	14.1	11.4

Total expenses	30.2	33.3	30.1

Income before income tax benefit and subsidiaries (distributions in excess of income) undistributed income	467.3	425.8	314.6
Income tax benefit	(6.5)	(6.2)	(5.5)

Income before subsidiaries (distributions in excess of income) undistributed income	473.8	432.0	320.1
Subsidiaries (distributions in excess of income) undistributed income	(254.2)	88.4	148.0

Net income	$219.6	$520.4	$468.1

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31 (in millions)	2020	2019	2018
Net income	$219.6	$520.4	$468.1

Other comprehensive income (loss), net of tax:
Net unrealized losses on derivatives accounted for as cash flow hedges	(0.1)	(0.1)	-
Other comprehensive income (loss) of bank subsidiary	77.8	90.0	(37.8)

Total other comprehensive income (loss), net of tax	77.7	89.9	(37.8)

Total comprehensive income	$297.3	$610.3	$430.3

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31 (in millions)	2020	2019	2018
Cash Flows from Operating Activities:
Net income	$219.6	$520.4	$468.1
Adjustments to reconcile net income to net cash provided by operating activities:
Subsidiaries distributions in excess of income (undistributed income)	254.2	(88.4)	(148.0)
Net change in other assets and other liabilities	(2.1)	(0.7)	23.1

Net cash provided by operating activities	471.7	431.3	343.2

Cash Flows from Investing Activities:
Proceeds from sales of equity securities	2.0	1.6	2.3
Increase in investment in bank subsidiary	-	-	(200.0)

Net cash provided by (used in) investing activities	2.0	1.6	(197.7)

Cash Flows from Financing Activities:
Cash dividends paid on common stock	(304.1)	(274.8)	(243.8)
Cash dividends paid on preferred stock	(14.1)	(14.1)	(14.1)
Common stock repurchases	(306.1)	(4.5)	(2.5)
Proceeds from stock options exercised	0.7	24.1	27.9

Net cash used in financing activities	(623.6)	(269.3)	(232.5)

Net (decrease) increase in cash and cash equivalents	(149.9)	163.6	(87.0)
Cash and cash equivalents at beginning of year	455.2	291.6	378.6

Cash and cash equivalents at end of year	$305.3	$455.2	$291.6

NOTE 27 - Subsequent Events

On February 22, 2021, People’s United and M&T Bank Corporation (“M&T”) announced that they have entered into a definitive agreement under which M&T will acquire People’s United in an all-stock transaction. Under the terms of the agreement, each share of People’s United common stock will be converted into the right to receive 0.118 shares of M&T common stock. The merger is expected to close in the fourth quarter of 2021, subject to the satisfaction of customary closing conditions, including receipt of regulatory approvals and approval by the shareholders of each company.

On January 21, 2021, the Bank announced its decision not to renew its agreements with Stop & Shop to operate 140 in-store branches in Connecticut and New York upon their expiration in 2022. Branch closures will take place over several years using a phased approach.

People’s United Financial, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 28 - Selected Quarterly Financial Data (Unaudited)

The following table presents People’s United’s quarterly financial data for 2020 and 2019:

	2020 (1)				2019 (1)
(dollars in millions, except per common share data)	First	Second	Third	Fourth	First	Second	Third	Fourth
Interest and dividend income	$499.1	$457.6	$436.8	$421.5	$440.5	$472.8	$470.9	$496.9
Interest expense	103.1	52.0	45.4	38.7	107.7	124.7	122.2	114.2

Net interest income	396.0	405.6	391.4	382.8	332.8	348.1	348.7	382.7
Provision for credit losses	33.5	80.8	26.8	14.7	5.6	7.6	7.8	7.3

Net interest income after provision for credit losses	362.5	324.8	364.6	368.1	327.2	340.5	340.9	375.4
Non-interest income	123.8	89.6	101.1	178.2	94.6	106.3	106.0	124.2
Non-interest expense	320.1	304.0	293.6	646.4	277.2	278.4	281.4	325.7

Income (loss) before income tax expense	166.2	110.4	172.1	(100.1)	144.6	168.4	165.5	173.9
Income tax expense	35.8	20.5	27.5	45.2	30.0	35.2	30.4	36.4

Net income (loss)	130.4	89.9	144.6	(145.3)	114.6	133.2	135.1	137.5
Preferred stock dividend	3.5	3.5	3.5	3.5	3.5	3.5	3.5	3.5

Net income (loss) available to common shareholders	$126.9	$86.4	$141.1	$(148.8)	$111.1	$129.7	$131.6	$134.0

Common Share Data:
EPS:
Basic	$0.30	$0.21	$0.34	$(0.36)	$0.30	$0.33	$0.34	$0.31
Diluted	0.30	0.21	0.34	(0.35)	0.30	0.33	0.33	0.31
Common dividends paid	77.3	75.5	75.7	75.6	65.2	69.8	69.9	69.9
Dividends paid per common share	0.1775	0.1800	0.1800	0.1800	0.1750	0.1775	0.1775	0.1775
Common dividend payout ratio	60.9%	87.4%	53.6%	(50.8)%	58.6%	53.8%	53.1%	52.2%
Stock price:
High	$17.00	$13.99	$12.36	$13.58	$18.03	$17.66	$17.10	$17.22
Low	10.40	9.37	9.74	9.98	14.25	15.24	13.81	14.73
Weighted average common shares outstanding (in millions):
Basic	427.18	417.91	418.05	418.15	370.72	391.27	391.66	421.85
Diluted	429.77	420.15	420.29	420.39	374.09	394.57	394.45	424.98

(1)The sum of the quarterly amounts for certain line items may not equal the full-year amounts due to rounding.